Exhibit 99.3

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer and/or any action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, accountant, solicitor or other independent financial adviser, who, if you are taking advice in the United Kingdom, is an adviser duly authorised under the Financial Services and Markets Act 2000 or, if not, from another appropriately authorised financial adviser in your own jurisdiction.

If you have sold or otherwise transferred all of your Infast Shares (other than pursuant to the Offer) you should send this document, together with the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward delivery to the purchaser or transferee. However, such documents should not be forwarded, distributed or transmitted in or into Canada, Australia or Japan or any other jurisdiction, if to do so would constitute a violation of the relevant laws of such jurisdiction. If you have sold or otherwise transferred only part of your holding of Infast Shares, you should retain these documents.

KPMG Corporate Finance, a division of KPMG LLP which is authorised and regulated by the Financial Services Authority for investment business activities, is acting for Anixter and the Offeror as financial adviser in relation to the Offer and is not acting for any other person in relation to the Offer. KPMG Corporate Finance will not be responsible to anyone other than Anixter and the Offeror for providing the protections afforded to its clients or for providing advice in relation to the contents of this document or any transaction or arrangement referred to herein.

Williams de Broë, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Infast and for no one else in connection with the Offer and will not be responsible to anyone other than Infast for providing the protections afforded to clients of Williams de Broë or for giving advice in relation to the Offer or any transaction or arrangement referred to herein.

Recommended Cash Offer

by

KPMG Corporate Finance

on behalf of the Offeror, a wholly owned indirect subsidiary of

Anixter International Inc.

and (in the United States) by the Offeror

for

Infast Group plc

Your attention is drawn to the letter from the Chairman of Infast set out in Part 1 of this document which contains the Infast Directors’ unanimous recommendation that Infast Shareholders accept the Offer. The procedure for acceptance of the Offer is set out in paragraph 15 of the letter from KPMG Corporate Finance in Part 2 of this document and in respect of certificated Infast Shares in the accompanying Form of Acceptance. To accept the Offer, in respect of certificated Infast Shares, the Form of Acceptance must be completed and signed in accordance with the instructions printed thereon, and returned as soon as possible and, in any event, so as to be received by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, England by no later than 1.00 p.m. on 17 June 2005. A reply-paid envelope for use within the United Kingdom is enclosed for your convenience. Acceptances in respect of Infast Shares held in uncertificated form (i.e. in CREST) should be made electronically through CREST so that the TTE instructions settle no later than 1.00 p.m. on 17 June 2005 by following the procedure set out in paragraph 15 of the letter from KPMG Corporate Finance in Part 2 of this document and Section 6 of Part B of Appendix I to this document. If you are a CREST sponsored member you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE instructions to CRESTCo.

The Offer in the United States is made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affilliates, is making the Offer in the United States.

The Offer is not being and will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility, directly or indirectly, from or within Canada, Australia, Japan or any such jurisdiction.

Accordingly, copies of this document, the Form of Acceptance and any other documents related to the Offer are not being, and must not be, mailed or otherwise distributed or sent in or into or from Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and persons receiving this document, the Form of Acceptance or such other documents (including, without limitation, custodians, nominees and trustees) must not distribute or send them in, or into or from any such jurisdiction. Further details are contained in Section 7 of Part B of Appendix I to this document. Any person (including, without limitation, any nominee, trustee or custodian), who could, or otherwise intends, or who may have a contractual or legal obligation to forward this document and/or the accompanying Form of Acceptance and/or any other documents related to the Offer to any jurisdiction outside the United Kingdom or the United States should read Section 7 of Part B of Appendix I to this document and should take appropriate advice before taking any action.

Under the provisions of Rule 8.3 of the City Code any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control relevant securities of Infast, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent or more of any class of securities of Infast is required to disclose, by not later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction, dealings in such securities of that company (or in any option in respect of, or derivative referenced to, any such securities) during the period to the First Closing Date, or, if later, the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn.

Under the provisions of Rule 8.1 of the City Code, all dealings in relevant securities of Infast by the Offeror or Infast, or by any of their respective “associates” (within the meaning of the City Code) must also be disclosed. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the FSMA, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 20 7638 0129; fax +44 20 7236 7013.

CONTENTS

PART 1:	LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF INFAST	3

PART 2:	LETTER FROM KPMG CORPORATE FINANCE
	1. Introduction	7
	2. The Offer	8
	3. Irrevocable undertakings and letter of intent to accept the Offer	8
	4. Financing the Offer	9
	5. Background to and reasons for the Offer	9
	6. Information on Anixter	9
	7. Information on Infast	10
	8. Management and employees	10
	9. Inducement fee	11
	10. Infast Share Option Schemes	11
	11. Compulsory acquisition, de-listing and re-registration	11
	12. United Kingdom and United States taxation	11
	13. Overseas Shareholders	13
	14. US Shareholders	13
	15. Procedure for acceptance of the Offer	14
	16. Settlement	17
	17. Further information	17
	18. Action to be taken	18

APPENDICES

I	Conditions and further terms of the Offer	19
	Part A – Conditions of the Offer	19
	Part B – Further terms of the Offer	24
II	Information on Anixter and information on the Offeror	42
III	Financial information relating to the Infast Group	49
IV	Additional information	72
V	Definitions	85

All times referred to are London time unless otherwise stated.

PART 1

LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF INFAST

(Incorporated in England and Wales, registration number 30847)

Directors:	Registered office:
Graham Titcombe (Non-executive Chairman)	Waterwells Drive
Robert Sternick (Chief Executive)	Quedgeley
John Kimber (Finance Director)	Gloucestershire
Jon Parker (Executive Director & Company Secretary)	GL2 2FR
Tony Bruce (Non-executive Director)
Richard Seguin (Non-executive Director)	27 May 2005

To Infast Shareholders and, for information only, to Infast Option Holders

Dear Shareholder,

Recommended Cash Offer by the Offeror for Infast

1. Introduction

It was announced on 13 April 2005 that the Infast Board was in discussions that might lead to an offer for Infast. Yesterday, the boards of Infast and Anixter announced that they had reached agreement on the terms of a recommended cash offer to be made by KPMG Corporate Finance on behalf of the Offeror, a wholly owned indirect subsidiary of Anixter, (outside of the United States) and by the Offeror in the United States to acquire the entire issued and to be issued ordinary share capital of Infast. The Offer values the entire existing issued ordinary share capital of Infast at approximately £38.88 million.

I am writing, on behalf of the Infast Board, to explain the background to the Offer and the reasons why the Infast Directors consider the terms of the Offer to be fair and reasonable and are unanimously recommending that you accept the Offer.

2. The Offer

The Offer is being made on the following basis:

for each Infast Share                      34 pence in cash

The Offer values the entire existing issued ordinary share capital of Infast at approximately £38.88 million.

The Offer Price represents a premium of approximately:

•	49.5 per cent to the Closing Price of 22.75 pence per Infast Share on 12 April 2005, the last business day prior to the date of the Initial Announcement;

•	59.0 per cent to the average Closing Price of 21.38 pence per Infast Share during the three months ended 12 April 2005, the last business day prior to the date of the Initial Announcement; and

•	66.3 per cent to the average Closing Price of 20.45 pence per Infast Share during the 52 weeks ended 12 April 2005, the last business day prior to the date of the Initial Announcement.

The Infast Shares will be acquired pursuant to the Offer fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after 26 May 2005 (other than the final dividend of 0.6 pence per Infast Share for the year ended 31 December 2004 which was announced on 3 March 2005 in the preliminary statement of results of Infast and approved at Infast’s annual general meeting on 28 April 2005 and which will be paid on 3 June 2005 to Infast Shareholders on the share register at the close of business on 6 May 2005).

The Offer extends to any Infast Shares which are unconditionally allotted or issued fully paid (or credited as fully paid) prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code and/or with the consent of the Panel, determine) pursuant to the exercise of options under the Infast Share Option Schemes or otherwise.

The formal Offer is set out in the letter from KPMG Corporate Finance in Part 2 of this document. The conditions and further terms of the Offer are set out in Appendix I to this document and the accompanying Form of Acceptance (in the case of certificated Infast Shares).

The Offer in the United States is made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

3. Background to and reasons for recommending the Offer

After a period of uneven financial performance in 2003, the Infast Board commenced a restructuring programme in July 2004 which concluded in an exit from the Infast Group’s manufacturing operations in February 2005. A subsequent focus by Infast on inventory management services was designed to meet the changing needs of the Infast Group’s customers in an increasingly competitive market. The Infast Board believed that this shift in Infast’s business structure was in the best interests of both customers and shareholders and the process has now been successfully completed.

Over the same period, the Infast Board instituted the merger of its ‘‘Industrial’’ and ‘‘Direct’’ operations in the UK to create a stronger, single source service channel to better service the needs of the market while, at the same time, a cost reduction plan in the Infast automotive division was implemented.

Infast’s performance in the first four months of 2005 has been in line with the Infast Board’s expectations and the Infast Directors remain confident in the prospects of the re-shaped Infast Group. However, the global market conditions for Infast’s customers remain challenging and, in order to meet them, consolidation has become an important and growing feature of commercial life in the industry. Against this background, the Offer from Anixter provides an immediate cash return to Infast Shareholders of 34 pence per Infast Share, which represents a premium of 49.5 per cent to the Closing Price of 22.75 pence per Infast Share on 12 April 2005, being the last business day prior to the Initial Announcement. In addition, the Infast Board believes a combination with Anixter will present opportunities for the business which it would be unlikely to achieve in the short term as an independent organisation.

The Infast Directors have therefore concluded that the price and certainty offered by the Offer is attractive and accordingly they recommend that Infast Shareholders accept the Offer.

4. Final dividend

Infast Shareholders will receive the final dividend of 0.6 pence per Infast Share for the year ended 31 December 2004 irrespective of whether or when the Offer becomes unconditional in all respects. This dividend will be paid on 3 June 2005 to Infast Shareholders on the register at the close of business on 6 May 2005.

5. Irrevocable undertakings and letter of intent to accept the Offer

The Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer from the Infast Directors in respect of their entire beneficial holdings of Infast Shares and the holdings of those persons connected with them comprising in aggregate 2,204,646 Infast Shares representing approximately 1.93 per cent of the entire existing issued ordinary share capital of Infast.

In addition, the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer from certain other Infast Shareholders in respect of a further 57,826,516 Infast Shares, representing approximately 50.57 per cent of the entire existing issued ordinary share capital of Infast.

The Offeror and Anixter have also received a non binding letter of intent from Socie´te ´ Ge´ne´rale Asset Management UK Limited in respect of 7,085,000 Infast Shares it manages representing approximately 6.20 per cent of the entire existing issued ordinary share capital of Infast.

In total therefore, the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer and a non binding letter of intent from Infast Shareholders in respect of 67,116,162 Infast Shares, representing approximately 58.70 per cent of the entire existing issued ordinary share capital of Infast.

Further details of the terms of these irrevocable undertakings (including the terms on which they lapse) and the letter of intent are contained in paragraph 5 of Appendix IV to this document.

6. Current trading

On 28 April 2005, Infast announced that business performance in the first quarter of its current financial year was in line with its expectations and, since then, performance has continued in line with its expectations. The Infast Board remains confident in the prospects of the re-shaped business of the Infast Group.

7. Management and employees

The Offeror Board has given assurances to the Infast Directors that following the Offer becoming or being declared unconditional in all respects the existing employment rights, including pension rights, of all employees of Infast will be fully safeguarded.

The Infast Directors have agreed to resign from the Infast Board upon the Offer becoming or being declared unconditional in all respects. Details of the terms of such resignations and the terms on which certain Infast Directors will continue to provide services to the Combined Group are set out in paragraph 6 of Appendix IV to this document.

8. Infast Share Option Schemes

The Offer extends to any Infast Shares which are issued or unconditionally allotted fully paid (or credited as fully paid) prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code, determine being not earlier than the date on which the Offer becomes or is declared wholly unconditional as to acceptances or, if later, the First Closing Date) pursuant to the exercise of options granted under the Infast Share Option Schemes.

To the extent that such options are not exercised and, in the event that the Offer becomes or is declared unconditional in all respects, appropriate proposals will be made to Infast Option Holders in due course. The Offeror intends that such proposals shall take the form of an “exercise and accept” offer, allowing Infast Option Holders under the Infast 1997 Sharesave Scheme with an exercise price which is less than the Offer Price to exercise their options in accordance with their terms and accept the Offer. No such proposals will be made to Infast Option Holders whose options have been granted at an exercise price in excess of the Offer Price or which otherwise remain unexercisable in accordance with their terms.

9. United Kingdom and United States Taxation

In deciding whether to accept the Offer, Infast Shareholders should take account of their own individual circumstances, particularly their tax position. Your attention is drawn to paragraph 12 of the letter from KPMG Corporate Finance set out in Part 2 of this document entitled “United Kingdom and United States Taxation”. The Infast Directors are unable to consider the tax position of individual Infast Shareholders. If you are in doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the United Kingdom and/or the United States, you should consult an appropriate professional adviser immediately.

10. Compulsory acquisition, delisting and re-registration

If the Offer becomes or is declared unconditional in all respects, it is the intention of the Offeror, assuming it receives acceptances under the Offer in respect of and/or otherwise acquires 90 per cent or more of the Infast Shares to which the Offer relates, to acquire compulsorily any outstanding Infast Shares pursuant to the provisions of sections 428 to 430F (inclusive) of the Act.

Following the Offer becoming or being declared unconditional in all respects and as soon as it is able to do so (subject to any applicable requirements of the UK Listing Authority), the Offeror intends to procure that Infast will apply to the UK Listing Authority for the cancellation of the listing of the Infast Shares on the Official List and to the London Stock Exchange for cancellation of trading of Infast Shares on the London Stock Exchange’s market for listed securities. It is anticipated that cancellation of Infast’s listing and admission to trading will take effect no earlier than 20 Business Days following the Offer becoming or being declared unconditional in all respects. It is also intended that resolutions will be proposed to re-register Infast as a private company. De-listing is likely to reduce significantly the liquidity and marketability of any Infast Shares in respect of which the Offer has not been accepted.

11. Inducement fee

In consideration of, and as an inducement to Anixter and the Offeror making preparations for the Offer, Infast has agreed to pay to Anixter an inducement fee of up to £388,772 (including any irrecoverable VAT) in certain limited circumstances. This agreement is described in further detail in paragraph 8 of Appendix IV to this document.

12. Action to be taken

Your attention is drawn to paragraph 15 of the letter from KPMG Corporate Finance in Part 2 of this document and to the accompanying Form of Acceptance (in the case of certificated Infast Shares), which sets out the procedure for acceptance of the Offer. In order to accept the Offer:

•	if your Infast Shares are in certificated form (that is, not in CREST) the Form of Acceptance must be completed, signed and returned as soon as possible, (together with your share certificate(s) and/or other document(s) of title) and, in any event, so as to be received by post or by hand (during normal business hours only) at Capita Registrars, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, England by no later than 1.00 p.m. on 17 June 2005. A reply-paid envelope for use in the UK is enclosed for your convenience.

•	if your Infast Shares are in uncertificated form (that is, in CREST), you should NOT return the Form of Acceptance but instead ensure that an Electronic Acceptance is made by you or on your behalf and that settlement is no later than 1.00 p.m. (London time) on 17 June 2005.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent professional adviser, duly authorised pursuant to the FSMA.

13. Further information

Your attention is drawn to the letter from KPMG Corporate Finance on pages 7 to 18 of this document and to Appendices I, II, III and IV to this document, and, for those Infast Shareholders holding certificated Infast Shares, the accompanying Form of Acceptance.

14. Recommendation

The Infast Directors, who have been so advised by Williams de Broë, consider the terms of the Offer to be fair and reasonable so far as Infast Shareholders are concerned. In providing advice to the Infast Directors, Williams de Broë has taken account of the Infast Directors’ commercial assessments.

Accordingly, the Infast Directors unanimously recommend that Infast Shareholders accept the Offer, as they have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings and the holdings of those persons connected with them comprising, in aggregate, 2,204,646 Infast Shares, representing 1.93 per cent of the entire existing issued ordinary share capital of Infast.

Yours sincerely

Graham Titcombe
Chairman

PART 2

LETTER FROM KPMG CORPORATE FINANCE

KPMG Corporate Finance
2 Cornwall Street
Birmingham
B3 2DL
United Kingdom

27 May 2005

To Infast Shareholders and, for information only, to Infast Option Holders

Dear Shareholder

Recommended Cash Offer by the Offeror for Infast

1. Introduction

The boards of Anixter and Infast announced on 26 May 2005 that they had reached agreement on the terms of a recommended cash offer to be made by KPMG Corporate Finance on behalf of the Offeror, a wholly owned indirect subsidiary of Anixter, (outside of the United States) and by the Offeror in the United States, to acquire the entire issued and to be issued ordinary share capital of Infast. The Offer values each Infast Share at 34 pence and Infast’s entire existing issued ordinary share capital at approximately £38.88 million.

This letter and Appendix I to this document together with the accompanying Form of Acceptance (in the case of certificated Infast Shares), contain the formal terms and conditions of the Offer.

Your attention is drawn to the letter of recommendation from the Chairman of Infast contained in Part 1 of this document which sets out the reasons why the Infast Directors, who have been so advised by Williams de Broë, consider the terms of the Offer to be fair and reasonable and why they are unanimously recommending that Infast Shareholders accept the Offer as the Infast Directors have irrevocably undertaken to do (or procure to be done) in respect of their own entire beneficial holdings and the holdings of those persons connected with them comprising of, in aggregate, 2,204,646 Infast Shares representing approximately 1.93 per cent of the entire existing issued ordinary share capital of Infast.

The Offeror and Anixter have received irrevocable undertakings and a non binding letter of intent to accept (or procure acceptance of) the Offer from certain Infast Shareholders in respect of a total of 67,116,162 Infast Shares representing approximately 58.70 per cent of the entire existing issued ordinary share capital of Infast. Further details of the irrevocable undertakings and the non binding letter of intent are set out in paragraph 3 of this letter.

Acceptances of the Offer in respect of certificated Infast Shares should be received by Capita Registrars at the address detailed in the Form of Acceptance by no later than 1.00 p.m. on 17 June 2005. Acceptances of the Offer in respect of uncertificated Infast Shares should be made electronically through CREST so that the TTE instruction settles no later than 1.00 p.m. on 17 June 2005 in accordance with the procedure set out in paragraph 15(ii)(b) of this letter and in Section 6 of Part B of Appendix I to this document.

KPMG LLP, a UK limited liability partnership, is a member of	KPMG LLP is authorised and regulated by the Financial
KPMG International, A Swiss cooperative	Services Authority for investment business activities

Registered in England No OC301540
Registered office: 8 Salisbury Square, London EC4Y 8BB

2. The Offer

On behalf of the Offeror, KPMG Corporate Finance (outside of the United States) and the Offeror in the United States, hereby offer to acquire, on the terms and subject to the conditions set out in this document and (if you hold certificated Infast Shares) in the accompanying Form of Acceptance, the entire issued and to be issued ordinary share capital of Infast on the following basis:

for each Infast Share                      34 pence in cash

The Offer values the entire existing issued ordinary share capital of Infast at approximately £38.88 million.

The Offer Price represents a premium of approximately:

•	49.5 per cent, to the Closing Price of 22.75 pence per Infast Share on 12 April 2005, the last Business Day prior to the date of the Initial Announcement;

•	59.0 per cent, to the average Closing Price of 21.38 pence per Infast Share during the three months ended 12 April 2005, the last Business Day prior to the date of the Initial Announcement; and

•	66.3 per cent, to the average Closing Price of 20.45 pence per Infast Share during the 52 weeks ended 12 April 2005, the last Business Day prior to the date of the Initial Announcement.

The Infast Shares will be acquired by or on behalf of the Offeror fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after 26 May 2005 (other than the final dividend of 0.6 pence per Infast Share for the year ended 31 December 2004 which was announced on 3 March 2005 in the preliminary statement of results of Infast and approved at Infast’s annual general meeting on 28 April 2005 and which will be paid on 3 June 2005 to Infast Shareholders on the share register at the close of business on 6 May 2005).

The Offer extends to any Infast Shares which are unconditionally allotted or issued fully paid (or credited as fully paid) prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code and/or with the consent of the Panel, determine) pursuant to the exercise of options under the Infast Share Option Schemes or otherwise.

The Offer will initially be open for acceptance until 1.00 p.m. (London time) on 17 June 2005 but may be extended in accordance with the provisions of the City Code.

The Offer is subject to the conditions and further terms set out in Appendix I to this document and in the Form of Acceptance (in the case of certificated Infast Shares) which accompanies this document.

The Offer in the United States is made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

3. Irrevocable undertakings and letter of intent to accept the Offer

The Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer from the Infast Directors in respect of their entire beneficial holdings of Infast Shares and the holdings of those persons connected with them comprising, in aggregate, 2,204,646 Infast Shares, representing approximately 1.93 per cent of the entire existing issued ordinary share capital of Infast.

In addition, the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer from certain other Infast Shareholders in respect of a further 57,826,516 Infast Shares, representing approximately 50.57 per cent of the entire existing issued ordinary share capital of Infast.

The Offeror and Anixter have also received a non binding letter of intent from Socie´te ´ Ge´ne´rale Asset Management UK Limited in respect of 7,085,000 Infast Shares it manages representing approximately 6.20 per cent of the entire existing issued ordinary share capital of Infast.

In total therefore, the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer and a non binding letter of intent from Infast Shareholders in respect of 67,116,162 Infast Shares, representing approximately 58.70 per cent of the entire existing issued ordinary share capital of Infast.

Further details of the terms of these irrevocable undertakings (including the terms on which they lapse) and the letter of intent are contained in paragraph 5 of Appendix IV to this document.

4. Financing of the Offer

Full acceptance of the Offer (and assuming the exercise of all options capable of exercise in accordance with the performance conditions subject to which they were issued pursuant to the Infast Share Option Schemes) would result in a maximum cash consideration of approximately £39.47 million being payable by the Offeror to Infast Shareholders. The total consideration will be paid out of the existing cash resources of the Offeror. KPMG Corporate Finance is satisfied that sufficient cash resources are available to the Offeror to satisfy the maximum consideration payable on full acceptance of the Offer.

5. Background to and reasons for the Offer

The acquisition of Infast will strategically expand the Anixter Group’s European OEM supply business. Infast’s key strengths include:

•	its focus on inventory management services which are consistent with the offerings of the Anixter Group’s existing OEM supply business;

•	its portfolio of large customers which Anixter believes Infast will be able to better grow and serve with the Anixter Group’s combination of financial strength, global distribution platform, logistics capabilities, product and product application knowledge and business systems;

•	its complementary geographic presence;

•	its extensive product knowledge and technical capabilities; and

•	its experienced and well trained workforce.

The acquisition of Infast will also enable the Anixter Group to leverage further its investment in the OEM supply marketplace with the aim of increasing its return on investment by enabling it to offer the capabilities of the combined companies to the consolidated customer base.

The Anixter Group’s financial strength is highlighted by the fact that the Infast Shares will be acquired using existing cash balances of the Anixter Group. In addition, the Anixter Group has approximately $300 million of unused in-place borrowing facilities.

The Anixter Group intends to bring together the skills and capabilities of the Infast team with the Anixter fastener operations in the US and the UK. When combined with the financial resources of the Anixter Group, the Anixter Directors believe it will be an organisation with the potential to be the preferred fastener and other small components supplier to OEMs, service organisations and government support operations. With the Anixter Group’s existing presence in 45 countries the Anixter Directors believe the Anixter Group will be well positioned to expand its relationships with multinational customers which the Combined Group will support. The goal of the Anixter Group is to use a combination of its financial strength, global distribution platform, logistics capabilities, product and product application knowledge, and business systems to provide its and Infast’s customers with the opportunity to streamline their supplier base and reduce their total cost of procuring, owning and deploying small parts to their production lines. The Anixter Directors also believe that a goal in the acquisition of Infast should be the facilitation of the growth and success of Infast’s business and its employees.

Once this transaction is complete the Combined Group will have pro forma annual 2005 projected sales in the market of approximately $755 million. Over time, the Anixter Directors expect the earnings contribution from the combined business to grow and expect the acquisition of Infast to be immediately accretive to earnings.

Please note that the above statement should not be interpreted to mean that earnings per share for Infast or the Combined Group will necessarily be greater than those for the relevant preceding financial period.

6. Information on Anixter

The Anixter Group is a leader in the provision of advance inventory management services, including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. The Anixter Group’s comprehensive supply chain management solutions are designed to reduce customer procurement and management costs and enhance overall production efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of the Anixter Group and customer information systems and the maintenance of dedicated distribution facilities.

Through a combination of its service capabilities and a portfolio of products from industry leading manufacturers, the Anixter Group is a leading global distributor of data, voice, video and security network communication products as well as fasteners and other small components which are incorporated into a wide variety of end use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, many of which are specialised or highly engineered for particular applications.

Since September 2002, the Anixter Group has acquired the assets or shares of three companies engaged in the supply of fasteners and other small components to OEMs including just-in-time and direct line feed programs, which businesses, together with the Anixter Group’s existing operations in these categories, are projected to account for over $475 million in 2005 revenues. During this time, the Anixter Group has developed its position in the market place and the Anixter Directors believe that the Anixter Group’s ability to provide quality products along with reliable supply chain services has positioned the Anixter Group well with the large multi-location and multi-national customers it serves. The Anixter Directors believe that the Anixter Group’s geographic presence, financial strength and focus on service give it the ability to capitalise on the opportunities in the market place.

Founded in 1957, Anixter is listed and traded on the New York Stock Exchange with a market capitalisation at 25 May 2005 (being the last practicable date prior to the publication of this document) of approximately $1,373 million. For the year ended 31 December 2004, Anixter net sales were $3,275.2 million and operating income (earnings before interest and taxes) was $138 million. Total assets as at 1 April 2005 were $1,838.1 million.

The Anixter Group serves over 90,000 customers with 275,000 products from nearly 3,500 manufacturers. The Anixter Group currently has $600 million of inventory available for delivery and supports and services its customers from 169 warehouses with approximately 4.6 million square feet of space. The Anixter Group consists of 5,600 employees, based in 45 countries and processes more than 8,000 customer orders each day.

Information on Anixter’s trading prospects are detailed in the unaudited quarterly report of Anixter for the three months ended 1 April 2005 set out in Section D of Appendix II to this document.

Financial information in respect of Anixter, for at least the last three financial years, has been publicly filed with or furnished to the SEC and Infast Shareholders may obtain this information via the SEC’s EDGAR filing systems, accessible from the SEC’s website at www.sec.gov

Further information on Anixter can also be found on Anixter’s website at www.anixter.com

7. Information on Infast

Infast is a UK based company, headquartered in Gloucestershire, operating 25 distribution centres in the UK and 6 in the US, employing approximately 900 people and operating through three principal divisions:

•	Premier Automotive, which provides a totally integrated supply chain management service for the automotive and heavy equipment industries;

•	Industrial Division, which provides fasteners and related components to the United Kingdom industrial market; and

•	Infast USA, which is responsible for the North American and Mexican markets.

In its audited financial statements for the year ended 31 December 2004 Infast reported sales and earnings before interest, taxes and exceptional items of £157.1 million and £3.1 million, respectively from the continuing distribution operations which now comprise the Infast business.

Infast Shares are listed on the Official List and traded on the London Stock Exchange. Based on the Closing Price of 33.25 pence per Infast Share on 26 May 2005 (the last Business Day prior to the date of this document), Infast had a market capitalisation of approximately £38.02 million.

Further financial information on the Infast Group is set out in Appendix III to this document.

8. Management and employees

The Offeror Board has given assurances to the Infast Directors that, following the Offer becoming or being declared unconditional in all respects, the existing employment rights, including pension rights, of all the employees of Infast will be fully safeguarded.

The Infast Directors have agreed to resign from the Infast Board upon the Offer becoming or being declared unconditional in all respects. Details of the terms of such resignations and the terms on which certain Infast Directors will continue to provide services to the Combined Group are set out in paragraph 6 of Appendix IV to this document.

9. Inducement fee

In consideration of, and as an inducement to Anixter and the Offeror making preparations for the Offer, Infast has agreed to pay to Anixter an inducement fee of up to £388,722 (including any irrecoverable VAT) in certain limited circumstances. This agreement is described in further detail in paragraph 8 of Appendix IV to this document.

10. Infast Share Option Schemes

The Offer extends to any Infast Shares which are issued or unconditionally allotted fully paid (or credited as fully paid) prior to the date on which the Offer closes (or such earlier date as the Offeror may, subject to the City Code, determine being not earlier than the date on which the Offer becomes or is declared wholly unconditional as to acceptances or, if later, the First Closing Date) pursuant to the exercise of options granted under the Infast Share Option Schemes.

To the extent that such options are not exercised and, in the event that the Offer becomes or is declared unconditional in all respects, appropriate proposals will be made to Infast Option Holders in due course. The Offeror intends that such proposals shall take the form of an ‘‘exercise and accept’’ offer, allowing Infast Option Holders under the Infast 1997 Sharesave Scheme with an exercise price which is less than the Offer Price to exercise their options in accordance with their terms and accept the Offer. No such proposals will be made to Infast Option Holders whose options have been granted at an exercise price in excess of the Offer Price or which otherwise remain unexercisable in accordance with their terms.

11. Compulsory acquisition, de-listing and re-registration

If the Offer becomes or is declared unconditional in all respects, it is the intention of the Offeror, assuming it receives acceptances under the Offer in respect of and/or otherwise acquires 90 per cent or more of the Infast Shares to which the Offer relates, to acquire compulsorily any outstanding Infast Shares pursuant to the provisions of sections 428 to 430F (inclusive) of the Act.

Following the Offer becoming or being declared unconditional in all respects and as soon as it is able to do so (subject to any applicable requirements of the UK Listing Authority), the Offeror intends to procure that Infast will apply to the UK Listing Authority for the cancellation of the listing of the Infast Shares on the Official List and to the London Stock Exchange for cancellation of trading of Infast Shares on the London Stock Exchange’s market for listed securities. It is anticipated that cancellation of Infast’s listing and admission to trading will take effect no earlier than 20 Business Days following the Offer becoming or being declared unconditional in all respects. It is also intended that resolutions will be proposed to re-register Infast as a private company. De-listing is likely to reduce significantly the liquidity and marketability of any Infast Shares in respect of which the Offer has not been accepted.

12. United Kingdom and United States taxation

(i) United Kingdom

The following paragraphs, which are intended as a general guide only, are based on current UK legislation and our understanding of the practice of the UK tax authority as at the date of this document. They summarise certain limited aspects of the UK taxation consequences of acceptance of the Offer and they relate only to the position of certain classes of taxpayer and only to those Infast Shareholders who hold their Infast Shares beneficially as an investment, otherwise than under a personal equity plan or an individual savings account, and who are resident or ordinarily resident and domiciled in the UK for taxation purposes. If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate independent professional adviser immediately.

(a) Taxation on chargeable gains

Individual Infast Shareholders

An Infast Shareholder, who is not subject to corporation tax, and who receives cash proceeds may, depending on his individual circumstances (including the availability of exemptions, reliefs and allowable losses), be liable to UK capital gains tax.

Depending upon the length of time for which the Infast Shareholder has held the Infast Shares, an indexation allowance and/or taper relief may be available to reduce the amount of gain which would otherwise be chargeable to UK capital gains tax. For non-corporate tax payers, indexation allowance was frozen as at April 1998, which means that no further entitlement to indexation allowance will arise from that date. Taper relief may, however, be available to reduce the amount of any gain arising on the disposal of Infast Shares. The amount of taper relief available is determined by reference to the period of ownership of the Infast Shares after 5 April 1998 and by whether the Infast Shareholder in question holds the shares as business or non-business assets.

On the assumption that the Infast Shares in question are held as non-business assets, then if there has been a qualifying period of ownership of 3 complete years falling after 5 April 1998, taper relief could reduce the chargeable gain by 5 per cent with a further 5 per cent relief arising in each complete year of ownership thereafter subject to maximum taper relief of 40 per cent. For Infast Shares acquired prior to 17 March 1998 which are held as non-business assets, an additional year’s ownership is imputed for taper relief purposes.

Corporate Infast Shareholders

An Infast Shareholder, which is subject to corporation tax and which receives cash proceeds under the Offer, will generally be treated for the purposes of corporation tax on chargeable gains as having disposed of its Infast Shares and may, depending on the circumstances, be liable to UK corporation tax on chargeable gains.

Depending on the length of time for which the Infast Shareholder has held the Infast Shares, an indexation allowance may be available to reduce the gain which would otherwise be chargeable to corporation tax.

(b) Other direct tax matters

Special tax provisions may apply to Infast Shareholders who have acquired or acquire their Infast Shares by exercising options under the Infast Share Option Schemes including provisions imposing a charge to income tax when such an option is exercised. Such Infast Shareholders are therefore advised to seek their own independent professional advice in this regard.

(c) Stamp duty and stamp duty reserve tax (‘‘SDRT’’)

No stamp duty or SDRT will be payable by Infast Shareholders as a result of accepting the Offer.

Liability to taxation in respect of capital gains and income tax will depend on the individual circumstances of Infast Shareholders. Any Infast Shareholder or Infast Option Holder who is in any doubt about his own tax position or who is subject to tax in any jurisdiction other than the UK should consult an appropriate independent professional adviser immediately.

(ii) United States

The following paragraphs summarise the material United States federal income tax considerations that arise in connection with the Offer. They are based on the Internal Revenue Code of 1986 (the ‘‘Internal Revenue Code’’), as amended, applicable treasury regulations, administrative guidance and court decisions as in effect as of the date of this document. The summary only relates to the position of an Infast Shareholder who holds Infast Shares as a capital asset and is (i) a US citizen or resident, or (ii) a corporation or other business entity (treated as a corporation for US federal income tax purposes) organised under the laws of the United States. The summary does not address tax consequences that may vary with, or are contingent on, the particular circumstances of any Infast Shareholder. In addition, it does not address any non-income tax or any foreign, state or local tax consequences that arise in connection with the Offer.

The summary below is intended only as a general guide to the taxation position under United States tax law and does not constitute tax or legal advice. Any Infast Shareholder who is in any doubt as to his taxation position, who is resident or otherwise subject to taxation in a jurisdiction outside the United States, or who requires more detailed information should consult his own independent professional adviser immediately.

The receipt of cash in exchange for Infast Shares under the Offer will be taxable to an Infast Shareholder for US tax purposes. In general, an Infast Shareholder resident in the US for tax purposes will recognise gain or loss in an amount equal to the difference between the amount of cash received and such Infast Shareholder’s adjusted tax basis in its Infast Shares.

Assuming that the Infast Shares are held as a capital asset, gain or loss generally recognised on the exchange would be capital gain or loss, except to the extent attributable to accrued but unpaid dividends. The character of gain or loss as long-term or short-term capital gain or loss will depend on a number of factors including, the length of time the Infast Shareholder has held its Infast Shares. Generally, if an Infast Shareholder has held its Infast Shares for more than one year, it will recognise a long-term capital gain or loss. In contrast, if an Infast Shareholder has held its Infast Shares for one year or less, it will recognise a short-term capital gain or loss. Long-term capital gains recognised by certain Infast Shareholders who are individuals will generally be subject to a reduced rate of United States federal income tax. A capital gain that is not a long-term capital gain is taxed at ordinary income rates. The deduction of capital losses by non-corporate and corporate shareholders is subject to certain limitations under the Internal Revenue Code.

13. Overseas Shareholders

The attention of Infast Shareholders who are citizens or residents of jurisdictions outside the United Kingdom or the United States or who are holding shares for such citizens or residents and any persons (including, without limitation, any custodian, nominee or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom or United States is drawn to Section 5(c), 6(c) and 7 of Part B of Appendix I to this document and to the relevant provisions of the Form of Acceptance, which they should read before taking any action. The availability of the Offer to Infast Shareholders who are not residing in either of the United Kingdom or the United States may be affected by the laws of their relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

The Offer is not being made, and will not be made, directly or indirectly, in or into Australia, Canada or Japan or any jurisdiction where to do so will violate the laws in that jurisdiction. Accordingly, copies of this document, the Form of Acceptance and any accompanying documents relating to the Offer are not being, and must not be, mailed or otherwise howsoever forwarded, distributed or sent in, into or from Australia, Canada or Japan or any such jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions and must not mail or otherwise howsoever forward, distribute or send such documents in, into or from Australia, Canada, Japan or any such other jurisdiction. Doing so may invalidate any related purported acceptance of the Offer.

All Infast Shareholders (including custodians, nominees or trustees) who would, or otherwise intend to, or may have a legal or contractual obligation to, forward this document and/or the Form of Acceptance and/or any related documents to any jurisdiction outside the United Kingdom or the United States, should read further details in this regard, which are contained in Section 7 of Part B of Appendix I to this document before taking any action.

14. US Shareholders

The Offer is open to Infast Shareholders resident in the United States. The Offer is being made by the Offeror for the securities of a non-US company. The Offer is being made in accordance with the requirements of the Code and is subject to disclosure and procedural requirements that are different from those under United States law. Any financial statements included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

This document and (in the case of holders of certificated Infast Shares) the accompanying Form of Acceptance contain important information about the Offer. The Offeror urges Infast Shareholders resident in the United States to read this document and (in the case of holders of certificated Infast Shares) the Form of Acceptance in their entirety before any decision is made as to the Offer. The Offeror makes no representation as to the adequacy or fairness of the Offer.

The Offer in the United States is made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

This document has not been reviewed by any federal or state securities commission or regulatory authority in the United States, nor has any such commission or authority passed upon the accuracy or adequacy of this document. Any representation to the contrary is unlawful and may be a criminal offence.

This document may contain various ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act relating to the Offer, Anixter and Infast are subject to risks and uncertainties, including those pertaining to the anticipated benefits to be realised from the proposed acquisition of Infast. The statements can be identified by the use of forward-looking terminology such as ‘‘believe,’’ ‘‘expects,’’ ‘‘prospects,’’ ‘‘estimated,’’ ‘‘should,’’ ‘‘may’’ or the negative thereof or other variations thereon or comparable terminology indicating Anixter’s and the Offeror’s expectations or beliefs concerning future events. Anixter and the Offeror caution that such statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, a number of which are identified in this document. Other factors could also cause actual results to differ materially from expected results included in these statements. These factors include changes in supplier relationships, foreign political, economic and currency risks, risks associated with inventory, commodity price fluctuations and risks associated with the integration of recently acquired companies.

15. Procedure for acceptance of the Offer

This section should be read together with Appendix I to this document and, in respect of certificated Infast Shares, the notes to, and instructions on, the Form of Acceptance which shall be deemed to be incorporated in, and form part of, the terms of the Offer.

Holders of Infast Shares in certificated form (i.e. not in CREST) may only accept the Offer in respect of such Infast Shares by completing and returning the enclosed Form of Acceptance in accordance with the procedure set out in paragraph (i) below. Holders of Infast Shares held in certificated form, but under different designations, should complete a separate Form of Acceptance for each designation.

Holders of Infast Shares in uncertificated form (i.e. in CREST) may only accept the Offer in respect of such Infast Shares by a TTE instruction in accordance with the procedures set out in paragraph (ii) below and, if those shares are held under different member account IDs, should send a separate TTE instruction for each member account ID.

(i) Infast Shares held in certificated form (i.e. not in CREST)

(a) To accept the Offer

To accept the Offer in respect of all of your Infast Shares held in certificated form, you must complete boxes 1, 2 and 4 of the enclosed Form of Acceptance and, if appropriate, boxes 3, 5 and/or 6 of the Form of Acceptance.

To accept the Offer in respect of less than all of your Infast Shares held in certificated form you must insert in box 1 of the Form of Acceptance such lesser number of Infast Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. If you do not insert a number in box 1 of the Form of Acceptance, or if you insert in box 1 a number which is greater than the number of Infast Shares that you hold in certificated form, your acceptance will be deemed to be in respect of all the Infast Shares held by you in certificated form. If you have any queries as to how to complete the Form of Acceptance, please telephone Capita Registrars on 0870 162 3121 (or +44 (0) 208 639 2157 if telephoning from outside the UK). Additional Forms of Acceptance are available from Capita Registrars on request.

In all cases individuals must sign box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon. Any Infast Shareholder which is a company should execute in the manner described in the Form of Acceptance.

(b) Return of Form of Acceptance

To accept the Offer in respect of Infast Shares in certificated form, you must return a Form of Acceptance duly completed, signed and witnessed. The completed, signed and witnessed Form of Acceptance together with your share certificate(s) for such Infast Shares and/or other document(s) of title, should be returned by post or (during normal business hours only) by hand to Capita Registrars, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, England as soon as possible but in any event so as to be received not later than 1.00 p.m. on 17 June 2005. A reply-paid envelope (for use within the UK) is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

Any Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to the Offeror or its agents to have been sent from any of these jurisdictions will be deemed, unless otherwise determined by the Offeror in its absolute discretion, not to constitute a valid acceptance of the Offer. For further information for overseas shareholders see paragraph 13 above and Section 7 of Part B of Appendix I to this document.

The Form of Acceptance is issued only to the addressee(s) and the unique designated account printed on it. The Form of Acceptance is a personalised form and is not transferable between different: (i) accounts; or (ii) uniquely designated accounts.

Anixter, the Offeror and Capita Registrars accept no liability for any instructions that do not comply with the conditions set out in this document, the Form of Acceptance and the accompanying materials.

(c) Share certificates not readily available or lost

If your Infast Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, your Form(s) of Acceptance should nevertheless be completed, signed and returned, as stated above, so as to arrive not later than 1.00 p.m. on 17 June 2005, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Infast’s registrars, Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, England requesting a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post or by hand (during normal business hours only) to Capita Registrars, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, England as set out in paragraph (b) above.

(d) Validity of Acceptances

Without prejudice to Part B of Appendix I to this document, subject to provisions of the City Code, the Offeror reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant share certificate(s) and/or document(s) of title or indemnity satisfactory to the Offeror have been received.

(ii) Infast Shares held in uncertificated form (that is, in CREST)

(a) General

If your Infast Shares are in uncertificated form, to accept the Offer you should take (or procure the taking of) the action set out below to transfer the Infast Shares in respect of which you wish to accept the Offer to the appropriate escrow balance, specifying Capita IRG Plc (in its capacity as a CREST participant under the Escrow Agent’s participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles not later than 1.00 p.m. on 17 June 2005. Please note that settlement cannot take place at weekends or on bank holidays (or other times at which the CREST system is non-operational) – you should therefore ensure you time the input of any TTE instructions accordingly.

The input and settlement of a TTE instruction in accordance with this paragraph (ii) will (subject to satisfying the requirements set out in Part B of Appendix I to this document) constitute an acceptance of the Offer in respect of the number of Infast Shares so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the TTE instruction(s) to CRESTCo in relation to your Infast Shares.

After settlement of a TTE instruction, you will not be able to access the Infast Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared wholly unconditional, the Escrow Agent will transfer the Infast Shares concerned to itself in accordance with Section 6(e) of Part B of Appendix I of this document.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined below.

You should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Infast Shares to settle prior to 1.00 p.m. on 17 June 2005. In this connection you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

(b) To accept the Offer

To accept the Offer in respect of Infast Shares held in uncertificated form, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo’s specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

–	the number of Infast Shares in respect of which you wish to accept the Offer (i.e. the number of Infast Shares to be transferred to an escrow balance);

–	your member account ID;

–	your participant ID;

–	the participant ID of the Escrow Agent for the Offer, Capita IRG Plc, in its capacity as a CREST receiving agent. This is RA10;

–	the member account ID of the Escrow Agent. This is ANIINF01;

–	the intended settlement date. This should be as soon as possible and, in any event, not later than 1.00 p.m. (London time) on 17 June 2005;

–	the corporate action number for the Offer. This will be allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST;

–	the corporate action ‘‘ISIN’’. This is GB0005530216;

–	input with standard delivery priority of 80; and

–	the contact name and telephone number in the shared note field.

The Offeror will make an appropriate announcement if any of the details contained in this paragraph (b) alter for any reason.

(c) Deposits of Infast Shares into, and withdrawals of Infast Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Infast Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Infast Shares or otherwise). Holders of Infast Shares who are proposing to convert any such Infast Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Infast Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title and/or transfers to an escrow balance as described above) prior to 1.00 p.m. on 17 June 2005).

(d) Validity of acceptances

Holders of Infast Shares in uncertificated form who wish to accept the Offer should note that the TTE instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before 1.00 p.m. (London time) on that date. A Form of Acceptance which is received in respect of Infast Shares held in uncertificated form will not constitute a valid acceptance and will be disregarded.

(iii) General

If you are in any doubt as to the procedures for acceptance, please contact Capita Registrars, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, England or by telephone on 0870 162 3121 (or, if outside the UK, +44 (0) 208 639 2157). You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

16. Settlement

Subject to the Offer becoming or being declared unconditional in all respects and save to the extent that the Panel permits any extension of such periods, (except as provided in Section 7 of Part B of Appendix I to this document in the case of certain Infast Shareholders who are not resident in the UK or the United States) settlement of the consideration to which any Infast Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) Infast Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to Infast Shares in uncertificated form, the cash consideration to which the accepting Infast Shareholder is entitled will be paid by means of a CREST payment in favour of the accepting Infast Shareholder’s payment bank in respect of the cash consideration due, in accordance with the CREST payment arrangements. The Offeror reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting Infast Shareholder(s), in the manner referred to in paragraph (b) below, if, for any reason, it wishes to do so.

(b) Infast Shares in certificated form (that is, not in CREST)

Where an acceptance relates to Infast Shares in certificated form, cheques for cash due will be despatched by first class post (or by such other method as may be approved by the Panel) to accepting Infast Shareholders or their appointed agents (but not in or into Canada, Australia or Japan) at the recipient’s risk. All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

(c) General

If the Offer does not become or is not declared unconditional in all respects:

(i)	in the case of Infast Shares held in certificated form, the relevant Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing or being withdrawn to the person or agent whose name and address (outside Canada, Australia, or Japan) is set out in box 6 of the Form of Acceptance, or, if none is set out, to the first named holder at his registered address (outside Canada, Australia, and Japan); and

(ii)	in the case of Infast Shares held in uncertificated form, the Offeror will procure that the Escrow Agent will, immediately after the lapsing or withdrawal of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing or withdrawal of the Offer), give TFE instructions to CRESTCo to transfer all relevant Infast Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Infast Shareholders concerned.

All communications, documents and remittances sent by, to, or from Infast Shareholders or their appointed agents will be sent at their own risk.

17. Further information

Your attention is drawn to the further information contained in the Appendices to this document and to the accompanying Form of Acceptance. The Appendices and the Form of Acceptance contain material information which may not be summarised elsewhere in this document.

18. Action to be taken

To accept the Offer:

•	if your Infast Shares are in certificated form (that is, not in CREST) the Form of Acceptance must be completed, signed and returned as soon as possible, (together with your share certificate(s) and/or other document(s) of title) and, in any event, so as to be received by post or by hand (during normal business hours only) at Capita Registrars, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, England by no later than 1.00 p.m. on 17 June 2005. A reply-paid envelope for use in the UK is enclosed for your convenience.

•	If your Infast Shares are in uncertificated form (that is, in CREST), you should NOT return the Form of Acceptance but instead ensure that an Electronic Acceptance is made by you or on your behalf and that settlement is no later than 1.00 p.m. (London time) on 17 June 2005.

If you have any queries, please contact Capita Registrars on 0870 162 3121 or, from outside the UK, +44 (0) 208 639 2157.

Yours faithfully,

for KPMG Corporate Finance

Charles E Cattaneo

Partner

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A: CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a)	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 1.00 p.m. (London time) on the First Closing Date (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or subject to the rules of the Code, decide) in respect of not less than 90 per cent (or such lesser percentage as the Offeror may decide) in nominal value of the Infast Shares to which the Offer relates, provided that this condition will not be satisfied unless Anixter and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Infast Shares carrying, in aggregate, more than 50 per cent of the voting rights then normally exercisable at a general meeting of Infast, and for this purpose:

(i)	Infast Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon being entered in the register of members of Infast; and

(ii)	the expression “Infast Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F inclusive of the Companies Act;

(b)	(i)	the Office of Fair Trading not having indicated prior to the date when the Offer would otherwise have become unconditional in all respects that it intends to refer the Offer or the Acquisition or any part thereof or any matter arising therefrom or relating thereto to the Competition Commission under Sections 22 or 33 of the Enterprise Act 2002; and

	(ii)	all necessary filings having been made and all necessary approvals having been obtained, from all relevant authorities of the Member States (for the purposes of this Appendix I being the member states of the European Union) and/or parties to the European Economic Agreement and all applicable waiting periods under any relevant national merger statute, legislation, regulation, decision or order of the Member States and/or parties to the European Economic Agreement having expired, lapsed or been terminated as appropriate, and all necessary statutory or regulatory obligations in the Member States and/or parties to the European Economic Agreement having been complied with, in each case in respect of the Offer or the Acquisition;

(c)	no central bank, government, government department or governmental, quasi-governmental, supranational, municipal, statutory, tax, regulatory or investigative body, authority (including any national anti-trust, competition or merger control authorities) or any court, trade agency, association, institution or professional or environmental body (each a “Relevant Authority”) having instituted or implemented any action, proceedings, suit, investigation, reference or enquiry, or made, proposed or enacted any statute, regulation or order and there not continuing to be outstanding any statute, legislation, regulation, decision or order thereof, which would or might reasonably be expected to:

(i)	make the Offer or its implementation or the Acquisition void, unenforceable, prohibited and/or illegal under the laws of any relevant jurisdiction or restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere with the Offer or its implementation or the Acquisition in any such case to a material extent;

(ii)	require, prevent or delay the divestiture, or alter the terms of any proposed divestiture, by any member of the Wider Anixter Group or the Wider Infast Group of all or any part of their respective businesses, assets or property or impose any limitation on the ability of any member of the Wider Anixter Group or the Wider Infast Group to conduct any of their respective businesses or own or dispose of any of their respective assets or property or any part thereof in each case the result of which would have a material adverse effect on the Wider Anixter Group or the Wider Infast Group, as the case may be, taken as a whole;

(iii)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Anixter Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or loans or securities convertible into shares in any member of the Wider Infast Group or to exercise management control over any member of the Wider Infast Group;

(iv)	require any member of the Wider Anixter Group or the Wider Infast Group to acquire or offer to acquire any shares or other securities (or their equivalent) or any interest in any member of the Wider Infast Group owned by any third party (other than in implementation of the Offer or pursuant to Rule 9 of the Code) or to sell or offer to sell any shares or other securities (or their equivalent) in the Wider Anixter Group or the Wider Infast Group;

(v)	result in any member of the Wider Anixter Group or the Wider Infast Group ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses in each case on the same basis and terms as at present apply where such name or use is material to the business of the Wider Anixter Group or the Wider Infast Group taken as a whole;

and all applicable waiting periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceedings, suit, investigation, reference or enquiry or otherwise intervene under the laws of any relevant jurisdiction in respect of the Offer or in connection with the Acquisition having expired, lapsed or been terminated;

(d)	Except as Disclosed there being no provision of any arrangement, agreement, licence, permit, lease, franchise, instrument or authorisation to which any member of the Wider Infast Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject and which, in consequence of the Offer or the Acquisition would or might reasonably be expected to, in each case to an extent which is material in the context of the Wider Infast Group, taken as a whole result in:

(i)	any monies borrowed by, or other indebtedness (actual or contingent) of, any such member being or becoming repayable or capable of being declared repayable immediately or prior to their or its stated maturity or repayment dates or the ability of any such member to borrow monies or to incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(ii)	any such arrangement, agreement, licence, permit, lease, franchise, instrument or authorisation or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified;

(iii)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable or being capable of being enforced;

(iv)	the rights, liabilities, obligations or interests of any such member under any such arrangement, agreement, licence, permit, lease, franchise, instrument or authorisation being terminated or modified;

(v)	any assets or interest of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, in any such case, other than in the ordinary course of business;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses, in each case on the same basis and terms as at present apply; or

(vii)	the value or business, assets, financial or trading position, profits of any such member being prejudiced or adversely affected;

(e)	except as Disclosed, no member of the Wider Infast Group having since 31 December 2004:

(i)	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for options granted, and for any Infast Shares allotted upon exercise of options granted, under the Infast Share Schemes or between Infast and wholly-owned members of the Infast Group before 26 May 2005);

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue in respect of shares, dividend or other distribution, whether payable in cash or otherwise, other than lawfully paid or made to another wholly-owned member of the Infast Group other than the final dividend of 0.6 pence payable on 3 June 2005;

(iii)	acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material asset or any right, title or interest in any material asset (including shares and trade investments) or proposed or announced any intention to do so;

(iv)	(save for intra-Infast Group transactions and other than in the ordinary course of business) implemented, effected, authorised, proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings that is material in the context of the Infast Group taken as a whole or any change in its share or loan capital;

(v)	issued, authorised or proposed or announced an intention to propose the issue of any debentures or otherwise than in the ordinary course of business become subject to any contingent liability or incurred or increased any indebtedness or contingent liability which is material in the context of the Infast Group as a whole;

(vi)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities;

(vii)	entered into or varied or become bound by or announced its intention to enter into or vary, or become bound by any contract, commitment, arrangement or transaction (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business which is of a long-term or unusual nature or magnitude or which involves an obligation of such a nature or magnitude in each case which is material in the context of the Wider Infast Group, taken as a whole;

(viii)	waived or compromised or settled any material claim otherwise than in the ordinary course of business;

(ix)	taken any corporate action or had any order made or legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of any receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or any analogous proceedings or similar event having occurred in any jurisdiction or any analogous person having been appointed in any jurisdiction;

(x)	entered into or made an offer (which remains open for acceptance) to enter into, or materially changed the terms of, any agreement, contract, commitment or arrangement with any of the directors of Infast;

(xi)	made or agreed or consented to any material change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual of or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

(xii)	been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in a manner which has a material adverse effect on the Wider Infast Group taken as a whole;

(xiii)	(save as disclosed on publicly available registers) made any alteration to its memorandum or articles of association; or

(xiv)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Infast Group and any other person in a manner which would have a material adverse effect on the financial position of the Wider Infast Group taken as a whole;

(f)	since 31 December 2004, except as Disclosed:

(i)	there having been no adverse change or deterioration in the business, assets, financial or trading position, profits of any member of the Wider Infast Group which in any such case is material in the context of the Wider Infast Group, taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted or announced by or against or remaining outstanding against or in respect of any member of the Wider Infast Group which in any such case might be likely materially and adversely to affect the Wider Infast Group, taken as a whole;

(iii)	there having been no inquiry or investigation by or complaint or reference to any Relevant Authority or other investigative body in respect of any member of the Wider Infast Group and no such inquiry, investigation, complaint or reference having been announced or instituted or remaining outstanding which in any such case might be likely materially and adversely to affect the Wider Infast Group, taken as a whole; or

(iv)	no steps having been taken which will result in the withdrawal, cancellation, termination or adverse modification of any licence held by any member of the Wider Infast Group which is material in the context of the Wider Infast Group, taken as a whole;

(g)	the Offeror not having discovered that save as Disclosed any financial or business information concerning any member of the Wider Infast Group publicly disclosed at any time by or on behalf of any member of the Infast Group is misleading, contains a misrepresentation of fact, or omits to state a fact necessary to make that information not misleading which has not, prior to 26 May 2005, been corrected by public announcement through a Regulatory Information Service or that any member of the Wider Infast Group or any partnership in which any member of the Wider Infast Group has a substantial interest has any liability (contingent or otherwise) that has not been so publicly announced in each case to an extent that is material in the context of the Wider Infast Group, taken as a whole;

(h)	the Offeror not having discovered that, except as Disclosed:

(i)	any past or present member of the Wider Infast Group has not complied with all applicable legislation, directives, regulations, common laws, notices, orders, circulars or guidance notes of any applicable jurisdiction with regard to the use, presence, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance capable of causing harm or damage to the environment, man, flora or fauna, which non-compliance has given rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Infast Group which liability is material in the context of the Wider Infast Group taken as a whole; or

(ii)	there has been any use, presence, treatment, handling, storage, transport, disposal, discharge, spillage, emission or leak of any waste or hazardous substance or any substance capable of causing harm or damage to the environment, man, flora or fauna, from any land, water or other asset owned, occupied or controlled by any member of the Wider Infast Group, which has given rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Infast Group which liability is material in the context of the Wider Infast Group taken as a whole.

For the purposes of these conditions, “the Wider Infast Group” means Infast and its subsidiary undertakings, associated undertakings and any other undertakings in which Infast and/or such undertakings (aggregating their interests) have a substantial interest and “the Wider Anixter Group” means Anixter and its subsidiary undertakings, associated undertakings and any other undertakings in which Anixter and/or such undertakings (aggregating their interests) have a substantial interest and, for these purposes, “substantial interest” means a direct or indirect interest in 30 per cent or more of the equity or voting capital of an undertaking and “Disclosed” shall mean fairly disclosed in any of the documents, papers or information made available to the Offeror, any member of the wider Anixter Group or any of the Offeror’s financial or legal adviser by Infast and its financial and legal advisers prior to 26 May 2005; or (ii) disclosed by being publicly announced through a Regulatory Information Service prior to 26 May 2005; or (iii) disclosed in the annual report and accounts of Infast for the year ended 31 December 2004.

The Offeror reserves the right to waive, in whole or in part, all or any of the conditions other than condition (a).

The Offeror shall be under no obligation to waive or treat as satisfied any of conditions (b) to (h) inclusive by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that such condition or the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of satisfaction. If the Offeror is required by the Panel to make an offer for Infast Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to the above conditions, including condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse unless all of the conditions set out above (other than condition (a)) are satisfied or (if capable of waiver) waived or, where appropriate, determined by the Offeror in its opinion to be or to remain satisfied, by midnight on the later of the twenty first day after the First Closing Date and the date which is 21 days after the date on which the Offer becomes or is declared unconditional as to acceptances, or such later date as the Offeror may, with the consent of the Panel, decide.

The Offer will lapse if, before 1.00 p.m. (London time) on the later of the First Closing Date or the date on which the Offer becomes or is declared unconditional as to acceptances, the Secretary of State for Trade and Industry announces a reference of the Offer or Acquisition to the Competition Commission.

If the Offer so lapses, the Offer will cease to be capable of further acceptance and the Offeror and accepting Infast Shareholders shall then cease to be bound by Forms of Acceptance and Electronic Acceptances submitted at or before the time when the Offer so lapses.

PART B: FURTHER TERMS OF THE OFFER

Except where the context requires otherwise, any reference in this Part B of this Appendix I and in the Form of Acceptance to:

(i)	the “Offer” will include the Offer and any other election available under the Offer and any revision, variation, renewal or extension thereof;

(ii)	the “Offer becoming unconditional” will include references to the Offer being or becoming or being declared unconditional;

(iii)	the Offer being or becoming or being declared “unconditional” will be construed as the Offer being or becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be satisfied;

(iv)	the “acceptance condition” means the condition as to acceptances set out in condition (a) of Part A of this Appendix I and references to the Offer being or becoming or being declared unconditional as to acceptances will be construed accordingly;

(v)	the “Offer Document” will mean this document and any other document containing, or containing details of, the Offer; and

(vi)	“acceptances of the Offer” will include deemed acceptances of the Offer.

The following further terms apply to the Offer, unless the contrary is expressed or the context requires otherwise.

1.	Acceptance Period

(a)	The Offer will initially be open for acceptance until 1.00 p.m. (London time) on the First Closing Date. The Offeror reserves the right (but will not be obliged, other than as may be required by the Code) at any time or from time to time to extend the Offer after such time and in such event will make a public announcement of such extension in the manner described in Section 2 of this Part B of Appendix I. Although no revision is currently envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) from the date of despatching written notice of the revision to Infast Shareholders. Except with the consent of the Panel, no revision of the Offer may be made or posted after 12 July 2005, or, if later, the date falling 14 days before the last date on which the Offer can become unconditional.

(b)	The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after midnight (London time) on 26 July 2005 (or any other time and/ or date beyond which the Offeror has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement, where permitted), nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional, provided that the Offeror reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to any later time(s) and/or date(s). Except with the consent of the Panel, the Offeror may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Infast Shares made after 1.00 p.m. (London time) on 26 July 2005 (or any other time(s) and/or date(s) beyond which the Offeror has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement, where permitted) or such later time(s) and/or date(s) as the Offeror, with the permission of the Panel, may determine. If the latest time at which the Offer may become unconditional is extended beyond midnight (London time) on 26 July 2005, acceptances received and purchases made in respect of which relevant documents are received by Capita Registrars after 1.00 pm (London time) on 26 July 2005 may (except where the Code otherwise permits) only be taken into account with the consent of the Panel.

(c)	If the Offer becomes or is declared unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of the Offeror that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given to those Infast Shareholders who have not accepted the Offer prior to the closing of the Offer.

(d)	If a competitive situation arises and is continuing on 26 July 2005, the Offeror will enable holders of Infast Shares in uncertificated form who have not already validly accepted the Offer but who have previously accepted the competing offer to accept the Offer by special form of acceptance to take effect on 26 July 2005. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that (i) it is received by Capita Registrars on or before 26 July 2005; (ii) the relevant Infast Shareholder shall have applied to withdraw his acceptance of the competing offer but that the Infast Shares to which such withdrawal relates shall not have been released from escrow before 26 July 2005 by the escrow agent to the competing offer; and (iii) the Infast Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in the letter from KPMG Corporate Finance contained in Part 2 of this document on or before 26 July 2005, but an undertaking is given that they will be so transferred as soon as possible thereafter. Infast Shareholders wishing to use such forms of acceptance should apply to Capita Registrars on 0870 162 3121 between 9.00 a.m. and 5.00 p.m. on the Business Day preceding 26 July 2005 in order that such special forms can be despatched. Notwithstanding the right to use such special form of acceptance, holders of Infast Shares in uncertificated form may not use a Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the Offer in respect of such shares.

(e)	If a competitive situation arises after a “no extension” and/or “no increase” statement has been made by the Offeror in connection with the Offer, the Offeror may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), withdraw such statement and be free to extend or revise the Offer provided that it complies with the requirements of the Code and, in particular, that (i) it announces such withdrawal as soon as possible and in any event within four Business Days of the firm announcement of the competing offer and notifies Infast Shareholders to that effect in writing at the earliest practicable opportunity or, in the case of Infast Shareholders with registered addresses outside the UK or whom the Offeror reasonably believes to be nominees, custodians or trustees holding Infast Shares for such persons, by announcement in the UK at the earliest practicable opportunity and (ii) any Infast Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with Section 3(c) of this Part B of Appendix I. The Offeror may choose not to be bound by a “no increase” and/or “no extension” statement if, having reserved the right to do so, it posts an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the board of directors of Infast, or in other circumstances permitted by the Panel.

(f)	For the purposes of determining at any particular time whether the acceptance condition has been satisfied, the Offeror will not be bound (unless otherwise required by the Panel) to take into account any Infast Shares which have been issued or unconditionally allotted or which arise as the result of the exercise of conversion rights before such time unless written notice, containing relevant details of the allotment, issue or conversion, has been received before that time by the Offeror or Capita Registrars on behalf of the Offeror from Infast or its agents at the address specified in Section 3(a) of this Part B of Appendix I. Notification by electronic mail, telex or facsimile or other electronic transmission will not be sufficient to constitute such written notice.

2.	Announcements

(a)	Without prejudice to Section 3(a) of this Part B of Appendix I, by 8.00 a.m (London time) on the Business Day (the “relevant day”) next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended (as the case may be), or such later time(s) or date(s) as the Panel may agree, the Offeror will make an appropriate announcement in the United Kingdom and the United States and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Infast Shares and rights over Infast Shares (as nearly as practicable):

(i)	for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with the Offeror for the purposes of the Offer);

(ii)	acquired or agreed to be acquired by or on behalf of the Offeror or any person acting or deemed to be acting in concert with the Offeror for the purposes of the Offer during the Offer Period; and

(iii)	held by or on behalf of the Offeror or any person acting or deemed to be acting in concert with the Offeror for the purposes of the Offer prior to the Offer Period;

and the announcement will specify the percentage of the Infast Shares represented by each of these figures.

(b)	Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) in the United Kingdom and the US on the relevant day (or such later time and/ or date as the Panel may agree). The announcement will state the next expiry time and/or date (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of Infast Shares and rights over Infast Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes, subject to Section 8(c) of this Part B of Appendix I (and except as otherwise agreed by the Panel), acceptances and purchases which are not in all respects in order or which are subject to verification provided that such acceptances or purchases shall not be included unless they could be counted towards fulfilling the acceptance condition in accordance with Section 8(c) of this Part B of Appendix I.

(c)	In this Appendix I, references to the making of an announcement or the giving of notice by the Offeror include the release of an announcement by public relations consultants or by KPMG Corporate Finance to the press and the delivery by hand or telephone, electronic mail, telex or facsimile transmission or other electronic transmission of an announcement through a Regulatory Information Service. An announcement made otherwise than through a Regulatory Information Service will be notified simultaneously through a Regulatory Information Service (unless otherwise agreed by the Panel).

(d)	Without limiting the manner in which the Offeror may choose to make any public announcement, and subject to Anixter’s and the Offeror’s obligations under applicable law, the Exchange Act and/or the Code, the Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a Regulatory Information Service and as it and Anixter deem appropriate in the United States.

3.	Rights Of Withdrawal

(a)	Save as the Offeror may otherwise agree with the Panel, if the Offeror, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time) on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) to comply with any of the other relevant requirements relating to the Offer specified in Section 2(a) of this Part B of Appendix I, an accepting certificated Infast Shareholder may immediately thereafter withdraw his/her acceptance of the Offer by written notice in accordance with the requirements set out in this Section 3 received by post or by hand by (during normal business hours only) Capita Registrars at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TH, England. Alternatively, in the case of Infast Shares in uncertificated form, withdrawals can also be effected in the manner set out in Section 3(f) below. Subject to Section 1(b) of this Part B of Appendix I (and save as the Offeror may otherwise agree with the Panel), this right of withdrawal may be terminated not less than eight days after the relevant day by the Offeror confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in Section 2(a) of this Part B of Appendix I. If any such confirmation is given, the first period of 14 days referred to in Section 1(c) of this Part B of Appendix I will run from the date of such confirmation and compliance.

(b)	If by 1.00 p.m. (London time) on 8 July 2005 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Infast Shareholder may withdraw his/her acceptance of the Offer at any time thereafter in the manner referred to in Section 3(a) above before (or, in the case of Infast Shares held in uncertificated form, in the manner set out in Section 3(f) below) the earlier of (i) the time that the Offer becomes unconditional, (ii) the final time for lodgement of acceptances which can be taken into account in accordance with Section 1(b) of this Part B of Appendix 1.

(c)	If a “no extension” and/or a “no increase” statement has been withdrawn in accordance with Section 1(e) of this Part B of Appendix I, any acceptance of the Offer after the date of such statement may be withdrawn thereafter in the manner referred to in Section 3(a) above (or, in the case of Infast Shares held in uncertificated form, in the manner set out in Section 3(f) below) for a period of eight days following the date on which the notice of the withdrawal of such statement is posted to Infast Shareholders.

(d)	Except as provided by this Section 3, all acceptances of the Offer and elections thereunder will be irrevocable.

(e)	The Offeror may (in its absolute discretion) allow any acceptance of the Offer to be withdrawn (in whole or in part) without allowing withdrawal of any other acceptances in so far as necessary to enable the relevant Infast Shares to be purchased by it otherwise than pursuant to the Offer.

(f)	In the case of Infast Shares held in uncertificated form, if withdrawals are permitted pursuant to Sections 3(a), 3(b) or 3(c) above, an accepting Infast Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

•	the number of Infast Shares to be withdrawn;

•	the corporate action ISIN number of Infast Shares. This is GB0005530216

•	the member account ID of the accepting shareholder;

•	the participant ID of the accepting shareholder;

•	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is ANIINF01;

•	the participant ID of the Escrow Agent included in the relevant Electronic Acceptance. This is RA10;

•	the CREST transaction ID of the Electronic Acceptance to be withdrawn, to be inserted in the shared note field;

•	the intended settlement date for the withdrawal;

•	the corporate action number for the Offer. This will be allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

•	input with standard delivery instruction priority of 80.

Any such withdrawal will be conditional upon Capita Registrars verifying that the withdrawal request is validly made. Accordingly, Capita Registrars will on behalf of the Offeror reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(g)	In this Section 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Infast Shareholder(s) or his/her/their agent(s) duly appointed in writing (satisfactory evidence of whose appointment is produced with the notice). Electronic mail, telex or facsimile or other electronic transmission or copies will not be sufficient to constitute such written notice. No notice which is post-marked or otherwise appears to the Offeror or its agents to have been sent from Canada, Australia or Japan will be treated as valid.

(h)	To be effective, a written notice of withdrawal must be received on a timely basis by Capita Registrars at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TH, England and must specify the name of the person from whom the acceptance was received, the number of Infast Shares to be withdrawn and (if share certificates have been delivered) the name of the registered holder, if different from the name of the person from whom the acceptance was received.

(i)	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror whose determination (except as required by the Panel) will be final and binding. None of the Offeror, Anixter, Infast, KPMG Corporate Finance, Capita Registrars or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this Section 3(i).

4. Revised Offer

(a)	Although no such revision is currently envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) (and the Offeror reserves the right to make such revision), and any such revised Offer represents on the date on which the revision is announced (on such basis as KPMG Corporate Finance may consider appropriate) an improvement (or no diminution) in the value of the consideration or terms offered compared with the consideration or terms previously offered, the benefit of the revised Offer will, subject to Sections 4(c) and (d) and 7 of this Part B of Appendix I, be made available to any Infast Shareholders who have accepted the Offer in its original or previously revised form(s) (each a “Previous Acceptor”). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) will, subject to Sections 4(c) and (d) and 7 of this Part B of Appendix I, be treated as an acceptance of the Offer as so revised and will also constitute the appointment of any director of the Offeror or any duly authorised representative of KPMG Corporate Finance or any of their respective agents as his/her attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make on his/her behalf such elections for and/or accept such alternative forms of consideration on his/her behalf in such proportions as such attorney and/or agent in his/her absolute discretion thinks fit, and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and take such further actions (if any) as may be required to give effect to such elections and/or acceptances. In making any such election and/or acceptance, the attorney and/or agent will take into account the nature of any previous elections and/or acceptances made by or on behalf of the Previous Acceptor and such other facts or matters as he/she may reasonably consider relevant. The attorney and/or agent shall not be liable to any Infast Shareholder or other person in making any such election and/or acceptance or in making any determination in respect thereof.

(b)	The Offeror and KPMG Corporate Finance reserve the right (subject to Section 4(a) above) to treat any executed Form of Acceptance or TTE instruction relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) on or after the announcement or making of the Offer in any revised form as a valid acceptance of the revised Offer and/or election in respect of the revised Offer and such acceptance will constitute an authority in the terms of Section 4(a) above mutatis mutandis on behalf of the relevant Infast Shareholder.

(c)	The deemed acceptances and elections referred to in this Section 4 shall not apply and the authorities conferred by this Section 4 shall not be exercised by any director of the Offeror or any duly authorised representative of KPMG Corporate Finance or any of their respective agents if, as a result thereof, the Previous Acceptor would (on such basis as KPMG Corporate Finance may consider appropriate) thereby receive under or in consequence of the Offer and/or any alternative pursuant thereto as revised or otherwise, less in aggregate consideration than would have been received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was originally accepted by such Previous Acceptor or on his/her behalf (unless such Previous Acceptor has previously agreed in writing to receive less in aggregate consideration).

(d)	The deemed acceptances and elections referred to in this Section 4 will not apply and the authorities conferred by this Section 4 will be ineffective to the extent that a Previous Acceptor:

(i)	in respect of Infast Shares in certificated form, shall lodge with Capita Registrars, within 14 days of the posting of the document pursuant to which the revision of the Offer is made available to Infast Shareholders, a Form of Acceptance or some other form issued by or on behalf of the Offeror in which he/she validly elects to receive the consideration receivable by him/her under such revised Offer in some other manner; or

(ii)	in respect of Infast Shares in uncertificated form, sends (or, if a CREST sponsored member, procures that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and settle, include the following details:

•	the number of Infast Shares in respect of which the changed election is made;

•	the corporate Action ISIN. This is GB0005530216;

•	the member account ID of the Previous Acceptor;

•	the participant ID of the previous Acceptor;

•	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is ANIINF01;

•	the participant ID of the Escrow Agent included in the relevant Electronic Acceptance. This is RA10;

•	the CREST transaction ID of the Electronic Acceptance in respect of which the election is to be changes to be inserted at the beginning of the shared note field;

•	the intended settlement date for the changed election;

•	the corporate action number for the Offer. This will be allocated by CRESTCo and can be found by viewing the relevant corporate Action details in CREST;

and, in order that the desired change of election can be effected, must include:

•	the member account ID of the Escrow Agent relevant to the new election; and

•	input with standard delivery instruction priority 80.

Any such change of election will be conditional upon Capita Registrars verifying that the request is validly made. Accordingly Capita Registrars will on behalf of the Offeror reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(e)	The powers of attorney, appointments and authorities conferred by this Section 4 and any acceptance of a revised Offer and any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes able to withdraw his/her acceptance under Section 3 of this Part B of Appendix I and duly does so.

5. Form Of Acceptance

Each Infast Shareholder by whom, or on whose behalf, any Form of Acceptance is executed and lodged with Capita Registrars, subject to the rights of withdrawal set out in Section 3 of this Part B of Appendix I, irrevocably (so as to bind him/her and his/her personal or legal representatives, heirs, successors and assigns) undertakes, represents, warrants and agrees to and with the Offeror, KPMG Corporate Finance, Capita Registrars and their respective agents to the following effect:

(a)	that the execution of the Form of Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of Infast Shares in certificated form inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

(ii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in Section 3 of this Part B of Appendix 1, each such acceptance, election and undertaking shall be irrevocable. If Box 1 is left blank or a number greater than such Infast Shareholder’s registered holding appears in Box 1 or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance by such Infast Shareholder of the terms of the Offer in respect of the total number of Infast Shares in certificated form registered in his name;

(b)	that he/she is irrevocably and unconditionally entitled to sell and transfer the legal and beneficial ownership of the Infast Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted and that such Infast Shares are sold fully paid up and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching thereto as at the date of this document, including, without limitation, voting rights and the right to receive and retain all dividends and other distributions declared, paid or made on or after the date of this document other than the final dividend of 0.6 pence payable on 3 June 2005;

(c)	that unless “NO” is inserted in Box 5 of the Form of Acceptance:

(i)	such Infast Shareholder has not received or sent (directly or indirectly) copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements of such jurisdiction;

(ii)	in connection with the Offer or the execution or delivery of the Form of Acceptance, there has been no use, directly or indirectly, of the mails of, or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of, Canada, Australia or Japan;

(iii)	such Infast Shareholder was outside Canada, Australia and Japan when the Form of Acceptance was sent and at the time of accepting the Offer in respect of the Infast Shares to which the Form of Acceptance relates; and

(iv)	in respect of the Infast Shares to which the Form of Acceptance relates, such Infast Shareholder is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Canada, Australia and Japan;

(d)	that the execution of the Form of Acceptance and its delivery to Capita Registrars or otherwise to or on behalf of the Offeror constitutes (subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Infast Shareholder not having validly withdrawn his/her acceptance) the irrevocable separate appointment of any director, representative, agent or other person authorised by the Offeror or KPMG Corporate Finance as such Infast Shareholder’s attorney and/or agent (the “attorney”) with an irrevocable authorisation and instruction to:

(i)	complete and execute all or any form(s) of transfer renunciation and/or other document(s) in the attorney’s discretion in relation to the Infast Shares referred to in Section 5(a) above in favour of the Offeror or such other person or persons as the Offeror or its agents may direct;

(ii)	deliver such form(s) of transfer, renunciation and/or other document(s) at the attorney’s discretion together with any share certificate(s) and/or other document(s) of title relating to such Infast Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)	do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer pursuant to the Form of Acceptance and to vest in the Offeror (or as it may direct) the Infast Shares as aforesaid;

(e)	that, in relation to Infast Shares in certificated form and subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Infast Shareholder not having validly withdrawn his/her acceptance, the execution of the Form of Acceptance and its delivery to Capita Registrars, or otherwise to or on behalf of the Offeror, constitutes a separate and irrevocable authority and request:

(i)	to Infast or its agents to procure the registration of the transfer of the Infast Shares referred to in Section 5(a) and, in respect of Infast Shares that are in certificated form, the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to the Offeror or as it may direct;

(ii)	subject to the provisions of Section 7 of this Part B of Appendix I, if the Infast Shares concerned are in certificated form, to the Offeror and KPMG Corporate Finance or their respective agents to procure the despatch by post (or such other method as may be approved by the Panel) of the consideration to which such Infast Shareholder is entitled, at the risk of such Infast Shareholder, to the person or agent whose name and address outside Canada, Australia and Japan is set out in Box 3 or 6 of the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address outside Canada, Australia and Japan;

(iii)	to the Offeror or its agents, to record and act upon any instructions with regard to notices or payments which have been entered in the records of Infast in respect of such Infast Shareholder’s holdings of Infast Shares;

(f)	that the execution of the Form of Acceptance and its delivery to Capita Registrars, or otherwise to or on behalf of the Offeror, constitutes a separate and irrevocable authority to the Offeror and KPMG Corporate Finance or their respective representatives or agents in the terms of Section 4(a) of this Part B of Appendix I;

(g)	that, subject to the Offer becoming unconditional in all respects in accordance with its terms (or, in the case of voting by proxy, if the Offer will become unconditional in all respects or lapse depending upon the outcome of the resolution in question or in such other circumstances as the Offeror may request and the Panel may permit), in respect of Infast Shares in certificated form in respect of which the Offer has been accepted, or is deemed to be accepted, which acceptance has not been validly withdrawn, and pending registration, the execution of a Form of Acceptance and its delivery to Capita Registrars or otherwise to or on behalf of the Offeror shall constitute with regard to such Infast Shares:

(i)	an irrevocable authority to the Offeror and/or its agents to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of Infast) attaching to any such Infast Shares;

(ii)	an irrevocable authority to Infast and/or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him/her as a member of Infast (including, but not limited to, any share certificate(s) or other document(s) of title issued as a result of a conversion of such Infast Shares into certificated form) to the Offeror at its registered office;

(iii)	an irrevocable authority to any director of, or person authorised by, the Offeror and/or its agents to sign any document and to do such things as may in the opinion of the Offeror or that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Infast Shares held by him/her (including, but without limitation, to sign any consent to short notice of a general meeting or separate class meeting of Infast on his/her behalf and/or attend and/or execute a form of proxy in respect of such Infast Shares appointing any person nominated by the Offeror to attend general meetings and separate class meetings of Infast and to exercise the votes attaching to such Infast Shares on his/her behalf, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(iv)	the irrevocable agreement of such Infast Shareholder not to exercise any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of Infast) attaching to any such Infast Shares without the consent in writing of the Offeror and the irrevocable undertaking of such Infast Shareholder not to appoint a proxy for or to attend any general meeting or separate class meeting of Infast;

(h)	that he/she will deliver to Capita Registrars, at the address and in the manner referred to in Section 3 of this Part B of Appendix I, his/her share certificate(s) and/or other document(s) of title in respect of the Infast Shares referred to in Section 5(a)(i) above that are held in certificated form and in relation to which his/her acceptance has not been validly withdrawn, or an indemnity acceptable to the Offeror in lieu thereof, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

(i)	that, if he/she accepts the Offer, he/she will do all such acts and things as shall, in the opinion of the Offeror or Capita Registrars, be necessary or expedient to vest in the Offeror or its nominee(s) or such other person(s) as the Offeror may decide the number of Infast Shares in certificated form inserted or deemed to be inserted in Box 1 of the Form of Acceptance;

(j)	that the terms and conditions of the Offer contained in this document will be deemed to be incorporated in and form part of the Form of Acceptance, which will be read and construed accordingly;

(k)	that none of the Offeror, Anixter, KPMG Corporate Finance or Capita Registrars or any of their authorised representatives, directors, employees or agents or (subject to the Offer becoming unconditional in all respects) Infast or any of its agents, as the case may be, shall have any liability whether in contract, under any common law duty of care or otherwise howsoever, in relation to the exercise in good faith of any of the powers and/or appointments and/or authorities hereunder or in relation to any other determination or discretion any of them may make in good faith hereunder or otherwise in relation to the Offer;

(l)	that he/she agrees to ratify each and every act or thing which may be done or effected by the Offeror or Anixter or KPMG Corporate Finance or Capita Registrars or any of their respective authorised representatives, directors, employees or agents or persons authorised by them or

(subject to the Offer becoming unconditional in all respects) Infast or any of its agents, as the case may be, in the exercise of any of the powers and/or appointments and/or authorities hereunder and to fully indemnify and hold harmless each such person against any losses arising therefrom;

(m)	that, if any provision of this Part B of Appendix I will be unenforceable or invalid or will not operate so as to afford the Offeror or KPMG Corporate Finance or Capita Registrars or any authorised representative of any of them or their respective agents the benefits, powers, appointments and authorities expressed to be given therein, he/she shall, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable those persons to secure the full benefits of this Part B;

(n)	that on execution the Form of Acceptance will take effect as a deed; and

(o)	that execution by or on behalf of an Infast Shareholder of a Form of Acceptance constitutes his/her irrevocable submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the exclusive jurisdiction of the courts of England and his/her agreement that nothing shall limit the right of the Offeror or Anixter or KPMG Corporate Finance to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

6. Electronic Acceptances

Each Infast Shareholder who holds Infast Shares in uncertificated form by whom, or on whose behalf, an Electronic Acceptance is made, subject to the rights of withdrawal set out in Section 3 of this Part B of Appendix I irrevocably (so as to bind him/her and his/her personal or legal representatives, heirs, successors and assigns) undertakes, represents, warrants and agrees to and with the Offeror, KPMG Corporate Finance, Capita Registrars and their respective agents to the following effect that:

(a)	The Electronic Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of Infast Shares in uncertificated form to which a TTE instruction relates; and

(ii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing; and

(iii)	a representation and warranty that he is the beneficial owner of the number of Infast Shares to which a TTE instruction relates or, if he is not, he is irrevocably and unconditionally entitled to transfer such Infast Shares in uncertificated form and that the entire beneficial interest therein will be acquired under the Offer, on and subject to the terms and conditions set out or referred to in this document, in each case on and subject to the terms and conditions set out in this document and that, subject only to the rights of withdrawal set out in Section 3 of this Part B of Appendix I, each such acceptance, election and undertaking shall be irrevocable.

(b)	The Infast Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching thereto as at the date of this document, including, without limitation, voting rights and the right to receive and retain all dividends and other distributions declared, paid or made on or after the date of this document other than the final dividend of 0.6 pence payable on 3 June 2005.

(c)	Such Infast Shareholder:

(i)	has not received or sent (directly or indirectly) copies or originals of this document, the Form of Acceptance or any related documents in, into or from Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements of such jurisdiction;

(ii)	has not utilised in connection with the Offer, directly or indirectly, the use of the mails of, or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of, Canada, Australia or Japan at the time of the input and settlement of the relevant TTE instruction(s);

(iii)	in respect of the Infast Shares in uncertificated form to which an Electronic Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Canada, Australia and Japan; and

(iv)	if he is not resident in the United Kingdom, has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance in any territory, and that he has not taken or omitted to take any action which will or may result in the Offeror, KPMG Corporate Finance or any other person acting in breach of any legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof;

provided that the warranties and representations above shall be deemed not be given if the Infast Shareholder purports to accept the Offer by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends a) Restricted Escrow Transfer and a Restricted ESA Instruction pursuant to Section 7(d) of this Part B of Appendix I.

(d)	The Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Infast Shareholder not having validly withdrawn his/her acceptance, the irrevocable separate appointment of any director, representative, agent or other person authorised by the Offeror or KPMG Corporate Finance as such Infast Shareholder’s attorney and/or agent (the “attorney”) with an irrevocable authorisation and instruction to:

(i)	complete and execute all or any form(s) of transfer, renunciation and/or other document(s) in the attorney’s discretion in relation to the Infast Shares referred to in Section 6(a) above in favour of the Offeror or such other person or persons as the Offeror or its agents may direct; and

(ii)	deliver such form(s) of transfer, renunciation and/or other document(s) at the attorney’s discretion together with any share certificate(s) and/or other document(s) of title relating to such Infast Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)	do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in the Offeror (or as it may direct) the Infast Shares as aforesaid.

(e)	The Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Infast Shareholder not having validly withdrawn his/her acceptance, the irrevocable appointment of Capita Registrars as such Infast Shareholder’s attorney and/or agent (the “Attorney”) with an irrevocable authorisation and instruction:

(i)	to transfer to itself (or to such other person or persons as the Offeror or its agents may direct) by means of CREST all or any of the Electronic Acceptance Shares (as defined below); and

(ii)	if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), to transfer all Electronic Acceptance Shares to the original available balance of the accepting Infast Shareholder,

In this Section 6, “Electronic Acceptance Shares” means Infast Shares in uncertificated form referred to in Section 6(a) above in respect of which an accepting Infast Shareholder has not validly withdrawn his acceptance.

(f)	The Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Infast Shareholder not having validly withdrawn his acceptance, a separate and irrevocable authority and request to the Offeror and KPMG Corporate Finance or their respective agents, subject to the provisions of Section 7 of this Part B of Appendix I, to ensure that a CREST payment in accordance with the CREST payment arrangements is made in respect of any cash consideration to which such Infast Shareholder is entitled under the Offer, provided that (i) the Offeror may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post and Section 5(e)(ii) of this Part B of Appendix I shall apply to the despatch of any consideration by post pursuant to this Section 6(f); and (ii) if any Infast Shareholder concerned is a CREST member whose registered address is in Canada, Australia or Japan, any cash consideration to which such Infast Shareholder is entitled shall be paid by cheque despatched by post and Section 5(e)(ii) of this Part B of Appendix I above shall apply.

(g)	The Electronic Acceptance constitutes a separate and irrevocable authority to the Offeror and KPMG Corporate Finance or their respective representatives or agents in the terms of Section 4(a) of this Part B of Appendix I in respect of the Electronic Acceptance Shares.

(h)	Subject to the Offer becoming unconditional in all respects in accordance with its terms (or, in the case of voting by proxy, if the Offer will become unconditional in all respects or lapse depending upon the outcome of the resolution in question or in such other circumstances as the Offeror may request and the Panel may permit) and pending registration:

(i)	the Offeror and/or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of Infast) attaching to any such uncertificated Infast Shares in respect of which the Offer is accepted or deemed to have been accepted and such acceptance has not been validly withdrawn;

(ii)	an Electronic Acceptance by an Infast Shareholder constitutes in respect of the Infast Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(aa)	irrevocable authority to Infast and/or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him/her as a member of Infast (including, but not limited to, any share certificate(s) or other document(s) of title issued as a result of a conversion of such Infast Shares into certificated form) to the Offeror at its registered office;

(bb)	an irrevocable authority to any director of, or person authorised by, the Offeror and/ or its agents to sign any document and to do such things as may in the opinion of the Offeror or that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Infast Shares held by him/her (including, but without limitation, to sign any consent to short notice of a general meeting or separate class meeting of Infast on his/her behalf and/or attend and/or execute a form of proxy in respect of such Infast Shares appointing any person nominated by the Offeror to attend general meetings and separate class meetings of Infast and to exercise the votes attaching to such Infast Shares on his/her behalf, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(cc)	the irrevocable agreement of such Infast Shareholder not to exercise any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of Infast) attaching to any such Infast Shares without the consent in writing of the Offeror and the irrevocable undertaking of such Infast Shareholder not to appoint a proxy for or to attend any general meeting or separate class meeting of Infast.

(i)	If, for any reason, any Infast Shares in respect of which a TTE instruction has been effected in accordance with paragraph 15 of the letter from KPMG Corporate Finance contained in Part 2 of this document are converted to certificated form, he/she will (without prejudice to Section 6(h)(ii)(aa) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Infast Shares as are so converted to Capita Registrars at the address referred to in Section 3 of this Part B of Appendix I or to the Offeror at its registered office or as the Offeror or its agents may direct.

(j)	The creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payments arrangements as referred to in Section 6(f) above shall, to the extent of the obligation so created, discharge in full any obligation of the Offeror and/or KPMG Corporate Finance to pay to him/her the cash consideration to which he/she is entitled pursuant to the Offer.

(k)	If he accepts the Offer and does not validly withdraw such acceptances, he will do all such acts and things as shall, in the opinion of the Offeror or Capita Registrars, be necessary or expedient to enable Capita Registrars to perform its functions as Escrow Agent for the purposes of the Offer.

(l)	None of the Offeror, Anixter, KPMG Corporate Finance or Capita Registrars or any of their authorised representatives, directors, employees or agents or (subject to the Offer becoming unconditional in all respects) Infast or any of its agents, as the case may be, shall have any liability whether in contract, under any common law duty of care or otherwise howsoever, in relation to the exercise in good faith of any of the powers and/or appointments and/or authorities hereunder or in relation to any other determination or discretion any of them may make in good faith hereunder or otherwise in relation to the Offer.

(m)	He agrees to ratify each and every act or thing which may be done or effected by the Offeror or Anixter or KPMG Corporate Finance or Capita Registrars or any of their respective authorised representatives, directors, employees or agents or persons authorised by them or (subject to the Offer becoming unconditional in all respects) Infast or any of its agents, as the case may be, in the exercise of any of the powers and/or appointments and/or authorities hereunder and to fully indemnify and hold harmless each such person against any losses arising therefrom.

(n)	If any provision of this Part B of Appendix I will be unenforceable or invalid or will not operate so as to afford the Offeror or KPMG Corporate Finance or Capita Registrars or any authorised representative of any of them or their respective agents the benefits, powers, appointments and authorities expressed to be given therein, he/she shall, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable those persons to secure the full benefits of this Part B of Appendix I.

(o)	The making of an Electronic Acceptance constitutes his irrevocable submission, in relation to all matters arising out of or in connection with the Offer and the Electronic Acceptance, to the exclusive jurisdiction of the courts of England and his/her agreement that nothing shall limit the right of the Offeror or Anixter or KPMG Corporate Finance to bring any action, suit or proceeding arising out of or in connection with the Offer and the Electronic Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(p)	By virtue of the Regulations the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of Infast Shares in the terms of the powers and authorities expressed to be given by this Section 6 to the Offeror and KPMG Corporate Finance and any of their respective directors or agents.

(q)	References in this Section 6 to an Infast Shareholder should include references to the person or persons making an Electronic Acceptance and, in the event of more than one person making an Electronic Acceptable, the provisions of this Section 6 shall apply to them jointly and severally.

7. Overseas Shareholders

(a)	The making of the Offer in, or to certain persons resident in, or citizens or nationals of, jurisdictions outside the UK and the United States, or to persons who are custodians, nominees or trustees for citizens or nationals or residents of jurisdictions outside the UK and the United States (“Overseas Persons”) may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such Overseas Persons should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such Overseas Person wishing to accept the Offer to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in that jurisdiction. Any such overseas person will be responsible for any such issue, transfer or other taxes or duties by whomsoever payable and the Offeror and KPMG Corporate Finance (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such overseas person for any such issue, transfer or other taxes or duties or other requisite payments as the Offeror or KPMG Corporate Finance may be required to pay.

If you are an Overseas Person and you are in any doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

(b)	In particular, unless otherwise determined by the Offeror, the Offer is not being, and may not be, published or made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of, Canada, Australia or Japan or otherwise in or into Canada, Australia or Japan, and the Offer is not capable of acceptance by any such use, means or instrumentality or facility or from within Canada, Australia or Japan. Accordingly, copies of this document, the Form of Acceptance and any related documents are not being, and must not be, directly or indirectly, mailed, or otherwise distributed or sent in or into or from Canada, Australia or Japan, including to Infast Shareholders with registered addresses in these jurisdictions or to persons whom the Offeror knows to be custodians, nominees or trustees holding Infast Share for such overseas persons.

Persons receiving such documents (including, without limitation, custodians, nominees and trustees and escrow, commission and other agents) must not distribute, forward, send or mail them, directly or indirectly, in, into or from Canada, Australia or Japan or use Canadian, Australian or Japanese mails or any such means, instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use Canadian, Australian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly related to acceptance of the Offer.

Envelopes containing Forms of Acceptance, evidence of title or other documents relating to the Offer must not be post-marked in Canada, Australia or Japan or otherwise despatched from Canada, Australia or Japan and all accepting Infast Shareholders must provide addresses outside Canada, Australia and Japan for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to Section 5 above or for the return of the Form of Acceptance and (in relation to Infast Shares in certificated form) any share certificate(s) and/or other document(s) of title.

(c)	Subject as provided below, an Infast Shareholder may (at the discretion of the Offeror) be deemed not to have accepted the Offer if:

(i)	he/she puts “NO” in Box 5 of the Form of Acceptance and thereby does not make the representations and warranties set out in Section 5(c) of this Part B of Appendix I;

(ii)	he/she completes Box 3 of the Form of Acceptance with an address in Canada, Australia or Japan or has a registered address in Canada, Australia or Japan and in either case he/ she does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside Canada, Australia and Japan to whom he/she wishes the consideration to which he/she is entitled under the Offer, or returned documents, to be sent, subject to the provisions of this Section 7 and applicable laws;

(iii)	he/she inserts in Box 4 of the Form of Acceptance a telephone number in Australia, Canada or Japan for use in the event of queries;

(iv)	a Form of Acceptance received from him/her is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, Canada, Australia or Japan;

(v)	he/she inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in Canada, Australia or Japan to whom he/she wishes the consideration to which he/ she is entitled under the Offer, or returned documents, to be sent; or

(vi)	he makes a Restricted Escrow Transfer (as defined below) pursuant to Section 7(d) below unless he also makes a related Restricted ESA instruction (as defined below) which is accepted by Capita Registrars, and the Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in Section 5(c) or (as the case may be) Section 6(c) of this Part B of Appendix I could have been truthfully given by the relevant Infast Shareholder and, if such investigation is made and as a result the Offeror determines (for any reason) that such representations and warranties could not have been so given, such acceptance or any election thereunder may be rejected as invalid.

(d)	If an Infast Shareholder holding Infast Shares in uncertificated form is unable to given the warranty set out in Section 6(c) of this Part B of Appendix I, but nevertheless can provide evidence satisfactory to the Offeror that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both (1) a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”) and (2) one or more valid ESA instructions (a “Restricted ESA instruction”). Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA instruction(s) settle in CREST and the Offeror decides, in its absolute discretion, to exercise its right described in Section 7(g) below to waive, vary or modify the terms of the Offer relating to overseas shareholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in Section 1(a) of this Part B of Appendix I. If the Offeror accordingly decides to permit such acceptance to be made, Capita Registrars will on behalf of the Offeror accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Capita Registrars will on behalf of the Offeror reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

•	the corporate action ISIN number which is GB0005530216;

•	the number of Infast Shares in uncertified form in respect of which you wish to accept the Offer (i.e the number of Infast Shares in uncertified form to be transferred to an escrow balance);

•	your Participant ID;

•	your member account ID;

•	the Participant ID of the Escrow Agent, this is RA10;

•	the member account ID of the Escrow Agent specific to a Restricted Escrow Transfer, this is RESTRICT;

•	the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. (London time) on 17 June 2005;

•	the corporate action number for the Offer which is allocated by CRESTCo and can be found by reviewing the relevant Corporate Action details in CREST;

•	input with standard delivery instruction priority of 80; and

•	contact name and telephone number inserted in the shared note field.

Each Restricted ESA Instruction must, in order for it to be valid and settle, include the following details:

•	the corporate action ISIN number of the Infast Shares this is GB0005530216;

•	the number of Infast Shares in uncertificated form relevant to that Restricted ESA Instruction;

•	your Participant ID;

•	your member ID;

•	the Participant ID of the Escrow Agent, this is RA10;

•	the member account ID of the Escrow Agent set out in the Restricted Escrow Transfer, this is RESTRICT;

•	the member account ID of the Escrow Agent of the Offer. This is ANIINF01;

•	the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates to be inserted at the beginning of the shared note field;

•	the intended settlement date. This should be as soon as possible and in any event not alter than 1.00 p.m. (London time) on 17 June 2005;

•	the corporate action number for the Offer; and

•	input with standard delivery instructing priority of 80.

(e)	If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees and escrow, commission and other agents) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Form of Acceptance or any related document in, into or from Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce, or of any facility of a national securities exchange of, Canada, Australia or Japan in connection with such forwarding, such person should (i) inform the recipient of such fact, (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient and (iii) draw the attention of the recipient to this Section 7.

(f)	The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Form of Acceptance and any related documents are not or may not be despatched and such persons may collect copies of those documents from Capita Registrars, at the address referred to in Section 3(a) of this Part B of Appendix I. The Offeror and KPMG Corporate Finance reserve the right to notify any matter, including the making of the Offer, to all or any Infast Shareholders:

(i)	with a registered address outside the UK and the United States; or

(ii)	whom the Offeror knows to be a custodian, trustee or nominee or escrow, commission or other agent holding Infast Shares for persons who are citizens, residents or nationals of jurisdictions outside the UK and the United States, by announcement in the UK through a Regulatory Information Service and an announcement in the United States or in any other appropriate manner, or by paid advertisement in a national newspaper published and circulated in the UK and an announcement made in the United States in such manner as is reasonably calculated to inform US shareholders (in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by any such Infast Shareholder(s) to receive or see such notice) and all references in this document to notice or the provision of information in writing by or on behalf of the Offeror shall be construed accordingly.

(g)	Notwithstanding anything to the contrary contained in this document or the Form of Acceptance, the Offeror and KPMG Corporate Finance may make the Offer (with or without giving effect to the foregoing paragraphs of this Section 7) in Canada, Australia or Japan in accordance with applicable law in Canada, Australia or Japan and in this connection the provisions of Section 5(c) or (as the case may be) Section 6(c) of this Part B of Appendix I and this Section 7 will be varied accordingly.

(h)	The provisions of this Section 7 and/or any other terms of the Offer relating to Overseas Persons may be waived, varied or modified as regards specific Infast Shareholder(s) or on a general basis by the Offeror at its absolute discretion. Subject thereto, the provisions of this Section 7 override any terms of the Offer inconsistent with them.

8.	General

(a)	Save with the consent of the Panel and the Offeror, the Offer will lapse unless all conditions relating to the Offer, other than the acceptance condition, have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by the Offeror in its opinion to be or remain satisfied by midnight (London time) on the later of 8 July 2005 and the date which is 21 days after the date on which the Offer becomes unconditional or such later date as the Offeror may, with the consent of the Panel, decide provided that the Offeror shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of satisfaction. The Offer will lapse if before 1.00 p.m. (London time) on the later of the First Closing Date or the date on which the Offer becomes or is declared unconditional as to acceptances, the Office of

Fair Trading has indicated that the Secretary of State for Trade and Industry intends to refer the Offer or the Acquisition to the Competition Commission under the provisions of the Enterprise Act 2002, or the Secretary of State has made an announcement to the same effect. If the Offer lapses then the Offer will cease to be capable of further acceptance and the Offeror and accepting Infast Shareholders shall then cease to be bound by Forms of Acceptance and Electronic Acceptances submitted at or before the time when the Offer so lapses.

(b)	Except with the consent of the Panel, settlement of the consideration to which any Infast Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled as against such Infast Shareholder and will be effected in the manner described in paragraph 16 of the letter from KPMG Corporate Finance contained in Part 2 of this document. All cash payments (other than payments made by means of CREST) will be made by cheque drawn on a branch of a UK clearing bank. No consideration will be posted to an address in Canada, Australia or Japan.

(c)	Notwithstanding the right reserved by the Offeror in Section 8(i) below to treat an acceptance of the Offer as valid (even though, in the case of the Infast Shares held in certificated form, the relevant Form of Acceptance is not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title) except as otherwise agreed with the Panel:

(i)	an acceptance of the Offer will only be counted towards satisfying the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it;

(ii)	a purchase of Infast Shares by the Offeror or its nominee(s) (or, if the Offeror is required to make an offer under the provisions of Rule 9 of the Code, by any person acting in concert with the Offeror for the purpose of such offer, or its nominees(s)), if any, will only be counted towards satisfying the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

(iii)	the Offer will not become unconditional unless Capita Registrars has issued a certificate to the Offeror and/or KPMG Corporate Finance (or their respective agents) stating the number of Infast Shares in respect of which acceptances of the Offer have been received which comply with Section 8(c)(i) above and the number of Infast Shares otherwise acquired, whether before or during the Offer Period, which comply with the requirements of Section 8(c)(ii) above. Copies of such certificate will be sent to the Panel as soon as possible after issue.

(d)	If all of the conditions relating to the Offer are either satisfied or, to the extent permitted, waived and sufficient Infast Shares are acquired, whether pursuant to acceptances of the Offer or otherwise, the Offeror intends to apply the provisions of Sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily any outstanding Infast Shares to which the Offer relates. Subject to the Offer becoming or being declared unconditional in all respects and as soon as it is able to do so, (subject to any applicable requirements of the UK Listing Authority), the Offeror intends to procure the making of an application by Infast to the UK Listing Authority for the official listing and to the London Stock Exchange for the admission to trading of the Infast Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 Business Days after the Offer becomes unconditional in all respects.

(e)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document shall have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in and form part of the Form of Acceptance.

(f)	All references in this document and in the Form of Acceptance to 17 June 2005 will (except in Part A of Appendix I, in the definition of “Offer Period” and in Section 1(a) of this Part B of Appendix I and where the context otherwise requires) be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

(g)	References in Sections 5, 7 and 8 of this Part B of Appendix I to an Infast Shareholder will include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, such sections will apply to them jointly and severally.

(h)	Any omission or failure to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(i)	Subject to the Code and to Sections 8(c)(i) and/or (ii) above, the Offeror and KPMG Corporate Finance reserve the right to treat acceptances as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or not accompanied by the relevant TTE instruction or if received by or on behalf of either of them at any place or places or in a manner or form determined by them otherwise than as set out in this document or the Form of Acceptance. In that event, no payment of cash will be made under the Offer until after the relevant acceptance has been perfected and either the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to the Offeror have been received.

(j)	No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) and/or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Infast Shareholders (or their designated agent(s)) or as otherwise directed will be delivered by or sent to or from such Infast Shareholders (or their designated agent(s)) at their risk.

(k)	If the Offer lapses or is withdrawn:

(i)	in respect of the Infast Shares held in certificated form, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside Canada, Australia and Japan is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address outside Canada, Australia and Japan. No such documents will be sent to an address in Canada, Australia or Japan; and

(ii)	in respect of Infast Shares held in uncertificated form, the Offeror will procure that the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give instructions to CRESTCo to transfer all Infast Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Infast Shareholders concerned.

(l)	All powers of attorney, appointments of agents and authorities conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Infast Shareholder concerned and are irrevocable (in the case of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney or authority or appointment validly withdraws his/her acceptance in accordance with Section 3 of this Part B of Appendix I.

(m)	For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

(n)	The Offer is made at 1.00 p.m. (London time) on 27 May 2005 and is capable of acceptance from and after that time. The Offer is being made by means of this document and the accompanying Form of Acceptance and is being notified to certain Infast Shareholders by means of an advertisement to be inserted in The Financial Times (UK edition). The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Form of Acceptance or any related document may not have been despatched. Forms of Acceptance are available from Capita Registrars, at the address referred to in Section 3(a) of this Part B of Appendix I. Copies of this document may be collected from Capita Registrars, at such address.

(o)	The Offer in the United States will be made solely by the Offeror, and neither KPMG LLP, KPMG Corporate Finance, nor any of its respective affiliates, is making the Offer in the United States.

(p)	The Offer and the Form of Acceptance and all acceptances and elections in respect thereof will be governed by and construed in accordance with English law.

(q)	All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(r)	In relation to any acceptance of the Offer in respect of a holding of Infast Shares which are in uncertificated form, the Offeror reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any acceptance or purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise to confer on the Offeror or, as the case may be, the relevant Infast Shareholder, the benefits and entitlements provided for under the terms of the Offer, provided such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

(s)	Neither the Offeror, nor Anixter, nor any other member of the Anixter Group nor KPMG Corporate Finance nor any agent or director of any member of the Anixter Group or KPMG Corporate Finance, nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

APPENDIX II

INFORMATION ON ANIXTER AND INFORMATION ON THE OFFEROR

A.	INFORMATION ON THE OFFEROR

1.	Incorporation and registered office of the Offeror

The Offeror was incorporated in England and Wales on 11 April 2005 as Eagerport Limited. The registered office of the Offeror is 1 York Road, Uxbridge, Middlesex UB8 1RN and its registered number is 5419459. The Offeror, a wholly-owned indirect subsidiary of Anixter, has a current issued share capital of £1.00 divided into 1 ordinary share of £1.00. The issued share in the Offeror is currently held by Anixter International Limited, a wholly owned indirect subsidiary of Anixter.

2.	Directors of the Offeror

The directors of the Offeror are as follows:

Dennis Letham
John Dul
William Banks

3.	Information and activities

The Offeror was formed for the purpose of making the Offer. Prior to the Initial Announcement, the Offeror had not carried on any business nor entered into any obligation other than in connection with the Offer and the financing to the Offer. The Offeror has not paid any dividends and no accounts have been prepared for the Offeror.

B.	INFORMATION ON ANIXTER

1.	Information and activities

Information on Anixter’s trading prospects are detailed in the unaudited quarterly Report of Anixter for the three months ended 1 April 2005 in section D of this Appendix II.

Financial information in respect of Anixter, for at least the last three financial years, has been publicly filed with or furnished to the SEC and Infast Shareholders may obtain this information via the SEC’s EDGAR filing systems, accessible from the SEC’s website at www.sec.gov

Further information on Anixter can also be found on Anixter’s website at www.anixter.com

2.	Directors of Anixter

Name	Function	* Board Committees
Lord James Blyth	Nonexecutive	C, N
Robert L. Crandall	Nonexecutive	A, C, N
Robert W. Grubbs	Chief Executive Officer	E
F. Philip Handy	Nonexecutive	C, N
Melvyn N. Klein	Nonexecutive	A, C, E, N
George Muñoz	Nonexecutive	A, C, N
Stuart M. Sloan	Nonexecutive	A, C, N
Thomas C. Theobald	Nonexecutive	C, N
Matthew Zell	Nonexecutive	—
Samuel Zell	Nonexecutive Chairman	E

*A: Audit, C: Compensation, E: Executive, N: Nominating & Governance

C.	NATURE OF FINANCIAL INFORMATION ON ANIXTER

The financial and other information on Anixter contained in this Appendix II has been extracted from:

(i)	the Anixter Annual Report on Form 10-K for the fiscal year ended 31 December 2004, as filed with the SEC under the Exchange Act. These extracts should be read in the context of the full Form 10-K; and

(ii)	the unaudited quarterly report of Anixter for the three months ended 1 April 2005.

D.	UNAUDITED QUARTERLY REPORT OF ANIXTER FOR THE THREE MONTHS ENDED 1 APRIL 2005

Set out below is the unaudited quarterly report of Anixter for the three months ended 1 April 2005 which was released on 26 April 2005.

‘‘Anixter International Inc. Reports 46 per cent Increase in First Quarter Income Before Extraordinary Gain on 15 per cent Sales Increase

GLENVIEW, IL, April 26, 2005 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended April 1, 2005.

First Quarter Highlights

•	Sales of $876.5 million in the quarter, including a $18.7 million increase in sales resulting from the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics Inc. (“DDI”), rose 15 percent compared to sales of $764.2 million in the year ago quarter.

•	Operating income increased 36 percent to $39.6 million as compared to $29.0 million in the year ago quarter.

•	Income before extraordinary gain rose 46 percent to $20.4 million versus $14.0 million in the prior year quarter.

•	Diluted earnings per share before extraordinary gain rose 38 percent to 51 cents versus 37 cents in the year ago quarter. In the year ago first quarter, the Company reported an after-tax extraordinary gain of $4.1 million, or 11 cents per diluted share, related to a 1983 matter regarding Itel Corporation, the predecessor of the Company.

•	Cash flow provided by operations was $7.1 million as compared to $10.9 million used in operations in the prior year.

Financial Highlights

	Three Months Ended
	Apr. 1,	Apr. 2,	Percent
	2005	2004	Change
	(In millions, except per share amounts)
Net Sales	$876.5	$764.2	15%
Operating Income	$39.6	$29.0	36%
Income Before Extraordinary Gain	$20.4	$14.0	46%
Diluted Earnings Per Share Before Extraordinary Gain	$0.51	$0.37	38%
Diluted Weighted Shares	41.2	37.6	10%

Robert Grubbs, President and CEO, said, “The 11 percent organic sales growth in the first quarter, exclusive of the foreign exchange effects of a weaker dollar, was in line with our internal expectations. This growth allowed us to increase income before extraordinary gain by 46 percent and to improve operating margins to 4.5 percent in the most recent quarter. The combination of this sales and earnings growth with our strong financial position, including quarter-end cash balances of $167.9 million, puts us in a very good position to pursue further growth opportunities and to enhance shareholder value.”

First Quarter Results

For the three-month period ended April 1, 2005, sales of $876.5 million produced net income of $20.4 million, or 51 cents per diluted share. Included in the current year’s first quarter sales results were sales of $18.7 million from the June 22, 2004 acquisition of DDI.

In the prior year period, sales of $764.2 million generated income before extraordinary gain of $14.0 million, or 37 cents per diluted share. The year ago first quarter also included an after-tax extraordinary gain of $4.1 million, or 11 cents per diluted share, related to a 1983 matter regarding Itel Corporation, the predecessor of the Company.

Operating income in the first quarter increased 36 percent to $39.6 million as compared to $29.0 million in the year ago quarter. For the latest quarter, operating margins were 4.5 percent compared to 3.8 percent in the first quarter of 2004.

First Quarter Sales Trends

Commenting on first quarter sales trends, Grubbs said, “Sales in the first quarter grew at an 11 percent organic rate year-over-year after adjusting for $18.7 million in sales related to the June 2004 acquisition of DDI and $12.9 million for the foreign currency effects of a weaker US dollar. This organic growth rate was in line with our expectations of 8 to 12 percent growth for the year. Day-to-day business was strong throughout the quarter, while larger project business reflected a normal seasonal pattern of starting slow and then building momentum throughout the quarter.”

“The organic growth in the quarter was particularly strong in our OEM Supply business which saw 27 percent organic growth after adjusting for the foreign exchange effects of $1.2 million and DDI sales of $18.7 million,” continued Grubbs. “The growth with these customers reflects a combination of added SKUs to existing contracts, some new contracts and increased prices. Looking at revenue growth, we believe our strategy of building this business is solidly on track, with revenues in the most recent quarter annualizing to a full year run rate of approximately $475 million.”

“Enterprise cabling sales in North America reported nearly 10 percent year-on-year sales gains. While sales rose on a combination of increased demand from both new and existing customers, continued progress in the security market and increased data cabling prices, these gains were offset by weaker major project sales early in the quarter. North American Industrial Wire & Cable sales grew by over 8 percent as a result of a combination of increased demand from existing customers, the addition of new customers and the effects of higher copper prices. An 8 percent year-on-year increase in sales to North American telecom OEMs was also encouraging,” said Grubbs.

“In Europe, despite generally weak market conditions in enterprise cabling and specialty wire & cable sales, we still saw sales climb by 20 percent as compared to the year ago quarter,” commented Grubbs. “Adjusting for the weaker U.S. dollar impact of $7.1 million, European sales grew by approximately 15 percent as compared to the year ago quarter, with growth in the OEM supply market being a major contributor to growth. In the emerging markets of Latin America and Asia Pacific, where there was little year-on-year currency exchange rate effect, we also saw an 8 percent increase in sales. Latin America reported solid year-on-year sales gains, while Asia had a drop in revenues due to fewer major customer projects in this year’s first quarter.”

First Quarter Operating Results

“Our first quarter operating results showed continued improvement in our efforts to increase operating margins,” said Grubbs. “Our first quarter operating margins of 4.5 percent were the best first quarter operating margins we have reported since prior to the 2001 – 2003 recession. In North America, operating margins in the most recent quarter were 4.9 percent as compared to 4.0 percent in the year ago quarter. The improvement reflects a combination of better gross margins on improved sales mix and price increases. In Europe, where strong sales growth and substantial improvements in operating performance in the OEM Supply business were achieved, operating margins in the most recent quarter were 3.6 percent as compared to 3.2 percent in the year ago quarter. Emerging markets reported a slight drop in operating margins from 2.8 percent in the year ago quarter to 2.4 percent in the most recent quarter. The drop in emerging market operating margins reflects a combination of improved margins in Latin America on solid sales growth offset by a drop in operating margins in Asia on reduced sales volumes.”

Refinancing and Cash Flow

“During the quarter we took advantage of strong bond market conditions and issued $200 million of 5.95% Senior unsecured notes due March 1, 2015,” said Dennis Letham, Senior Vice President – Finance. “Net proceeds from this bond offering, which totaled $197.6 million, were used to reduce borrowings under our working capital and accounts receivable securitization facilities by a total of approximately $78.0 million. The remainder of the proceeds from the offering have been invested in short-term cash investments and are available for general corporate purposes including the intended call in June 2005 of the remaining $70.0 million of the Company’s 7 percent zero coupon convertible notes due June 2020.”

“Cash flow provided by operations in the quarter was $7.1 million compared to $10.9 million used in operations in the year ago quarter,” continued Letham. “When the cash flow from operations is combined with the refinancing activities in the quarter, we have a net increase in borrowings of $110.1 million from the end of fiscal 2004. This resulted in a debt-to-total capitalization ratio at the end of the first quarter of 40.0 percent as compared to 35.1 percent at the end of fiscal 2004. At the same time cash balances have increased from $53.4 million at the end of fiscal 2004 to $167.9 million at the end of the first quarter of 2005.”

Business Outlook

Concluding, Grubbs said, “The trends of the first quarter were positive and, for the most part, as we expected. We anticipate that the improvement in project quotation and booking activity that we saw as the quarter unfolded will lead to a continuation of solid year-over-year sales growth during the next couple of quarters. If these trends continue as expected, we should be in a position to report continuing improvements in earnings along with solid cash flow from operations throughout fiscal 2005. When these gains are combined with our very solid quarter-end financial position, we are in an excellent position to pursue additional organic and strategic growth opportunities.”

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and nearly $600 million in inventory, 3) 169 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements indicating the Company’s expectations or beliefs concerning future events. They are subject to a number of factors that could cause the Company’s actual results to differ materially from what is indicated here. These factors include changes in supplier relationships, foreign political, economic and currency risks, risks associated with inventory, commodity price fluctuations and risks associated with integration of acquired companies. Please see the Company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at http://www.anixter.com.

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended
	April 1,	April 2,
	2005	2004
	(In millions, except per
	share amounts)
Net sales	$876.5	$764.2
Cost of goods sold	664.1	581.5

Gross profit	212.4	182.7
Operating expenses	172.1	153.1
Amortization of intangibles	0.7	0.6

Operating income	39.6	29.0
Interest expense	(5.2)	(3.0)
Other, net	(1.7)	(3.1)

Income before income taxes and extraordinary gain	32.7	22.9
Income tax expense	12.3	8.9

Income before extraordinary gain	20.4	14.0
Extraordinary gain, net	—	4.1

Net income	$20.4	18.1

Basic income per share:
Income before extraordinary gain	$0.54	$0.38
Extraordinary gain	—	0.11
Net income	$0.54	$0.50
Diluted income per share:
Income before extraordinary gain	$0.51	$0.37
Extraordinary gain	—	0.11
Net income	$0.51	$0.48
Average shares outstanding:
Basic	37.6	36.5
Diluted	41.2	37.6
Geographic Segments
Net sales:
North America	$650.9	$571.1
Europe	168.3	140.2
Asia Pacific and Latin America	57.3	52.9

	$876.5	$764.2
Operating income:
North America	$32.1	$23.0
Europe	6.1	4.5
Asia Pacific and Latin America	1.4	1.5

	$39.6	$29.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	April 1,	December 31,
	2005	2004
	(In millions)
Assets
Cash	$167.9	$53.4
Accounts receivable, net	625.6	620.4
Inventories	598.0	580.1
Deferred income taxes	11.8	16.3
Other current assets	12.5	11.7

Total current assets	1,415.8	1,281.9
Property and equipment, net	41.2	42.6
Goodwill	293.3	293.6
Other assets	87.8	88.5

	$1,838.1	$1,706.6
Liabilities and Stockholders’ Equity
Accounts payable	$350.2	$323.2
Accrued expenses	112.7	143.4
7.0% zero coupon convertible notes	68.8	—

Total current liabilities	531.7	466.6
5.95% Senior notes	200.0	—
3.25% zero coupon convertible notes	152.1	150.9
Borrowings under securitization facility	101.1	161.8
Revolving lines of credit	0.5	32.1
7.0% zero coupon convertible notes	—	67.6
Other liabilities	67.3	64.6

Total liabilities	1,052.7	943.6
Stockholders’ equity	785.4	763.0

	$1,838.1	$1,706

E.	EXTRACTS FROM THE ANIXTER ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED 31 DECEMBER 2004: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Sales and Earnings from Continuing Operations Before Income Taxes

	2004	2003
	(US$ millions)
Net Sales	3,275.2	2,625.2
Earnings from Continuing Operations before Income Taxes	120.6	72.9

CONSOLIDATED BALANCE SHEET
(in millions except share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	53.4	101.4
Accounts receivable (less allowances of $10.0 and $17.3 in 2004 and 2003, respectively)	620.4	255.5
Note receivable – unconsolidated subsidiary	—	56.5
Inventories	580.1	499.1
Deferred income taxes	16.3	16.5
Other current assets	11.7	18.9

Total current assets	1,281.9	947.9
Property and equipment, at cost	183.8	180.7
Accumulated depreciation	(141.2)	(137.6)

Net property and equipment	42.6	43.1
Goodwill	293.6	278.5
Other assets	88.5	101.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	323.2	304.4
Accrued expenses	143.4	80.8

Total current liabilities	466.6	385.2
Long-term debt	412.4	239.2
Other liabilities	64.6	56.2

Total liabilities	943.6	680.6
Stockholders’ equity
Common stock – $1.00 par value, 100,000,000 shares authorized, 37,375,676 and 36,376,411 shares issued and outstanding in 2004 and 2003, respectively	37.4	36.4
Capital surplus	50.7	21.8
Retained earnings	660.1	638.2
Accumulated other comprehensive income (loss):
Foreign currency translation	16.6	(4.8)
Minimum pension liability	(1.8)	(0.5)
Unrealised loss on derivatives	—	(0.3)

Total accumulated other comprehensive income (loss)	14.8	(5.6)

Total stockholders’ equity	763.0	690.8

	$1,706.6	$1,371.4

The Notes to Consolidated Financial Statements set forth in the Anixter Annual Report on Form 10-K for the fiscal year ended 31 December 2003 are an integral part of this statement.

APPENDIX III

FINANCIAL INFORMATION RELATING TO THE INFAST GROUP

PART A: AUDITED FINANCIAL INFORMATION

The financial information relating to Infast contained in this Appendix III has been extracted without material adjustment from the published audited accounts of Infast for each of the 3 years ended 31 December 2004. Such information does not constitute statutory accounts within the meaning of Section 240 of the Act. The statutory accounts for the above three years have been delivered to the Registrar of Companies in England and Wales pursuant to Section 242 of the Act. The audit reports in respect of these periods were unqualified and did not contain any statement under Section 237(2) or (3) of the Act. The auditors of Infast for the three years ended 31 December 2004 were Ernst & Young LLP, Chartered Accountants and Registered Auditors, Birmingham. ‘‘Group’’ in this Part A means the Infast Group.

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		Year ended 31st December
		2004	2003	2002
	Notes	£m	£m	£m
Turnover
Continuing operations		157.1	171.4	161.7
Discontinued operations		6.7	7.0	—

	2	163.8	178.4	161.7

Operating costs
Goodwill amortisation		(1.2)	(1.3)	(1.3)
Other operating costs		(161.7)	(175.6)	(156.2)
Release of provision for closure costs		1.0	—	—

	3,4	(161.9)	(176.9)	(157.5)
Operating profit
Continuing operations		2.7	2.9	4.2
Discontinued operations		(1.8)	(1.4)	—
Release of provision for closure costs		1.0	—	—

		1.9	1.5	4.2
Loss on sale and closure of businesses – discontinued operations	4	(14.7)	—	—
Amounts written off fixed asset investment	4	—	—	(1.3)

(Loss)/profit on ordinary activities before interest		(12.8)	1.5	2.9
Net interest	6	(0.6)	(0.5)	(1.0)

(Loss)/profit on ordinary activities before taxation		(13.4)	1.0	1.9
Taxation on (loss)/profit on ordinary activities	7	1.3	(0.2)	(1.2)

(Loss)/profit on ordinary activities after taxation		(12.1)	0.8	0.7
Dividends	8	(1.1)	(2.3)	(2.3)

Retained loss for the financial year	19	(13.2)	(1.5)	(1.6)

Basic and diluted (loss)/earnings per share (p)	9	(10.6)	0.7	0.6

Adjusted basic earnings per share (p)	9	2.1	2.8	2.8

CONSOLIDATED BALANCE SHEET

		Year ended 31st December
		2004	2003	2002
	Notes	£m	£m	£m
Fixed assets
Intangible assets	10	16.6	18.1	19.9
Tangible assets	11	13.3	16.2	15.4
Investments	12	0.7	0.8	1.0

		30.6	35.1	36.3

Current assets
Stocks	13	25.7	28.4	25.7
Debtors	14	32.8	34.0	40.3

		58.5	62.4	66.0

Creditors
Amounts falling due within one year	15	(41.5)	(42.7)	(42.6)

Net current assets		17.0	19.7	23.4

Total assets less current liabilities		47.6	54.8	59.7
Creditors
Amounts falling due after more than one year	16	(2.9)	(4.2)	(6.8)
Provisions for liabilities and charges	17	(0.7)	(0.7)	(1.2)

		44.0	49.9	51.7

Capital and reserves
Called up share capital		22.9	22.9	22.9
Share premium account	18	9.8	9.8	9.8
Other reserves	18	4.0	4.0	4.0
Profit and loss account	18	7.0	12.9	14.7

Equity shareholders’ funds	19	43.7	49.6	51.4
Equity minority interest		0.3	0.3	0.3

		44.0	49.9	51.7

CONSOLIDATED CASH FLOW STATEMENT

		Year ended 31st December
		2004	2003	2002
	Notes	£m	£m	£m
Net cash inflow from operating activities*	22	2.6	8.6	6.0
Returns on investments and servicing of finance
Interest received		0.1	0.3	0.1
Interest paid		(0.7)	(0.7)	(1.0)
Interest element of finance lease rentals		(0.1)	(0.1)	(0.1)

Net cash outflow from returns on investments and servicing of finance		(0.7)	(0.5)	(1.0)

Tax refunded / (paid)		0.3	(0.2)	0.4
Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(1.5)	(3.6)	(3.2)
Receipts from the disposal of tangible fixed assets		0.8	0.1	0.7

Net cash outflow from capital expenditure and financial investment		(0.7)	(3.5)	(2.5)

Acquisitions and disposals
Deferred consideration from sale of subsidiary		—	1.8	—
Equity dividends paid		(1.9)	(2.3)	(2.3)

Net cash (outflow) / inflow before financing		(0.4)	3.9	0.6

Financing
Repayment of finance lease obligations	20, 21	(0.8)	(0.7)	(1.2)
Repayment of medium term loan	20	(2.0)	(2.2)	(2.5)

Net cash outflow from financing		(2.8)	(2.9)	(3.7)

(Decrease) / increase in cash**	21	(3.2)	1.0	(3.1)

*	Included within net cash inflow from operating activities are costs amounting to £1.9m (2003: £nil, 2002: £nil) that have resulted from the sale and closure of businesses. Also within receipts from disposal of tangible fixed assets are proceeds £0.4m (2003: £nil, 2002: £nil) resulting from the sale and closure of businesses.

**	Under FRS 1 (revised), cash is defined as cash in hand plus deposits less overdrafts, each of which are repayable on demand. Bank deposits which are not repayable on demand are treated as liquid resources, and not cash in the cash flow statement, but are netted off against bank overdrafts in the balance sheet where there is a right of set-off.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

	Year ended 31st December
	2004	2003	2002
	£m	£m	£m
(Loss) / profit for the financial year	(12.1)	0.8	0.7
Exchange adjustments	(0.2)	(0.3)	(0.3)

Total recognised gains & losses in the year	(12.3)	0.5	0.4

NOTES TO THE ACCOUNTS

1.	Accounting policies

a.	Basis of accounting

The accounts have been prepared in accordance with applicable accounting standards under the historical cost convention.

b.	Consolidation principles

The Group accounts include the accounts of the Parent Company and all its subsidiary undertakings, all of which are drawn up to 31st December 2004.

Subsidiaries acquired during the year are accounted for under the acquisition method of accounting, and are consolidated from the date of acquisition. Subsidiaries disposed of during the year are consolidated up to the date of disposal.

Transactions and balances between subsidiary undertakings have been eliminated; no profit is taken on sales between subsidiary undertakings until the products are sold to customers outside the Group.

Goodwill representing the excess of the consideration over the fair value of the separable net assets acquired, arising on the acquisition of subsidiary undertakings prior to 1st January 1998, has been written off against reserves in the year in which it arose. Goodwill eliminated in this way is charged to the Profit and Loss Account on any subsequent disposal of the business to which it is related. Goodwill previously eliminated against reserves has not been reinstated.

Goodwill arising on the acquisition of subsidiary undertakings since 1st January 1998 is capitalised in the Group Balance Sheet and amortised over its useful economic life up to a maximum of twenty years. It is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying amount may not be recoverable.

As permitted by Section 230 of the Companies Act 1985, the Company has not presented its Profit and Loss account. The loss for the financial year dealt with in the accounts of Infast amounts to £4.5m (2003: loss £2.1m, 2002: profit £1.9m).

c.	Research and development

Expenditure on research and development is written off as it is incurred.

d.	Tangible fixed assets and depreciation

i.	Land and buildings

Properties are stated at cost to the Group and depreciation is provided on a straight-line basis at the following rates:

Leasehold properties – over the life of the lease for short-term leasehold property and fifty years for long leasehold property.

Freehold buildings – at 2 per cent per annum.

ii.	Plant, equipment and vehicles

These assets are stated at cost to the Group and are depreciated on a straight-line basis over their anticipated useful lives, at annual rates varying between 10 per cent and 33 1/3 per cent for plant and equipment and 20 per cent and 50 per cent for motor vehicles.

The carrying values of tangible fixed assets are reviewed for impairment if events or changes in circumstances indicate the carrying values may not be recoverable.

e.	Leasing

Assets held under finance leases and hire purchase contracts are capitalised at the fair value of the asset at the inception of the lease, with an equivalent liability categorised as appropriate under creditors due within and after more than one year.

The interest element of the rental obligations is charged to the Profit and Loss account over the period of the lease and represents a constant proportion of the balance of the capital repayments outstanding.

Rentals under operating leases are charged to the Profit and Loss account on a straight-line basis over the lease term.

1.	Accounting policies (continued)

f.	Stocks

Stocks are valued at the lower of cost and net realisable value. Cost consists of direct materials, labour, and where appropriate, production overheads.

g.	Turnover

Turnover represents the value of goods and services supplied to customers, excluding value added tax and transactions within the Group.

h.	Pensions

For defined contribution schemes, employers’ contributions are written off to the Profit and Loss account as incurred. In the case of defined benefit schemes, contributions are charged to the Profit and Loss account so as to spread the costs of pensions over employees’ working lives with their employers. Contributions are determined by qualified actuaries on the basis of regular valuations.

i.	Taxation

Corporation tax is provided on taxable profits at the rate ruling for the accounting year.

Deferred taxation is recognised in respect of all timing differences that have originated but not reversed at the Balance Sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less, or to receive more tax, with the following exceptions:

•	Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets and gains on disposal of fixed assets that have been rolled over into replacement assets, only to the extent that, at the balance sheet date, there is a binding agreement to dispose of the assets concerned. However, no provision is made where, on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets and charged to tax only where the replacement assets are sold;

•	Deferred tax assets are recognised only to the extent that the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which the timing differences reverse, based on tax rates and laws enacted or substantively enacted at the Balance Sheet date.

j.	Foreign currencies

Assets and liabilities recorded in foreign currencies are translated into sterling at the rates ruling at the end of the year. Exchange movements arising from the retranslation of the net investment in overseas subsidiary undertakings are disclosed as movements on reserves.

Exchange movements relating to borrowings which have been used to finance or provide a hedge against foreign equity investments are taken to reserves to the extent that they are matched by exchange movements on those investments, together with the taxation thereon.

All other profits or losses arising from exchange movements have been dealt with in the Profit and Loss account.

Trading results of overseas subsidiaries are translated into sterling at average exchange rates for the year.

k.      Financial instruments

The Group uses a combination of foreign currency borrowings to hedge foreign currency denominated assets and forward contracts to manage known trading exposures. Forward contracts are accounted for as hedges at the inception of contracts. As a result, gains and losses on foreign exchange contracts are offset against the foreign exchange gains and losses on the related financial assets and liabilities. Gains or losses arising on hedging instruments which are cancelled due to the termination of underlying exposure are taken to the Profit and Loss account immediately. Finance costs associated with debt issuances are charged to the Profit and Loss account over the life of the instruments.

The Group has taken advantage of the exemption available to exclude short term debtors and creditors from its derivatives and financial instrument disclosures.

2.	Segmental analyses

a.	Analysis of turnover by geographical destination

	2004	2003	2002
	£m	£m	£m
United Kingdom	145.2	157.0	143.9
Rest of Europe	4.8	4.3	3.1
North America	12.3	14.9	13.4
South America	0.1	0.2	—
Australasia	—	0.1	0.1
Asia	1.4	1.9	1.2

	163.8	178.4	161.7

b.	Analysis of turnover and capital employed by geographical origin

		2004		2003		2002
	2004	Capital	2003	Capital	2002	Capital
	Total	Employed	Total	Employed	Total	Employed
	£m	£m	£m	£m	£m	£m
United Kingdom	157.8	37.4	171.2	40.3	150.3	45.0
North America	12.1	3.6	14.5	3.5	11.4	3.0
Intra-Group	(6.1)	—	(7.3)	—	—	—

	163.8	41.0	178.4	43.8	161.7	48.0
Net debt	—	(13.9)	—	(12.3)	—	(16.5)
Goodwill	—	16.6	—	18.1	—	19.9

	163.8	43.7	178.4	49.6	161.7	51.4

£4.1m of the Goodwill at the year end relates to a business acquired in the USA (2003: £4.7m, 2002: £5.5m). The remainder relates to the acquisition of a business in the UK. After adjusting for goodwill which relates to continuing operations, capital employed of £49.9m (2003: £53.7m, 2002: £52.9m) relates to the UK and £7.7m (2003: £8.2m, 2002: £8.5m) to North America.

c.	Analysis of operating profit /(loss) by geographical origin

	2004	2003	2002
	£m	£m	£m
United Kingdom	2.9	2.9	5.8
North America	(0.4)	0.3	(0.3)
Release of provision for closure costs	1.0	—	—

	3.5	3.2	5.5
Goodwill amortisation	(1.2)	(1.3)	(1.3)
Operating exceptional items (Note 4)	(0.4)	(0.4)	—

	1.9	1.5	4.2

£0.3m of goodwill amortised in the year relates to the business acquired in the USA (2003: £0.3m, 2002: £0.3m), the remainder relates to the acquisition of a business in the UK. The operating exceptional items relates to businesses in the UK. Therefore operating profit of £2.6m (2003: £1.5m, 2002: £4.8m) originated from the UK and an operating loss of £0.7m (2003: £nil, 2002: loss of £0.6m) from North America.

d.	Analysis of turnover, operating profit and capital employed by class of business

Turnover, operating profit and capital employed all relate to the Company’s sole activity of the provision of inventory management services.

3.	Operating costs

	2004	2003	2002
	£m	£m	£m
Operating charges comprise the following charges/(credits)
Changes in stocks	1.7	(2.7)	0.5
Other operating income	(0.1)	(0.3)	(0.5)
Materials and sub-contracts	112.7	128.9	110.7
Employee costs (Note 5)	27.4	28.9	26.3
Depreciation of tangible fixed assets:
Owned	2.5	2.6	2.1
Held under finance leases	0.5	0.5	0.6
Profit on sale of tangible fixed assets	—	(0.1)	(0.1)
Operating lease rentals:
Land and buildings	2.4	2.6	2.5
Other	0.9	0.8	0.8
Hire of plant and machinery	0.2	0.3	0.1
Auditors’ remuneration	0.1	0.2	0.2
Other operating charges	13.4	13.9	13.0

	161.7	175.6	156.2
Goodwill amortisation	1.2	1.3	1.3

	162.9	176.9	157.5

Non-audit fees paid to auditors in the UK in 2004 amounted to £60,501 (2003: £63,816, 2002 £109,562).

4.	Exceptional items

	2004	2003	2002
	£m	£m	£m
Operating exceptional items
Restructuring costs
Continuing operations	(0.4)	(0.2)	—
Discontinued operations	—	(0.2)	—

	(0.4)	(0.4)	—

There was an operating cash outflow in respect of the 2004 charge of £0.3m. The 2003 charge gave rise to an operating cash outflow of £0.2m in 2003 and £0.2m in 2004.

4. Exceptional items (continued)

	2004	2003	2002
	£m	£m	£m
Non-operating exceptional items
Amounts written off fixed asset investment	—	—	(1.3)
Loss on termination and sale of businesses (discontinued operations):
Costs incurred and asset write offs	(7.2)	—	—
Goodwill previously written off to reserves now realised	(7.5)	—	—

	(14.7)	—	(1.3)

The charge in 2004 relates to the Company’s decision to exit from its manufacturing operations which is now completed, consequently these operations are shown as discontinued in these accounts. There was a net cash outflow of £1.5m relating to this charge in the year. During 2002, an amount of £1.3m was provided against a fixed asset investment which represented an initial loan of $3.4m to Haden International Group, Inc. The loan was made in respect of the disposal of the Process Engineering division in 1999. There was no cash flow effect of this provision.

5. Employee costs

	2004	2003	2002
	£m	£m	£m
Employees costs, including directors’ remuneration, comprise:
Wages and salaries	24.2	25.5	23.3
Social security costs	2.3	2.3	2.0
Other pension costs	0.9	1.1	1.0

	27.4	28.9	26.3

	2004	2003	2002
	Number	Number	Number
Average number of employees
Continuing	946	1,030	1,277
Discontinued	222	244	—

	1,168	1,274	1,277

All employees are involved in the provision of inventory management services.

6. Net interest

	2004	2003	2002
	£m	£m	£m
Interest payable on:
Bank loans and overdrafts	0.3	0.2	0.3
Other loans	0.3	0.5	0.7
Finance leases	0.1	0.1	0.1

	0.7	0.8	1.1
Less:
Other interest receivable	(0.1)	(0.3)	(0.1)

	0.6	0.5	1.0

7. Taxation on profit on ordinary activities

a. (Credit)/charge:

	2004	2003	2002
	£m	£m	£m
Current tax on profits for the year	(0.1)	0.6	1.2
Adjustments in respect of previous years	(0.2)	(0.5)	(0.6)

	(0.3)	0.1	0.6
Deferred tax
Originating and reversal of timing differences	(0.6)	0.1	0.4
Adjustments in respect of previous years	(0.4)	—	0.2

	(1.0)	0.1	0.6

	(1.3)	0.2	1.2

Included within the tax charge are the following amounts of tax arising on sale or closures of businesses:

Current tax	(2.0)	—	—
Deferred tax	(0.3)	—	—

	(2.3)	—	—

The tax credit of £1.3m (2003: charge £0.2m, 2002: charge £1.2m) includes a tax credit of £0.1m (is stated net of a tax credit of: 2003: £0.1m, 2002: £nil) relating to operating exceptional costs incurred during the year of £0.4m (2003: £0.4m, 2002: £nil).

The effective tax rate, excluding goodwill amortisation and realisation, was 28% (2003: 9%, 2002: 27%).

b. Reconciliations of current tax charge

	2004	2003	2002
	£m	£m	£m
(Loss) / profit on ordinary activities before tax	(13.4)	1.0	1.9

(Loss) / profit on ordinary activities multiplied by the standard rate of corporation tax in the UK of 30% (2003: 30%, 2002: 30%)	(4.0)	0.3	0.6
Effect of:
Disallowed expenses and non-taxable income	2.6	0.4	0.5
Accelerated capital allowances	0.8	(0.2)	(0.2)
Short term timing differences	0.2	0.1	(0.1)
Unrelieved losses	0.3	—	—
Non allowable non-operating exceptional items	—	—	0.4
Adjustment in respect of prior years	(0.2)	(0.5)	(0.6)

Current tax (credit) / charge for the period (Note 7a)	(0.3)	0.1	0.6

Disallowed expenses above relate to goodwill amortisation and realisation.

7. Taxation on profit on ordinary activities (continued)

c. Factors affecting future tax charges

Based on current capital investment plans, the Company expects to be able to broadly balance claims of capital allowances to depreciation in future years.

Tax losses in the UK with a value of £0.1m (2003: £nil, 2002: £0.2m) and in the US of £0.3m (2003: £0.1m, 2002: £nil) have not been recognised as their use is not currently certain.

8. Dividends

	2004	2003	2002
	£m	£m	£m
Interim 0.4p per share (2003: 0.8p, 2002: 0.8p)	0.5	0.9	0.9
Final 0.6p per share (2003: 1.2p, 2002: 1.2p)	0.6	1.4	1.4

Total 1.0p per share (2003: 2.0p, 2002: 2.0p)	1.1	2.3	2.3

9. Loss/earnings per share

The calculation of basic loss per share of 10.6p (2003: basic earnings 0.7p, 2002: basic earnings 0.6p) is based on the Group loss after tax of £12.1m (2003: profit £0.8m, 2002: profit £0.7m) and on the weighted average number of 20p ordinary shares in issue during the year of 114.3m (2003: 114.3m, 2002: 114.3m).

The calculation of diluted loss per share of 10.6p (2003: earnings of 0.7p, 2002: earnings of 0.6p) is based on the Group loss after tax of £12.1m (2003: profit £0.8m, 2002: profit £0.7m) and 114.4m (2003: 114.6m, 2002: 114.3m) ordinary shares as shown below:

	2004	2003	2002
	Number of	Number of	Number of
	shares	shares	shares
Weighted average number of shares	114.3	114.3	114.3
Share Options	0.1	0.3	—

	114.4	114.6	114.3

9. Loss/earnings per share (continued)

Adjusted basic earnings per share is calculated as follows:

	Earnings			Earnings per share
	2004	2003	2002	2004	2003	2002
	£m	£m	£m	pence	pence	pence
Basic (loss) / earnings and (loss) / earnings per share	(12.1)	0.8	0.7	(10.6)	0.7	0.6
Basic (loss) / earnings and (loss) / earnings per share attributable to:
Loss on sale and closure of businesses	14.7	—	—	12.9	—	—
Tax on loss on sale and closure of businesses	(2.3)	—	—	(2.0)	—	—
Operating exceptional items – continuing operations	0.4	0.2	—	0.4	0.2	—
Tax credit on operating exceptional items	(0.1)	(0.1)	—	(0.1)	(0.1)	—
Non operating exceptional items	—	—	1.3	—	—	1.1
Goodwill amortisation	1.2	1.3	1.3	1.0	1.1	1.1
Discontinued operations (after tax)	0.6	1.0	—	0.5	0.9	—

Adjusted basic earnings and earnings per share	2.4	3.2	3.3	2.1	2.8	2.8

The adjusted basic earnings per share is presented so as to show more clearly the underlying performance of the Group for continuing operations.

10. Intangible fixed assets

Goodwill
£m
Cost:
As at 1st January 2002	25.8
Exchange movement	(0.5)

As at 31st December 2002	25.3

Amortisation:
As at 1st January 2002	4.1
Charge for the year	1.3

As at 31st December 2002	5.4

Net book value
As at 31st December 2002	19.9

As at 1st January 2002	21.7

10. Intangible fixed assets (continued)

Goodwill
£m
Cost:
As at 1st January 2003	25.3
Exchange movement	(0.5)

As at 31st December 2003	24.8

Amortisation:
As at 1st January 2003	5.4
Charge for the year	1.3

As at 31st December 2003	6.7

Net book value:
As at 31st December 2003	18.1

As at 1st January 2003	19.9

Goodwill
£m
Cost:
As at 1st January 2004	24.8
Exchange movement	(0.3)

As at 31st December 2004	24.5

Amortisation:
As at 1st January 2004	6.7
Charge for the year	1.2

As at 31st December 2004	7.9

Net book value:
As at 31st December 2004	16.6

As at 1st January 2004	18.1

11. Tangible fixed assets

	Land and buildings		Plant,
		Long	equipment
	Freehold	leasehold	and vehicles	Total
	£m	£m	£m	£m
Cost:
As at 1st January 2002	2.6	1.2	31.6	35.4
Additions	—	—	3.9	3.9
Disposals	(0.3)	(0.3)	(2.6)	(3.2)
Exchange	—	—	(0.1)	(0.1)

As at 31st December 2002	2.3	0.9	32.8	36.0

Depreciation:
As at 1st January 2002	0.4	0.2	19.8	20.4
Charge for the year	—	—	2.7	2.7
Disposals	—	—	(2.5)	(2.5)

As at 31st December 2002	0.4	0.2	20.0	20.6

Net book value:
As at 31st December 2002	1.9	0.7	12.8	15.4

As at 1st January 2002	2.2	1.0	11.8	15.0

Net book value of assets held under finance leases included above:
As at 31st December 2002	—	0.7	1.7	2.4

As at 1st January 2002	—	1.0	1.9	2.9

	Land and buildings		Plant,
		Long	equipment
	Freehold	leasehold	and vehicles	Total
	£m	£m	£m	£m
Cost:
As at 1st January 2003	2.3	0.9	32.8	36.0
Additions	—	0.1	3.9	4.0
Disposals	—	—	(1.1)	(1.1)
Exchange movement	—	—	(0.1)	(0.1)

As at 31st December 2003	2.3	1.0	35.5	38.8

Depreciation:
As at 1st January 2003	0.4	0.2	20.0	20.6
Charge for the year	0.1	0.1	2.9	3.1
Disposals	—	—	(1.1)	(1.1)

As at 31st December 2003	0.5	0.3	21.8	22.6

Net book value:
As at 31st December 2003	1.8	0.7	13.7	16.2

As at 1st January 2003	1.9	0.7	12.8	15.4

Net book value of assets held under finance leases included above:
As at 31st December 2003	—	0.7	1.5	2.2

As at 1st January 2003	—	0.7	1.7	2.4

11. Tangible fixed assets (continued)

	Land and buildings		Plant,
		Long	equipment
	Freehold	leasehold	and vehicles	Total
	£m	£m	£m	£m
Cost:
As at 1st January 2004	2.3	1.0	35.5	38.8
Additions	—	0.1	3.1	3.2
Disposals	(0.1)	—	(6.9)	(7.0)
Exchange movement	—	—	(0.1)	(0.1)

As at 31st December 2004	2.2	1.1	31.6	34.9

Depreciation:
As at 1st January 2004	0.5	0.3	21.8	22.6
Charge for the year	—	—	3.0	3.0
Impairment charge	—	—	1.5	1.5
Disposals	—	—	(5.5)	(5.5)

As at 31st December 2004	0.5	0.3	20.8	21.6

Net book value:
As at 31st December 2004	1.7	0.8	10.8	13.3

As at 1st January 2004	1.8	0.7	13.7	16.2

Net book value of assets held under finance leases included above:
As at 31st December 2004	—	0.8	2.0	2.8

As at 1st January 2004	—	0.7	1.5	2.2

12. Fixed asset investments

2002
£m
Group undertakings	—
Other investments	1.0

1.0

Other
investments
£m
Cost:
As at 1st January 2003	2.3
Rolled up interest	0.2
Exchange movement	(0.3)

As at 31st December 2003	2.2

Provision:
As at 1st January 2003	1.3
Increase in provision	0.2
Exchange movement	(0.1)

As at 31st December 2003	1.4

Net book value:
As at 31st December 2003	0.8

As at 1st January 2003	1.0

12. Fixed asset investments (continued)

Other
investments
£m
Cost:
As at 1st January 2004	2.2
Rolled up interest	0.3
Exchange movement	(0.2)

As at 31st December 2004	2.3

Provision:
As at 1st January 2004	1.4
Increase in provision	0.3
Exchange movement	(0.1)

As at 31st December 2004	1.6

Net book value:
As at 31st December 2004	0.7

As at 1st January 2004	0.8

Other investments

Other investments for the Group relate to the advance of a loan of $4.4m (including rolled up interest) to Haden International Group, Inc.

13. Stocks

	2004	2003	2002
	£m	£m	£m
Raw materials and consumables	0.7	1.0	0.9
Work in progress	0.4	0.8	0.7
Finished goods and goods for resale	24.6	26.6	24.1

	25.7	28.4	25.7

14. Debtors

	2004	2003	2002
	£m	£m	£m
Trade debtors	28.2	29.5	34.4
Other debtors:
Corporation tax receivable	0.1	—	—
Deferred tax (Note 17)	0.3	—	—
V.A.T.	0.2	0.3	0.4
Other	0.3	0.7	2.5
Pension cost prepayment	0.4	0.4	0.4
Prepayments and accrued income	3.3	3.1	2.6

	32.8	34.0	40.3

The pension cost prepayment of £0.4m (2003: £0.4m, 2002: £0.4m) represents the difference between the pension cost and the amount funded on the defined benefit HMH pension scheme, as such it will be utilised over a period greater than one year.

15. Creditors: amounts falling due within one year

	2004	2003	2002
	£m	£m	£m
Bank loans and overdrafts	8.6	5.7	6.7
Medium term loan	1.9	2.0	2.4
Obligations under finance leases	0.5	0.4	0.7
Trade creditors	25.1	27.5	25.0
Other creditors:
Corporation tax payable	—	—	0.1
Social security, P.A.Y.E. and V.A.T.	1.2	0.9	0.8
Other	0.8	1.8	2.6
Accruals and deferred income	2.8	3.0	2.9
Proposed dividend	0.6	1.4	1.4

	41.5	42.7	42.6

16. Creditors: amounts falling due after more than one year

	2004	2003	2002
	£m	£m	£m
Medium term loan	1.8	4.0	6.5
Obligations under finance leases	1.1	0.2	0.2
Accruals and deferred income	—	—	0.1

	2.9	4.2	6.8

17. Provisions for liabilities and charges

The Group provision for liabilities and charges comprises:

	Liabilities
	in respect	Deferred
	of disposals	taxation	Total
	£m	£m	£m
As at 1st January 2002	0.8	—	0.8
Charge for the year	—	0.6	0.6
Net cash paid in year	(0.2)	—	(0.2)

As at 31st December 2002	0.6	0.6	1.2

	Liabilities
	in respect	Deferred
	of disposals	taxation	Total
	£m	£m	£m
As at 1st January 2003	0.6	0.6	1.2
Charge for the year	—	0.1	0.1
Net cash paid in year	(0.6)	—	(0.6)

As at 31st December 2003	—	0.7	0.7

17. Provisions for liabilities and charges (continued)

	Liabilities
	in respect	Deferred
	of disposals	taxation	Total
	£m	£m	£m
As at 1st January 2004	—	0.7	0.7
Credit for the year (Note 7)	—	(1.0)	(1.0)
Charge for the year, provision for cost of termination and sale of business	1.7	—	1.7
Credit to Profit and Loss account	(1.0)	—	(1.0)
Transferred to Debtors (Note 14)	—	0.3	0.3

As at 31st December 2004	0.7	—	0.7

The provision held in respect of disposals relates to closure and sale costs and is expected to be spent in 2005.

The Group deferred taxation liability consists of the following:

		Provided			Unprovided
	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m
Accelerated capital allowances	—	0.8	0.6	—	—	—
Short term timing differences	(0.3)	(0.1)	—	(0.3)	—	—
Capital gain deferred by re-investment	—	—	—	0.5	0.5	0.5
Capital losses	—	—	—	(0.5)	(0.5)	(0.5)
Trading losses	—	—	—	(0.4)	(0.1)	—

	(0.3)	0.7	0.6	(0.7)	(0.1)	—

18. Reserves

	Share	Capital	Profit
	premium	redemption	and loss
	account	reserve	account
	£m	£m	£m
As at 1st January 2002	9.8	4.0	16.6
Retained loss for year	—	—	(1.6)
Exchange adjustments to net investment in overseas companies	—	—	(1.1)
Exchange adjustments to matched net borrowings	—	—	0.8

As at 31st December 2002	9.8	4.0	14.7

	Share	Capital	Profit
	premium	redemption	and loss
	account	reserve	account
	£m	£m	£m
As at 1st January 2003	9.8	4.0	14.7
Retained loss for year	—	—	(1.5)
Exchange adjustments to net investment in overseas companies	—	—	(0.8)
Exchange adjustments to matched net borrowings	—	—	0.5

As at 31st December 2003	9.8	4.0	12.9

18. Reserves (continued)

	Share	Capital	Profit
	premium	redemption	and loss
	account	reserve	account
	£m	£m	£m
As at 1st January 2004	9.8	4.0	12.9
Retained loss for year	—	—	(13.2)
Exchange adjustments to net investment in overseas companies	—	—	(0.8)
Exchange adjustments to matched net borrowings	—	—	0.6
Goodwill reinstated on disposals	—	—	7.5

As at 31st December 2004	9.8	4.0	7.0

The cumulative amount of goodwill written off resulting from acquisitions (adjusted for disposals and other goodwill adjustments) between 1st January 1987 and 31st December 1997 is approximately £22.3m (2003: £29.8m, 2002: £29.8m). The amount of goodwill written off prior to this date is not readily determinable but is not considered material.

Goodwill arising on acquisitions since 1st January 1998 has been capitalised in the Group balance sheet.

19. Reconciliation of movements in equity shareholders’ funds

	2004	2003	2002
	£m	£m	£m
(Loss) / profit for the financial year	(12.1)	0.8	0.7
Dividends	(1.1)	(2.3)	(2.3)

Retained loss for year	(13.2)	(1.5)	(1.6)
Exchange adjustments	(0.2)	(0.3)	(0.3)
Goodwill reinstated	7.5	—	—

Movement in year	(5.9)	(1.8)	(1.9)
Opening equity shareholders’ funds	49.6	51.4	53.3

Closing equity shareholders’ funds	43.7	49.6	51.4

20. Analysis of net debt

	As at		Other		As at 31st
	1st January	Cash	non cash	Exchange	December
	2002	flows	movement	movements	2002
	£m	£m	£m	£m	£m
Bank overdraft	3.8	2.9	—	—	6.7
Medium term loan	12.2	(2.5)	—	(0.8)	8.9
Finance leases	1.4	(1.2)	0.7	—	0.9

Gross debt	17.4	(0.8)	0.7	(0.8)	16.5

Less: cash at bank	(0.2)	0.2	—	—	—

Net debt	17.2	(0.6)	0.7	(0.8)	16.5

20. Analysis of net debt (continued)

Debt falls due as shown in the table below:

		Within	Within
	Within	one to two	two to five
	one year	years	years	Total
	£m	£m	£m	£m
Bank overdraft	6.7	—	—	6.7
Medium term loan	2.4	2.4	4.1	8.9
Finance leases	0.7	0.2	—	0.9

Gross debt at 31st December 2002	9.8	2.6	4.1	16.5

Gross debt at 1st January 2002	7.2	2.9	7.3	17.4

The non cash movement represents the inception of finance leases.

	As at		Other		As at 31st
	1st January	Cash	non cash	Exchange	December
	2003	flows	movement	movements	2003
	£m	£m	£m	£m	£m
Bank overdraft	6.7	(1.0)	—	—	5.7
Medium term loan	8.9	(2.2)	—	(0.7)	6.0
Finance leases	0.9	(0.7)	0.4	—	0.6

Net debt	16.5	(3.9)	0.4	(0.7)	12.3

The none cash movement represents the inception of finance leases.

Debt falls due as shown in the table below:

		Within	Within
	Within	one to two	two to five
	one year	years	years	Total
	£m	£m	£m	£m
Bank overdraft	5.7	—	—	5.7
Medium term loan	2.0	2.0	2.0	6.0
Finance leases	0.4	0.1	0.1	0.6

Gross debt at 31st December 2003	8.1	2.1	2.1	12.3

Gross debt at 1st January 2003	9.8	2.6	4.1	16.5

	As at		Other		As at 31st
	1st January	Cash	non cash	Exchange	December
	2004	flows	movement	movements	2004
	£m	£m	£m	£m	£m
Bank overdraft	5.7	3.2	—	(0.3)	8.6
Medium term loan	6.0	(2.0)	—	(0.3)	3.7
Finance leases	0.6	(0.8)	1.8	—	1.6

Net debt	12.3	0.4	1.8	(0.6)	13.9

The non cash movement represents the inception of finance leases.

20. Analysis of net debt (continued)

Debt falls due as shown in the table below:

		Within one	Within two
	Within	to two	to five
	one year	years	years	Total
	£m	£m	£m	£m
Bank overdraft	8.6	—	—	8.6
Medium term loan	1.9	1.8	—	3.7
Finance leases	0.5	0.5	0.6	1.6

Net debt at 31st December 2004	11.0	2.3	0.6	13.9

Net debt at 1st January 2004	8.1	2.1	2.1	12.3

All of the Group’s borrowings, excluding hire purchase debt, are on an unsecured basis. The finance lease debt is secured on the assets to which it relates (Note 11).

All of the financial liabilities detailed above are sterling denominated and bear a variable rate of interest, based on the bank’s base rate, except for:

(i)	The medium term loan of £3.7m which is US dollar denominated and bears interest at a fixed rate of 7.37% (2003: 7.37%, 2002: 7.37%). It is repayable in two equal instalments in February 2005 and February 2006. The medium term loan is included within the table of total available facilities.

(ii)	£0.5m (2003: £0.2m, 2002: £4.1m) of the bank overdraft was denominated in Euros and bears a variable rate of interest, based on the bank’s base rate.

(iii)	£4.5m (2003: £2.9m, 2002: £nil) of the bank overdraft was denominated in US dollars and bears a variable rate of interest, based on the bank’s base rate.

The Group’s only financial asset, at the end of the year, which was non-sterling denominated was a US dollar denominated loan to Haden International Group, Inc., which is repayable over the period January 2005 to July 2008. The carrying value of the loan at 31st December 2004 was £0.7m (2003: £0.8m, 2002: £1.0m). The gross value of the loan bears interest at a weighted average fixed rate of 14%.

As permitted under FRS 13 short term debtors and creditors have been excluded from the above analysis.

The Group’s US dollar denominated net assets are broadly matched by the US dollar denominated loan and bank overdraft. The Group’s exposure to foreign exchange risk as at 31st December 2004 is considered immaterial.

As at 31st December 2004 the market values of the financial assets and liabilities referred to above were not materially different to book value based on prevailing interest rates and the security offered. A 1% movement in interest rates would have an immaterial effect on the aggregate fair values of these financial assets and liabilities.

The Group’s borrowing facilities available as at 31st December 2004 in respect of which all conditions precedent had been met were as follows:

		Committed			Uncommitted
	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m
Expiring in less than one year	1.8	2.0	2.4	13.5	13.5	11.0
Expiring in 1 – 2 years	1.9	2.0	2.4	—	—	—
Expiring in > 2 years	—	2.0	4.3	—	—	—

	3.7	6.0	9.1	13.5	13.5	11.0

Of the available facilities £4.9m of the uncommitted facilities was undrawn at 31st December 2004 (2003: £7.8m, 2002: £4.3m).

21. Reconciliation of net cash flow to movement in net debt

	2004	2003	2002
	£m	£m	£m
(Decrease) / increase in cash as shown in cash flow statement	(3.2)	1.0	(3.1)
Adjust for:
Repayment of medium term loan	2.0	2.2	2.5
Finance lease repayments	0.8	0.7	1.2

Change in net debt resulting from cash flow	(0.4)	3.9	0.6
New finance leases	(1.8)	(0.4)	(0.7)
Exchange movements	0.6	0.7	0.8

Movement in net debt in the year	(1.6)	4.2	0.7
Net debt as at 1st January	(12.3)	(16.5)	(17.2)

Net debt as at 31st December	(13.9)	(12.3)	(16.5)

22. Reconciliation of operating profit to net cash inflow from operating activities

	2004	2003	2002
	£m	£m	£m
Operating profit before exceptional	2.3	1.9	4.2
Operating exceptional	(0.4)	(0.4)	—

	1.9	1.5	4.2
Depreciation	3.0	3.1	2.7
Amortisation of goodwill	1.2	1.3	1.3
Loss / (profit) on sale of tangible fixed assets	0.1	(0.1)	(0.1)
Decrease / (increase) in stocks	0.5	(2.7)	(0.7)
Decrease / (increase) in debtors	0.9	4.5	(4.6)
(Decrease) / increase in creditors	(3.1)	1.7	3.6
Movement on provisions (Note 17)	—	(0.6)	(0.2)
Exchange adjustments	—	(0.1)	(0.2)

	4.5	8.6	6.0
Costs of sale and closure of businesses	(1.9)	—	—

Net cash inflow from operating activities	2.6	8.6	6.0

23. Major non cash transactions

During the year the Group entered into finance lease purchase arrangements in respect of assets with a total value at the inception of the leases of £1.8m (2003: £0.4m, 2002: £0.7m).

24. Commitments

Capital Commitments

	2004	2003	2002
	£m	£m	£m
Contracted for but not provided	—	0.8	—

Operating Lease Commitments

The Group leases a number of properties and certain items of plant and equipment under operating leases. The minimum annual rentals under these leases are as follows:

	2004		2003		2002
	Land and		Land and		Land and
	buildings	Other	buildings	Other	buildings	Other
	£m	£m	£m	£m	£m	£m
Operating leases which expire:
Within one year	0.2	0.2	0.1	0.1	0.1	0.1
In two to five years	0.4	0.5	0.4	0.5	0.6	0.4
Over five years	2.1	—	2.2	—	2.0	—

	2.7	0.7	2.7	0.6	2.7	0.5

There are no other contracted capital commitments.

25. Contingent Liabilities

The Company has guaranteed certain facilities, including those of HSBC Bank plc, granted to subsidiary undertakings in the normal course of trade.

The Company has guaranteed the liabilities of Haden International Group, Inc. (HIG), the purchaser of the Group’s Process Engineering division in 1999, under the terms of the lease of its main operating facility. The annual rentals payable under the lease are approximately $1.5m. Funds amounting to $1.8m (that the parties have agreed will rise to $3m by the end of 2005) are currently held in escrow for use by the Company in the event that HIG fails to meet its obligations under the lease.

APPENDIX IV

ADDITIONAL INFORMATION

1.	Responsibility

(a)	The members of the Anixter Offer Committee, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document apart from the information in this document relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act) for which the Infast Directors accept responsibility. Subject as aforesaid, to the best of the knowledge and belief of the members of the Anixter Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The Offeror Directors, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to the Offeror, the Offeror Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Offeror Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c)	The Infast Directors, whose names are set out in paragraph 2(c) below, accept responsibility for the information contained in this document relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of section 346 of the Act). To the best of the knowledge and belief of the Infast Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document relating to the Infast Group, the Infast Directors and their immediate families and persons connected with them (within the meaning of Section 346 of the Act) for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors and Executive Officers

(a)	The members of the Anixter Offer Committee and the positions that they hold are as follows:

Robert W Grubbs*	President and Chief Executive Officer of Anixter
Samuel Zell*	Chairman of the Board of Directors of Anixter
Dennis Letham	Senior Vice President – Finance and Chief Financial Officer
John Dul	Vice President – General Counsel and Secretary

*	Directors of Anixter

The business address of each of the members of the Anixter Offer Committee is 2301 Patriot Boulevard, Glenview, Illinois 60026 8020, United States

(b)	The Offeror Directors and their respective principal functions are as follows:

Dennis Letham	Executive Director
John Dul	Executive Director
William Banks	Executive Director

The business address of William Banks is the registered and head office of the Offeror at 1 York Road, Uxbridge, Middlesex UB8 1RN.

(c)	The Infast Directors and their respective principal functions are as follows:

Graham Titcombe (Non-executive Chairman)

Robert Sternick (Chief Executive)

Jon Parker (Executive Director and Company Secretary)

John Kimber (Finance Director)

Tony Bruce (Non-executive Director)

Richard Seguin (Non-executive Director)

The business address of all of the Infast Directors is the registered and head office of Infast at Waterwells Drive, Quedgeley, Gloucestershire, GL2 2FR.

3.	London Stock Exchange quotations

The following table sets out the Closing Price for Infast Shares as derived from the Daily Official List on:

(a)	the first dealing day of each of the six months immediately before the date of this document;

(b)	12 April 2005 (being the last dealing day prior to the commencement of the Offer Period); and

(c)	26 May 2005 (being the last dealing day prior to the publication of this document).

Price per
Infast
Share
Date	(p)
1 December 2004	18.75
4 January 2005	18.75
1 February 2005	20.00
1 March 2005	20.75
1 April 2005	21.75
12 April 2005	22.75
3 May 2005	25.75
26 May 2005	33.25

4.	Shareholdings and dealings

For the purposes of this Appendix IV:

(i)	“acting in concert with Anixter” or “acting in concert with the Offeror” shall mean any such person acting or deemed to be acting in concert with Anixter or the Offeror for the purpose of the Code and/or the Offer;

(ii)	“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

(iii)	“associate” means:

(1)	subsidiaries and associated companies of Infast and companies of which any such subsidiaries or associated companies are associated companies;

(2)	banks, financial and other professional advisers (including stockbrokers) to Infast or to a company covered in (iii) (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

(3)	the Infast Directors or the directors of any company covered in (iii) (1) above (together, in each case, with their close relatives and related trusts);

(4)	the pension funds of Infast or any company covered in (iii) (1) above; and

(5)	in relation to Infast, an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph (iii)) manages on a discretionary basis, in respect of the relevant investment accounts;

(iv)	references to a “bank” do not apply to a bank whose sole relationship with Infast or a company covered in paragraph (iii) (1) above, is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

(v)	“derivative” includes any financial product whose value, in whole or part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

(vi)	“Disclosure Period” means the period commencing on 13 April 2004 (being the date 12 months prior to the commencement of the Offer Period) and ending on 26 May 2005 (being the latest practicable date prior to the publication of this document);

(vii)	“relevant securities” means Infast Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives referenced to the foregoing;

(viii)	ownership or control of 20 per cent or more of the equity share capital of a company is regarded as the test of associated company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holdings gives de facto control.

(a) Interests in Infast Shares

(i)	Excluding share options under the Infast Share Option Schemes as at the last day of the Disclosure Period, the interests of the Infast Directors in the issued ordinary share capital of Infast (all of which, unless otherwise stated, are beneficial) which have been notified to Infast under sections 324 or 328 of the Act or which are required to be entered in the register maintained under section 325 of the Act together with the interests of all persons connected with each Infast Director (within the meaning of section 346 of the Act) which would, if the connected person were an Infast Director, be required to be disclosed under those sections were as follows:

Number of
Director	Infast Shares
DG Titcombe	150,000
RP Sternick	1,592,324
JR Kimber	282,294
MJF Parker	30,000
AG Bruce	100,028
R Seguin	50,000

(ii)	As at the last day of the Disclosure Period, the following Infast Directors held the following options to subscribe for Infast Shares (subject to the satisfaction of certain performance criteria where relevant) pursuant to the Infast Share Option Schemes, all of which options remain outstanding:

	Number of
	Infast Shares	Exercise
	subject	price per	Date of	Exercise Period
Directors	to options	share (p)	grant	From	To
RP Sternick	400,000	39.8	01-05-01	05-04	05-11
	400,000	31.5	18-04-02	04-05	04-12
	250,000	26.3	07-04-03	04-06	04-13
	17,952	21.0	08-04-04	06-07	12-07
JR Kimber	30,000	117.0	14-04-97	04-00	04-07
	40,000	139.5	06-04-98	04-01	04-08
	60,000	37.0	20-04-00	04-03	04-10
	80,000	36.5	04-04-01	04-04	04-11
	280,000	31.5	18-04-02	04-05	04-12
	160,000	26.3	07-04-03	04-06	04-13
	17,952	21.0	08-04-04	06-07	12-07
MJF Parker	20,000	117.0	14-04-97	04-00	04-07
	20,000	139.5	06-04-98	04-01	04-08
	40,000	37.0	20-04-00	04-03	04-10
	50,000	36.5	04-04-01	04-04	04-11
	120,000	31.5	18-04-02	04-05	04-12
	90,000	26.3	07-04-03	04-06	04-13
	17,952	21.0	08-04-04	06-07	12-07

(iii)	At the close of business on the last day of the Disclosure Period, the interests in Infast Shares of Williams de Broë and other members of the ING Group were as follows:

Number of
Infast
Name	Shares
Williams de Broë Plc	226,605

(b)	General

(i)	As at the last day of the Disclosure Period, neither Infast nor any of the Infast Directors, nor any member of their immediate families owned, controlled or (in the case of Infast Directors and their immediate families) was interested in the issued share capital of Anixter or any of its subsidiaries (including the Offeror) or any securities convertible into, rights to subscribe for, options (including trading options) or derivatives in respect thereof or derivatives referenced thereto nor has any such person dealt for value therein during the Disclosure Period.

(ii)	Save as disclosed in this paragraph 4, as at the last day of the Disclosure Period, neither the Offeror nor Anixter nor any of their respective directors, nor any member of their immediate families, nor any member of the Anixter Offer Committee, nor any person acting in concert with the Offeror or Anixter, nor any person with whom the companies in the Anixter Group or any person acting in concert with Anixter or the Offeror has an arrangement, owned or controlled or (in the case of the Offeror Directors, the Anixter Directors and their immediate families) was interested, in any relevant securities nor has any such person dealt for value therein during the Disclosure Period.

(iii)	Save as disclosed in this paragraph 4, none of the Infast Directors, nor any member of their immediate families, was interested in any relevant securities nor has any such person dealt for value therein during the Disclosure Period and, save as disclosed in this paragraph 4, no bank, stockbroker, financial or other professional adviser (other than an exempt market maker) to Infast, or any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional advisor, nor any subsidiary of Infast, nor any pension fund of the Infast Group nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) connected to Infast, owned or controlled any relevant securities, nor has any such person dealt for value therein during the Disclosure Period.

(iv)	Save as disclosed in this document, neither the Offeror nor Anixter (nor any person acting in concert with the Offeror or Anixter) nor Infast (nor any of its associates) has any arrangements with any other person in relation to relevant securities.

(v)	Infast has not redeemed or purchased any Infast Shares or any securities convertible into, rights to subscribe for or options in respect of, or derivatives referenced to Infast Shares during the Disclosure Period.

5.	Irrevocable undertakings

Each of the Infast Directors has delivered an undertaking (each an “Irrevocable Undertaking”) to the Offeror and Anixter pursuant to which each Infast Director has irrevocably undertaken: (i) to accept or procure the acceptance of the Offer in respect of all the Infast Shares (if any) in which he has an interest on the date of the Irrevocable Undertaking, and any Infast Shares in which he might thereafter have an interest; and (ii) not to exercise the votes or the rights attaching to the Infast Shares held by him, (if any) other than in a manner consistent with the consummation of the Offer. The Irrevocable Undertakings will cease to be binding if the Offer lapses or is withdrawn. These undertakings cover any Infast Shares issued on the exercise of options while the Offer remains open for acceptance.

The following table shows the number of Infast Shares in which each of the Infast Directors had an interest on the date of the Irrevocable Undertaking given by him, and in respect of which an Irrevocable Undertaking was given:

Number of
Name	Infast Shares
DG Titcombe	150,000
RP Sternick	1,592,324
JR Kimber	282,294
MJF Parker	30,000
AG Bruce	100,028
R Seguin	50,000

In addition, the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer in respect of holdings comprising, in aggregate, 43,864,164 Infast Shares and representing approximately 38.36 per cent of the entire existing issued ordinary share capital of Infast which will remain binding unless an offer is made or announced by a third party at a level which represents an improvement of 10 per cent or greater in the value of the Offer Price from the following:

Number of
Name	Infast Shares
Jonathan Paul Moulton	14,617,277
Platinum Fund Managers Limited	12,509,176
North Atlantic Value LLP	9,277,711
Jupiter Unit Trust Managers Limited	5,445,000
Jupiter Asset Management Limited	2,015,000

In addition, the Offeror and Anixter have received an irrevocable undertaking to procure acceptance of the Offer from UBS Global Asset Management (UK) Limited in respect of 13,962,352 Infast Shares and representing approximately 12.21 per cent of the entire existing issued ordinary share capital of Infast which will remain binding unless an offer is made or announced by a third party at a level which represents an improvement of 5 per cent or greater in the value of the Offer Price.

The Offeror and Anixter have also received a non binding letter of intent to accept the Offer from Societe Generale Asset Management UK Limited in relation to 7,085,000 Infast Shares it manages representing 6.20 per cent of the entire existing issued ordinary share capital of Infast.

In total, therefore the Offeror and Anixter have received irrevocable undertakings to accept (or procure acceptance of) the Offer and a non binding letter of intent, from Infast Shareholders in respect of 67,116,162 Infast Shares representing approximately 58.70 per cent of the entire existing issued ordinary share capital of Infast.

6.	Service contracts and letters of appointment

(a) Executive Directors

Robert P Sternick

Robert Sternick is employed by Infast as Chief Executive Officer pursuant to the terms of a service agreement dated 25 April 2001. His period of employment commenced on 14 May 2001. Robert Sternick’s service agreement is terminable by 12 months’ written notice given by either party, or in the case of Infast immediately with the payment of salary and benefits in lieu of notice. Infast may also terminate Robert Sternick’s employment forthwith without notice or payment in lieu in certain circumstances (serious or persistent breach of the terms of his service agreement, serious negligence or gross misconduct in the performance of his duties, conduct bringing himself or Infast into disrepute, conviction of an arrestable criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed), he is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to section 252 of the Insolvency Act 1986, he becomes incapable by reason of mental disorder of discharging his duties, he becomes prohibited by law from being a director, he voluntarily resigns as a director of Infast, he causes any agreement entered into by Infast relating to the provision of his services to be terminated without notice by any other party to such agreement, or he becomes unfit to perform his duties following a medical examination (conducted pursuant to the terms of the service agreement)). Robert Sternick’s salary was originally £180,000 per annum inclusive of any directors’ fees, subject to review on 1 January each year. Robert Sternick’s current salary is £230,000. The Executive Directors’ Incentive Plan 2005 gives Robert Sternick a potential maximum bonus of 60% of his salary based on divisional performance plus a further 10% based on half year, full year, divisional and group performance; no bonus was paid for the year ended 31 December 2004. He is also entitled to be granted options over Infast Shares, details of which are contained in paragraph 4 of this Appendix IV.

Robert Sternick is entitled to join the Director’s Section of the Infast Money Purchase Pension Scheme, subject to its terms and a retirement age of 60. Robert Sternick may at his sole option and upon giving the Company 9 months’ written notice prior to his 60th birthday, postpone his retirement age to a date not later than his 63rd birthday. Infast’s contributions to his fund in the pension scheme shall not be less that 35% of his salary. He has death in service cover of four times his annual salary. Robert Sternick is provided with private medical expenses insurance for himself, his spouse and his children under the age of 18 years or who continue in full time education beyond the age of 18 years. Robert Sternick has membership of Infast’s permanent health insurance scheme. He is entitled to be paid his salary during any periods of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in any 52 week period. If he is absent from work due to sickness, injury or other incapacity for a continuous period of 26 weeks or more then he is entitled to receive such benefits (if any) as are available to him under the permanent health insurance scheme or (if no such sums are available) such sum as the board may in its absolute discretion decide. He has the benefit of a car (with a value of up to £50,000). He is entitled to be reimbursed by Infast for all reasonable expenses necessarily incurred by him in the performance of his duties. He is entitled to 25 working days’ paid holiday in each calendar year (in addition to the usual public and bank holidays). Robert Sternick will be subject to certain restrictive covenants for a period of six or twelve months upon termination of his service agreement.

Michael Jonathan Francis Parker

Jon Parker is employed by Infast as an Executive Director and Group Company Secretary pursuant to the terms of a service agreement dated 26 October 2000. The commencement date of his employment was deemed to be 20 June 1994. Jon Parker’s service agreement is terminable by 12 months’ written notice given by either party. Infast may also terminate his employment forthwith without notice or payment in lieu in certain circumstances (serious or persistent breach of the terms of his service agreement, serious negligence or gross misconduct in the performance of his duties, conduct bringing himself or Infast into disrepute, conviction of an arrestable criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed), he is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to section 252 of the Insolvency Act 1986, he becomes incapable by reason of mental disorder of discharging his duties, he becomes prohibited by law from being a director, he voluntarily resigns as a director of Infast, he causes any agreement entered into by Infast relating to the provision of his services to be terminated without notice by any other party to such agreement, or he becomes unfit to perform his duties following a medical examination (conducted pursuant to the terms of the service agreement)). Jon Parker’s salary was originally £80,000 per annum inclusive of any directors’ fees, subject to review on 1 January each year. Jon Parker’s current salary is £110,000. The Executive Directors’ Incentive Plan 2005 gives Jon Parker a potential maximum bonus of 60% of his salary based on divisional performance plus a further 10% based on half year, full year, divisional and group performance; no bonus was paid for the year ended 31 December 2004. Details of Jon Parker’s share options are contained in paragraph 4 of this Appendix IV.

Jon Parker is entitled to remain a member of the Director’s Section of the Infast Money Purchase Pension Scheme, subject to its terms and rules and a retirement age of 60. Infast’s contributions to Jon Parker’s fund in this scheme is not less that 35% of his salary from time to time. Jon Parker is provided with private medical expenses insurance for himself, his spouse and his children under the age of 18 years or who continue in full time education beyond the age of 18 years. Jon Parker has membership of Infast’s permanent health insurance scheme. He is entitled to be paid his salary during any periods of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in any 52 week period. If he is absent from work due to sickness, injury or other incapacity for a continuous period of 26 weeks or more then he is entitled to receive such benefits (if any) as are available to him under the permanent health insurance scheme or (if no such sums are available) such sum as the board may in its absolute discretion decide. He has elected to receive a car allowance of £12,500 per annum plus private fuel in lieu of a car. He is entitled to be reimbursed by Infast for all reasonable expenses necessarily incurred by him in the performance of his duties. He is entitled to 25 working days’ paid holiday in each calendar year (in addition to the usual public and bank holidays). Jon Parker will be subject to certain restrictive covenants for a periods of six or twelve months upon termination of his service agreement.

John Robert Kimber

John Kimber is employed by Infast as Finance Director pursuant to the terms of a service agreement dated 7 October 1997. The commencement date of his employment was deemed to be 9 March 1987. John Kimber’s service agreement is terminable by 12 months’ written notice given by either party, or in the case of Infast immediately with the payment of salary and benefits in lieu of notice. Infast may also terminate the employment forthwith without notice or payment in lieu in certain circumstances (serious or persistent breach of the terms of his service agreement, serious negligence or gross misconduct in the performance of his duties, conduct bringing himself or Infast into disrepute, his conviction of an arrestable criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed), he is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to section 252 of the Insolvency Act 1986, he becomes incapable by reason of mental disorder of discharging his duties, he becomes prohibited by law from being a director, he voluntarily resigns as a director of Infast, he causes any agreement entered into by Infast relating to the provision of his services to be terminated without notice by any other party to such agreement, or he becomes unfit to perform his duties following a medical examination (conducted pursuant to the terms of the service agreement)). John Kimber’s salary was originally £110,000 per annum inclusive of any directors’ fees and is subject to review on 1 January each year. John Kimber’s current salary is £164,000. The Executive Directors’ Incentive Plan 2005 gives John Kimber a potential maximum bonus of 60% of his salary, based on divisional performance, plus a further 10% based on half year, full year, divisional and group performance; no bonus was paid for the year ended 31 December 2004. Details of John Kimber’s share options are contained in paragraph 4 of this Appendix IV.

John Kimber is entitled to remain a member of the Director’s Section of the HMH Pension Scheme, a defined benefit scheme which will provide one sixtieth of final salary, per year of service, on retirement. John Kimber is provided with private medical expenses insurance for himself and his children under the age of 18 years or who continue in full time education beyond the age of 18 years. John Kimber has membership of Infast’s permanent health insurance scheme. He is entitled to be paid his salary during any periods of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in any 52 week period. If he is absent from work due to sickness, injury or other incapacity for a continuous period of 26 weeks or more then he is entitled to receive such benefits (if any) as are available to him under the terms of the permanent health insurance scheme or (if no such sums are available) such sum as the board may in its absolute discretion decide. He has the benefit of a car. He is entitled to be reimbursed by Infast for all reasonable expenses necessarily incurred by him in the performance of his duties. He is entitled to 25 working days’ paid holiday in each calendar year (in addition to the usual public and bank holidays). John Kimber will be subject to certain restrictive covenants for a period of six or twelve months upon termination of his service agreement.

(b) Non-Executive Directors

Richard Seguin

Richard Seguin was appointed as a non-executive director of Infast by a letter of appointment dated 7 January 2003. His appointment took effect from 13 January 2003 for an initial period of 3 years, renewable at the option of Infast. His duties are those of a non-executive director of a listed public company, including attendance of board meetings and those of the remuneration, nomination and audit committees. Richard Seguin receives a fee of £25,000 per annum, subject to review biennially on 1 January. The first review took place on 1 January 2005 and it was decided that there would be no increase in Richard Seguin’s fees. He is entitled to reclaim any travelling and similar expenses. Richard Seguin is entitled to be reimbursed for all reasonable expenses incurred in seeking and obtaining independent professional advice in furtherance of his duties as a director where it would be inappropriate to seek advice from Infast’s own advisers. The appointment may be terminated by six months’ notice by either party. Additionally, Infast has the right to terminate the appointment immediately in certain circumstances (disqualification from being a public company director, unable to perform his duties through incapacity, conviction of a criminal offence (other than minor road traffic offences) or gross breach of duty).

Anthony G Bruce

Tony Bruce was appointed as a non-executive director of Infast by letter dated 12 March 1997. His appointment took effect from 1 April 1997. His duties are those of a non-executive director of a listed public company, including attending board meetings and those of the remuneration and other committees. Tony Bruce receives a fee of £25,000 per annum in respect of his position as a non-executive director plus £8,000 as compensation for his duties as the Chairman of the Audit Committee. Both elements of these fees are subject to review biennially on 1 January, the first review having taken place on 1 January 1999. The most recent review took place on 1 January 2005, where it was decided that there would be no increase in Tony Bruce’s fees. He is entitled to reclaim any travelling and similar expenses incurred on Infast’s business. The appointment may be terminated by six months’ notice by either party. Additionally, Infast has the right to terminate the appointment immediately in certain circumstances (disqualification from being a public company director, unable to perform his duties through incapacity, conviction of a criminal offence (other than minor road traffic offences) or gross breach of duty).

D Graham Titcombe

Graham Titcombe was appointed as non-executive chairman of Infast by letter dated 4 July 2002. His appointment took effect from 24 September 2002 for an initial period of 3 years, renewable at the option of Infast. His duties are those of a non-executive chairman of a listed public company, including chairing board meetings, attending meetings of the remuneration, nomination and audit committees, as well as the company’s annual general meetings and any extraordinary general meetings. Graham Titcombe receives a fee of £75,000 per annum which is subject to review biennially on 1 January, the first review having taken place on 1 January 2003. The most recent review took place on 1 January 2005, where it was decided that there would be no increase in Graham Titcombe’s fees. He is entitled to reclaim any travelling and similar expenses incurred on Infast’s business, together with a right to seek independent legal advice at Infast’s expense. The appointment may be terminated by six months’ notice by either party. Additionally, Infast has the right to terminate the appointment immediately in certain circumstances (disqualification from being a public company director, unable to perform his duties through incapacity, conviction of a criminal offence (other than minor road traffic offences) or gross breach of duty).

Save as disclosed herein:

(i)	subject to paragraph 6(a) above there are no service agreements in force between any director or proposed director of Infast and Infast or any of its subsidiaries which do not expire or can not be terminated by Infast or its relevant subsidiary within the next 12 months without payment of compensation (other than statutory compensation); and

(ii)	none of the service agreements described above were entered into during the six months preceding the date of this document nor have any amendments been made to any such service agreements during that period.

(c)	Termination arrangements with Executive Infast Directors

(i)	Robert P Sternick

Compromise Agreement

Pursuant to a compromise agreement dated 25 May 2005 between Infast, Anixter, and Robert Sternick, Robert Sternick has agreed to terminate his employment relationship with Infast with effect from the date on which the Offer is declared or becomes unconditional in all respects (the “Termination Date”). In consideration for such agreement, Anixter has agreed with effect from the Termination Date to indemnify and hold harmless Robert Sternick for any costs, claims or damages arising in certain circumstances out of his performance of the duties of a director of Infast, and Infast has agreed to pay (less appropriate deductions) to Robert Sternick (i) salary and holiday pay up to the Termination Date, (ii) £69,000 for bonus in 2005, (iii) £10,000 outplacement fees, (iv) £37,520.81 severance compensation, (v) £80,500 pension scheme payment, (vi) £230,000 payment in lieu of notice and (vii) up to £2,500 (plus VAT) legal costs in respect of independent legal advice on the terms of the agreement. Other benefits include (i) private medical expenses insurance for one month after termination, (ii) transfer of mobile telephone contract and (iii) transfer of laptop computer.

Consultancy Agreement

Pursuant to a consultancy agreement dated 25 May 2005 between Robert Sternick and Infast, Robert Sternick has agreed to provide advice as required by Infast in connection with the operation, running, financing, accounting and other historical and current day-to-day issues relating to the business of the Infast Group for the period of 90 days after his termination of employment, subject to one month’s notice of termination by either party at any time in return for the payment of a fee of £1,631 per day or part day of services provided. The fee payable for days where 3.5 hours (or less) of telephone advice is provided only, will be £816 excluding VAT.

(ii)	Michael Jonathan Francis Parker

Compromise Agreement

Pursuant to a compromise agreement dated 25 May 2005 between Infast, Anixter, and Jon Parker, Jon Parker has agreed to terminate his employment relationship with Infast with effect from the date on which the Offer is declared or becomes unconditional in all respects (the “Termination Date”). In consideration for such agreement, Anixter has agreed with effect from the Termination Date to indemnify and hold harmless Jon Parker for any costs, claims or damages arising in certain circumstances out of his performance of the duties of a director of Infast, and Infast has agreed to pay (less appropriate deductions) to Jon Parker (i) salary and holiday pay up to the Termination Date, (ii) £33,000 for bonus in 2005, (iii) £10,000 outplacement fees, (iv) £141,920 severance compensation, (v) £38,500 pension scheme payment and (vi) up to £2,500 (plus VAT) legal costs in respect of independent legal advice on the terms of the agreement. Other benefits include (i) private medical expenses insurance for one month after termination and (ii) transfer of mobile telephone.

Consultancy Agreement

Pursuant to a consultancy agreement dated 25 May 2005 between Jon Parker and Infast, Jon Parker has agreed to provide advice as required by Infast in connection with the operation, running, financing, accounting and other historical and current day-to-day issues relating to the business of the Infast Group for the period of 90 days after his termination of employment, subject to one month’s notice of termination by either party at any time, in return for the payment by Infast of a fee of £824 (excluding VAT) per day or part day of services provided. The fee payable for days where 3.5 hours (or less) of telephone advice is provided only, will be £412 excluding VAT.

(iii)	John Robert Kimber

Compromise Agreement

Pursuant to a compromise agreement dated 25 May 2005 between Infast, Anixter, and John Kimber, John Kimber has agreed to terminate his employment relationship with Infast with effect from the date on which the Offer is declared or becomes unconditional in all respects (the “Termination Date”). In consideration for such agreement, Anixter has agreed with effect from the Termination Date to indemnify and hold harmless John Kimber for any costs, claims or damages arising in certain circumstances out of his performance of the duties of a director of Infast, and Infast has agreed to pay (less appropriate deductions) to John Kimber (i) salary and holiday pay up to the Termination Date; (ii) £49,200 for bonus in 2005, (iii) £10,000 outplacement costs, (iv) £34,831.08 severance compensation, (v) £164,000 payment in lieu of notice and (vi) up to £2,500 (plus VAT) legal costs in respect of independent legal advice on the terms of the agreement. Other benefits include (i) private medical expenses insurance for one month after termination, (ii) augmentation of period of pensionable service by 12 months, (iii) transfer of mobile telephone and (iv) transfer of laptop computer.

Consultancy Agreement

Pursuant to a consultancy agreement dated 25 May 2005 between John Kimber and Infast, John Kimber has agreed to provide advice as required by Infast in connection with the operation, running, financing, accounting and other historical and current day-to-day issues relating to the business of the Infast Group for the period of 90 days after his termination of employment, subject to one month’s notice of termination by either party at any time, in return for the payment by Infast of a fee of £1,179 excluding VAT per day or part day of services provided. The fee payable for days where 3.5 hours (or less) of telephone advice is provided only, will be £590 excluding VAT.

(d) Resignation and compensation arrangements with Non Executive Infast Directors

(i)	Richard Seguin

Pursuant to an agreement between Infast, Anixter, and Richard Seguin dated 25 May 2005, Richard Seguin has agreed to resign as a director of Infast upon the Offer becoming or being declared unconditional in all respects. Upon which resignation taking effect, Anixter has agreed to indemnify and hold harmless Richard Seguin for any costs, claims or damages arising in certain circumstances out of his performance of the duties of a director of Infast, and Infast has agreed to pay him a compensation payment of £12,500.

(ii)	Anthony Bruce

Pursuant to an agreement between Infast, Anixter, and Tony Bruce dated 25 May 2005, Tony Bruce has agreed to resign as a director of Infast upon the Offer becoming or being declared unconditional in all respects. Upon which resignation taking effect, Anixter has agreed to indemnify and hold harmless Tony Bruce for any costs, claims or damages arising in certain circumstances out of his performance of the duties of a director of Infast and Infast has agreed to pay him a compensation payment of £16,500.

(iii)	Graham Titcombe

Pursuant to an agreement between Infast, Anixter, and Graham Titcombe dated 25 May 2005, Graham Titcombe has agreed to resign as a director of Infast upon the Offer becoming or being declared unconditional in all respects. Upon which resignation taking effect, Anixter has agreed to indemnify and hold harmless Graham Titcombe for any costs, claims or damages arising in certain circumstances out of his performance of the duties of a director of Infast and Infast has agreed to pay him a compensation payment of £37,500.

The indemnity and hold harmless arrangements agreed with the Infast Directors as described above will provide cover to the Infast Directors on terms no more favourable than their existing protection provided under Infast’s Articles of Association.

7.	Financing of the Offer

Full acceptance of the Offer (and assuming the exercise of all options capable of exercise in accordance with the performance conditions subject to which they were issued pursuant to the Infast Share Option Schemes) would result in a maximum cash consideration of approximately £39.47 million being payable by the Offeror to Infast Shareholders. The total consideration will be paid out of existing cash resources of the Offeror. KPMG Corporate Finance is satisfied that sufficient cash resources are available to the Offeror to satisfy the maximum cash consideration payable on full acceptance of the Offer.

8. Inducement Fee Agreement

Pursuant to a letter dated 25 April 2005 from Infast to Anixter and in consideration of Anixter making preparations for the Offer, it was agreed that an inducement fee would be payable by Infast to Anixter on any of the following events (each a “Payment Event”):

(i)	prior to 26 May 2005, a notification by the Infast Directors or any one of them to Anixter that they are not prepared to recommend that the Infast Shareholders accept the Offer; or

(ii)	prior to 26 May 2005 there is an Independent Competing Offer and that Independent Competing Offer becomes or is declared unconditional in all respects or otherwise completes within twelve months of the date of such Independent Competing Offer; or

(iii)	following the announcement by the Offeror on 26 May 2005 of its firm intention to make the Offer, the Offer lapses or is withdrawn and prior to that there is an Independent Competing Offer and any such Independent Competing Offer becomes wholly unconditional or otherwise completes within 12 months of 26 May 2005; or

(iv)	following the announcement by the Offeror on 26 May 2005 of its firm intention to make the Offer, the board of Infast or any of the Directors of Infast fails to recommend the Offer in this document or withdraws or materially adversely modifies its or his recommendation.

The amount of the break fee depends on the date of the Payment Event and is subject to a minimum of £64,795 and a maximum of £388,772 (inclusive of any irrecoverable VAT).

9.	Material contracts

(a)	The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by Anixter and/or its subsidiaries in the period commencing on 13 April 2003 (being the date two years prior to the commencement of the Offer Period) and are or may be material:

(i)	the inducement fee agreement referred to in paragraph 8 above;

(ii)	an indenture dated as of 6 September 1996, as supplemented by the First Supplemental Indenture, among Anixter Inc., Anixter, as Guarantor, and The Bank of New York, as Trustee (the “Indenture”).

Pursuant to the Indenture, Anixter Inc. issued on 1 March, 2005, $200 million of 5.95% senior notes due 2015 (the “Notes”). Interest is payable semi-annually. Anixter has fully and unconditionally guaranteed the Notes. Anixter Inc. may redeem all or part of the Notes at any time.

The Notes and the guarantee are senior unsecured obligations of, respectively, Anixter Inc. and Anixter, ranking equally in right of payment with other senior unsecured indebtedness from time to time outstanding.

The Indenture does not limit the amount of debt that Anixter Inc., Anixter or any of its subsidiaries may incur, but does limit their ability to incur liens, engage in sale and leaseback transactions, and merge or consolidate with or into other companies or sell all or substantially all of their assets.

Net proceeds of approximately $197.4 million from the sale of the Notes is being used to pay down bank revolving lines of credit, to redeem on 28 June 2005 all of Anixter’s issued and outstanding zero coupon convertible notes due 2020, and for general corporate purposes.

(b)	The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by Infast or its subsidiaries in the period commencing on 13 April 2003 (being the date two years prior to the commencement of the Offer Period) and are or may be material:

(i)	the inducement fee agreement referred to in paragraph 8 above;

(ii)	a sale and purchase agreement between (1) Arnold Wragg Limited (the “Vendor”), (2) Stampflight Limited (the “Purchaser”), (3) Infast and (4) Specialist Technologies Limited (“Spectech”) dated 5 July 2004 pursuant to which the Purchaser agreed to purchase the business and assets of the Vendor. The total consideration was £340,000. The assets purchased included intellectual property, the business name, land and equipment together with the transfer of certain employees. No warranties were given by the Vendor. The Vendor agreed to indemnify the Purchaser against any claims brought by third parties in respect of goods produced before the transfer, provided that any claim made under this indemnity is made by the Purchaser within one year of the date of the agreement. Infast guaranteed the Vendor’s obligations under this agreement. Infast will only be liable in respect of claims notified by the Purchaser within one year of the date of this agreement. Spectech provided a guarantee of the Purchaser’s obligations under this agreement. Neither the Vendor nor Infast entered into any restrictive covenants.

(iii)	a sale and purchase agreement between (1) GKS – Centrepiece Limited (“GKS”) (2) Armstrong Fastenings Limited (“Armstrong”) (3) Caparo plc (“Caparo”) and (4) Infast Automotive Limited dated 4 October 2004 pursuant to which Armstrong and Caparo agreed to purchase the business of the manufacture of male fasteners and forgings and related assets of GKS. As part of the transaction GKS granted a lease of the property at which the business had been carried on to Armstrong. GKS gave limited warranties to Armstrong relating to title to the assets being sold and the employees being transferred. The period in which claims for breach of these warranties can be made is one year from the transfer date (4 October 2004). Infast guaranteed the obligations of GKS in relation to any obligations arising as a result of any breach of the warranties, provided that Infast’s liability under such guarantee would expire on the earlier of Armstrong’s vacation of the property leased to it by GKS and 30 September 2005.

(iv)	a sale and purchase agreement between (1) Infast Philidas Limited (“Philidas”) (2) Wakeco (265) Limited (“Wakeco”) and (3) Infast dated 15 February 2005 pursuant to which Wakeco agreed to purchase the business and assets of Philidas. The consideration was initially £400,000 subject to adjustment following a post-completion valuation of the amount of trade debts and trade creditors transferred to Wakeco. In addition, certain deferred consideration may become payable by Wakeco following a post-completion valuation. Philidas gave limited warranties to Wakeco in respect of title to the assets being transferred, the employees being transferred and the trade debts. The aggregate liability of Philidas in respect of all claims under the agreement will not exceed the value of the total consideration (being the initial consideration as adjusted plus the deferred consideration) paid by Wakeco. Philidas will only be liable for a breach of the warranties if it has received from Wakeco written notice of a claim for breach of warranty within 18 months of the transfer date (15 February 2005). Philidas will not be liable for any breach of warranty claim unless the amount of liability in respect of that claim exceeds £2,000. Wakeco may not bring a claim against Philidas for breach of warranty unless the amount of liability in respect of that claim when aggregated with the amount of liability in respect of all other claims for breach of warranty exceeds £20,000 (in which case Philidas will be liable for the whole amount of such liability and not merely for the excess). Philidas has given certain restrictive covenants to Wakeco which are in force for two years following the date of completion. Philidas has the benefit of an indemnity from Wakeco in relation to the property which was underlet to Wakeco as part of the transaction and environmental matters relating thereto. In addition, Wakeco has paid the sum of £400,000 into a jointly held escrow security account until such time as Infast and any member of the Infast Group is released from any liability in relation to the property. Infast has guaranteed Philidas’ liabilities and obligations under the sale and purchase agreement provided that such claims are notified to Infast within 18 months of the transfer date.

10.	Sources and bases

(a)	Unless otherwise stated, financial information concerning Infast has been extracted without material adjustment from the consolidated published annual reports and accounts or from consolidated published interim reports of the relevant company for the relevant periods.

(b)	The financial information concerning Anixter, set out in Appendix II of this document has been extracted without material adjustment from the Anixter Annual Report on Form 10-K for the fiscal year ended 31 December 2004 and the unaudited quarterly report of Anixter for the three months ended 1 April 2005.

(c)	The value placed by the Offer on the existing issued ordinary share capital of Infast has been calculated using 114,344,983 Infast Shares in issue on the close of business on 26 May 2005 (being the latest practicable date prior to the publication of this document) and therefore excludes any Infast Shares which may fall to be issued on exercise of outstanding options granted under the Infast Share Option Schemes.

(d)	The market capitalisation of Anixter set out in section 6 of Part 2 of this document has been calculated using 37,771,730 shares in issue on the close of business on 25 May 2005 at the closing price of these shares as quoted on the New York Stock Exchange of $36.35 on the same date (being the latest practicable date prior to the publication of this document).

(e)	The average Closing Prices for Infast used in Parts 1 and 2 of this document of 21.38 pence and 20.45 pence are derived from Datastream.

(f)	This document contains financial information shown in pounds sterling and US dollars. In order to compare financial information the following exchange rates should be used:

US$1	£0.5469
£1	US$1.8285

being the exchange rates extracted from The Financial Times published on 25 May 2005 (being the latest practicable date prior to the publication of this document).

11.	General

(a)	Except as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between the Offeror or any party acting in concert with the Offeror for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Infast having any connection with or dependence on, or which is conditional on the outcome of, the Offer and, except as disclosed in this document, there is no proposal existing in connection with the Offer whereby any payment or other benefit will be made or given to any Infast Director as compensation for loss of office or as consideration for in connection with his retirement from office or otherwise in connection with the Offer.

(b)	Except as disclosed in this document, there is no agreement, arrangement or understanding by which the legal or beneficial ownership of any of the Infast Shares which are the subject of the Offer and to be acquired by the Offeror will be transferred to any other person, but the Offeror reserves the right to transfer any such Infast Shares to any other member of the Anixter Group or any joint venture, partnership, firm or company in which it or the Anixter has a substantial interest and the right to assign any such shares by way of security or grant any other security interest over such Infast Shares in favour of any other person.

(c)	KPMG Corporate Finance has given and not withdrawn its written consent to the issue of this document with the inclusion of references to its name in the form and context in which they appear and to its letter in Part 2 of this document, in the form and context in which it appears.

(d)	KPMG Corporate Finance is a division of KPMG LLP which is authorised and regulated by the Financial Services Authority for investment business activities. KPMG LLP is registered in England with number OC301540 and has its registered office at 8 Salisbury Square, London, EC4Y 8BB.

(e)	Williams de Broë has given and not withdrawn its written consent to the issue of this document with the inclusion of references to its name in the form and context in which it appears.

(f)	Except as disclosed in this document, the Infast Directors are not aware of any material change in the financial or trading position of the Infast Group since 31 December 2004 (being the date to which the latest audited accounts of Infast were prepared).

(g)	Save as disclosed in the unaudited quarterly report of Anixter for the three months ended 1 April 2005 set out in Appendix II to this document, the Anixter Directors are not aware of any material change in the financial or trading position of the Anixter Group since 31 December 2004 (being the date to which the latest audited accounts of Anixter were prepared).

(h)	Settlement of the consideration to which any Infast Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, set-off, counterclaim or other analogous right to which the Offeror may otherwise be or claim to be, entitled against such Infast Shareholder.

12.	Documents available for inspection

Copies of the following documents are available for inspection during normal business hours on any weekday (public holidays excepted) at the offices of Baker & McKenzie, 100 New Bridge Street, London, EC4V 6JA, while the Offer remains open for acceptance:

(a)	the memorandum and articles of association of the Offeror and Infast and the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of Anixter;

(b)	the audited consolidated accounts of the Anixter Group for the two financial years ended 31 December 2004 and the unaudited results for the three months ended 1 April 2005;

(c)	the published audited consolidated accounts of Infast for each of the two financial years ended 30 December 2004;

(d)	the material contracts referred to in paragraph 9 above;

(e)	the service contracts, letters of appointment, compromise agreements, consultancy agreements and resignation agreements referred to in paragraph 6 above;

(f)	the rules of the Infast Share Option Schemes;

(g)	the letters of consent referred to in paragraphs 11(c) and 11(e) above;

(h)	the irrevocable undertakings and letter of intent to accept the Offer referred to in paragraph 5 above; and

(i)	this document and the Form of Acceptance.

27 May 2005

APPENDIX V

DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

“Acquisition”	the proposed acquisition by the Offeror of Infast or any Infast Shares under the terms of the Offer

“Act” or “Companies Act”	the Companies Act 1985 (as amended)

“Anixter”	Anixter International Inc.

“Anixter Directors” or “Anixter Board” or “Board of Anixter”	the directors of Anixter, whose names are listed in Section B of Appendix II to this document

“Anixter Group”	Anixter and its subsidiary undertakings and, where the context requires, any of them

“Anixter Offer Committee” or “Offer Committee”	the officers and directors of Anixter who were appointed by the Board of Anixter to serve on the Offer Committee and who are Robert W Grubbs, Samuel Zell, Dennis Letham and John Dul

“Australia”	the Commonwealth of Australia, its states, territories and possessions

“Business Day”	a day, not being a Saturday, Sunday or public holiday on which banks in the City of London are typically open for business

“Canada”	Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-divisions thereof

“Capita Registrars”	Capita Registrars, a trading division of Capita IRG Plc

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST)

“City Code” or “Code”	the City Code on Takeovers and Mergers

“Closing Price”	the middle-market quotation of an Infast Share at the close of business on a particular trading day, as derived from the Daily Official List published for that day

“Combined Group”	the Anixter Group, following completion of the acquisition of Infast

“CREST”	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

“CRESTCo”	CRESTCo Limited

“CREST member”	a person who has been admitted to CREST, as a system-member (as defined in the Regulations)

“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

“CREST sponsor”	a CREST participant admitted to CREST as a CREST sponsor

“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member

“Daily Official List”	the Daily Official List of the London Stock Exchange

“$” or “Dollars”	US dollars, the lawful currency of the United States

“Electronic Acceptance”	the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document

“ESA instruction”	an Escrow Account Adjustment Input (AESN) transaction type “ESA” (as described in the CREST manual issued by CREST)

“Escrow Agent”	Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH in its capacity as escrow agent, as defined in the CREST manual issued by CRESTCo

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“First Closing Date”	the first closing date of the Offer, being 1.00 p.m. (London time) on 17 June 2005

“Form of Acceptance”	the form of acceptance and authority relating to the Offer accompanying this document

“FSMA”	the Financial Services and Markets Act 2000

“Independent Competing Offer	the announcement in accordance with Rule 2.5 of the City Code of any offer (as defined in the City Code) for, or scheme of arrangement of, Infast or any proposal which would result in a change of control (as defined in the City Code) of Infast in each case at or above the value of the Offer by any person or persons who are not acting in concert (as defined in the City Code) with Anixter; or (b) any sale, merger, business combination, de-merger or liquidation or similar transaction or arrangement in respect of the whole or a material (assets representing more than 50% of turnover) part of the business of the Infast Group or any acquisition of another company or business material (that is, representing a value of more than 50% of the Infast Group’s turnover) in the context of Infast as a whole with or from any person or persons who are not acting in concert (as defined in the City Code) with Anixter

“Infast” or “Company”	Infast Group plc

“Infast Directors” or “Infast Board” or “Board of Infast”	the directors of Infast whose names are listed in paragraph 2(c) of Appendix IV to this document or the board of directors of Infast as the context dictates

“Infast Group”	Infast and its subsidiary undertakings, and where the context requires, any of them

“Infast Option Holders”	holders of Infast Options

“Infast Options”	options granted under the Infast Share Option Schemes

“Infast Shareholders”	holders of Infast Shares

“Infast Shares”	the existing issued or unconditionally allotted and fully paid ordinary shares of 20 pence each in Infast (other than any shares which are Treasury Shares) and (except where the context otherwise requires) any further such shares which are subsequently unconditionally allotted or issued during the period ending on the date and at the time upon which the Offer ceases to be open for acceptance or such earlier date and time as the Offeror may, subject to the City Code, decide

“Infast Share Option Schemes”	Infast Group plc 1996 (No.1) Executive Share Option Scheme, the Infast Group plc 1996 (No.2) Executive Share Option Scheme and the Infast 1997 Sharesave Scheme

“Initial Announcement”	the announcement made by Infast to a Regulatory Information Service on 13 April 2005 in which the Board of Infast announced that it was in discussions that may or may not lead to an offer for the entire issued ordinary share capital of the Company.

“Japan”	Japan, its cities and prefectures, territories and possessions

“Listing Rules”	the listing rules made by the UK Listing Authority under section 74 of the FSMA

“London Stock Exchange”	London Stock Exchange plc

“member account ID”	the identification code or number attached to any member account in CREST

“OEM”	original equipment manufacturer

“Offer”	the recommended cash offer by the Offeror to purchase all of the Infast Shares at a price of 34 pence per Infast Share on the terms and subject to the conditions set out in this document and the Form of Acceptance announced on 26 May 2005 including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer

“Offer Period”	the period commencing 13 April 2005 and ending on the First Closing Date or, if later, the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is withdrawn

“Offer Price”	34 pence per Infast Share

“Offeror”	Eagerport Limited, a wholly owned indirect subsidiary of Anixter

“Offeror Directors” or “Offeror Board”	the directors of the Offeror, whose names are listed in paragraph 2(b) of Appendix IV to this document

“Official List”	the Official List of the UK Listing Authority

“Panel”	the Panel on Takeovers and Mergers

“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

“Regulations”	the Uncertificated Securities Regulation 2001 (SI 2001 No. 3755)

“Regulatory Information Service”	any of the services set out in schedule 12 to the Listing Rules from time to time

“SEC”	the United States Securities and Exchange Commission

“Securities Act” or “US Securities Act”	the United Stated Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“£” or “Sterling”	pounds sterling, the lawful currency of the United Kingdom

“TFE instruction”	a transfer from escrow instruction (as defined by the CREST manual issued by CRESTCo)

“TTE instruction”	a transfer to escrow instruction (as defined by the CREST manual issued by CRESTCo)

“Treasury Shares”	the ordinary shares of 20 pence each in the capital of Infast which are, for the time being, held by Infast as treasury shares (within the meaning of Section 162A of the Act)

“UK Listing Authority”	the Financial Services Authority acting in its capacity as a competent authority for the purposes of Part VI of FSMA

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“uncertificated” or “in uncertificated form”	recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which by virtue of the Regulations, may be transferred by means of CREST

“US” or “United States”	the United States of America, including the states of the United States and the District of Columbia, its territories and possessions and all areas subject to its jurisdiction

“Williams de Broë’	Williams de Broë Plc

All times referred to are London time unless otherwise stated.

In this document and in the accompanying Form of Acceptance all references to statutes or other forms of legislation shall, unless otherwise stated, be to statutes or forms of legislation of the United Kingdom.

The terms “subsidiary” and “subsidiary undertaking” as used in these definitions shall have the meanings given by the Act.

imprima de bussy — C91960